AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 1996
                                                       REGISTRATION NO. 333-2486
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 2
                                       ON
                                    FORM S-1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             STAT HEALTHCARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   8741
     (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL
      INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)

                                   76-0496236
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                      12450 GREENSPOINT DRIVE, SUITE 1200
                              HOUSTON, TEXAS 77060
                                 (713) 872-6900
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
     INCLUDING AREA CODE, OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 NED E. CHAPMAN
                            CHIEF FINANCIAL OFFICER
                             STAT HEALTHCARE, INC.
                      12450 GREENSPOINT DRIVE, SUITE 1200
                              HOUSTON, TEXAS 77060
                           TELEPHONE: (713) 872-6900
                           FACSIMILE: (713) 876-2999
            (NAME ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:

                            CARMELO M. GORDIAN, ESQ.
                             RONALD G. SKLOSS, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                        301 CONGRESS AVENUE, SUITE 1200
                              AUSTIN, TEXAS 78701
                           TELEPHONE: (512) 477-5495
                           FACSIMILE: (512) 477-5813

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          -----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

================================================================================

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                 SUBJECT TO COMPLETION, DATED OCTOBER 17, 1996

PROSPECTUS
                           STAT HEALTHCARE, INC. LOGO

                               859,166 SHARES OF
                                  COMMON STOCK

                            62,500 CLASS A WARRANTS

                            ------------------------

This Prospectus relates to the issuance of (i) 734,166 shares of common stock, par value $0.01 per share (the "Common Stock"), of STAT Healthcare, Inc.
("STAT" or the "Company") purchasable upon the exercise of the Company's
Class A redeemable common stock purchase warrants (the "Class A Warrants") and
(ii) 125,000 shares of Common Stock and 62,500 Class A Warrants purchasable upon the exercise of the Company's Representatives' Warrants (the "Representatives' Warrants" and, collectively with the Class A Warrants, the "Warrants"). Each Class A Warrant entitles the holder thereof to purchase, at any time through April 19, 1998, one share of Common Stock at a purchase price of $4.50 per share, subject to anti-dilution adjustments. Each Representatives' Warrant entitles the holder thereof to purchase, at any time through April 19, 2000, two shares of Common Stock and one Class A Warrant at an aggregate price of $10.875, subject to anti-dilution adjustments.

The Class A Warrants are redeemable by the Company, at a redemption price of $0.05 per warrant, and prior to April 19, 1998, on 30 days' prior written notice, provided the closing sale price per share of the Common Stock for a period of 20 consecutive trading days, ending on the third business day prior to the date of any redemption notice equals or exceeds at least $5.50 (subject to adjustment in certain events). The Class A Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption. See "Description of Capital Stock -- Class A Warrants."
The Common Stock and the Class A Warrants are quoted on the Nasdaq National Market under the symbols "STHC" and "STHCW," respectively. On October 16,
1996, the closing per unit sale prices of the Common Stock and the Class A Warrants on the Nasdaq National Market were $7.375 and $3.50, respectively. See "Market Prices."

ON OCTOBER 7, 1996, STAT ENTERED INTO AN AGREEMENT AND PLAN OF MERGER PURSUANT TO WHICH SHI ACQUISITION CORP., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF AMERICAN MEDICAL RESPONSE, INC., A DELAWARE CORPORATION
("AMERICAN MEDICAL RESPONSE"), WILL BE MERGED (THE "MERGER") WITH AND INTO
STAT. IN THE MERGER, EACH OUTSTANDING SHARE OF STAT'S COMMON STOCK WILL BE CONVERTED INTO 0.25 OF A SHARE OF COMMON STOCK OF AMERICAN MEDICAL RESPONSE. OUTSTANDING WARRANTS AND OPTIONS TO ACQUIRE STAT'S COMMON STOCK (INCLUDING THE WARRANTS) WILL BECOME EXERCISABLE FOR SHARES OF AMERICAN MEDICAL RESPONSE COMMON STOCK IN ACCORDANCE WITH THE EXCHANGE RATIO FOR THE MERGER. CONSUMMATION OF THE MERGER IS SUBJECT TO THE APPROVAL OF STAT'S STOCKHOLDERS AND OTHER CUSTOMARY CONDITIONS. SEE "THE COMPANY -- RECENT DEVELOPMENTS."

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

              THE DATE OF THIS PROSPECTUS IS                , 1996

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION UNDER "RISK FACTORS."

                                  THE COMPANY

STAT Healthcare, Inc. ("STAT" or the "Company") provides a continuum of disease management services primarily to patients with end-stage renal disease ("ESRD" or "chronic kidney failure") and physician practice management services to affiliated physician groups which staff hospital emergency departments. The Company currently operates five kidney dialysis facilities, manages two hyperbaric oxygen ("HBO") therapy facilities and provides home healthcare management and related ancillary services primarily in the Rio Grande Valley of south Texas, and has entered into contracts to manage three additional HBO therapy facilities commencing in October 1996. Through its affiliates physician groups, STAT also currently provides physician practice management services to 24 hospital emergency departments, 17 of which are in the Houston greater metropolitan area.

The Company's disease management services consist of a system of care for persons with chronic kidney failure, including kidney dialysis treatment, HBO therapy and related ancillary services. Chronic kidney failure is the state of advanced renal impairment that generally is irreversible and requires routine dialysis treatments an average of three times per week or kidney transplantation in order to sustain life. In addition to the need for dialysis treatment, chronic kidney failure patients frequently suffer from one or more associated medical conditions, including diabetes, non-healing wounds, hypertension, coronary artery disease, anemia and nutritional problems. Qualified patients with chronic kidney failure have been entitled since 1972 to Medicare benefits regardless of age or financial circumstances under the federal ESRD program. The Company estimates that the U.S. market for outpatient and inpatient dialysis services exceeded $3.6 billion in 1994, based on an average of three treatments per week per patient at an average cost of $126 per treatment. STAT believes its integrated approach to kidney disease management is cost-effective and attractive to managed care companies and other third-party payors. STAT also believes there are opportunities to contract with hospital networks to provide inpatient dialysis and other ESRD-related services.

Through its affiliated physician groups, the Company also provides physician practice management services for emergency departments at hospitals. Hospitals frequently outsource key departmental functions to third-party management companies in an effort to control and reduce operating costs and focus on their core competencies. There are approximately 5,200 hospital emergency departments in the U.S., many of which face numerous problems in managing their emergency departments, including difficulties in recruiting, evaluating, scheduling and retaining qualified emergency physicians, and the inefficient use of emergency departments for routine primary care. The Company intends to continue to focus on strategic relationships and outsourcing opportunities with hospital networks rather than management contracts with individual hospitals. In addition, STAT believes it can provide physician practice management services to other hospital-based physician practices, such as radiology, pathology and anesthesiology.

The Company's objective is to be the preferred provider of integrated kidney disease management services and physician practice management services in its current and future market areas. The principal elements of the Company's strategy are to (i) expand its integrated disease management services, (ii) leverage its existing relationships with hospital networks, (iii) expand into new geographic markets and (iv) attract managed care contracts.

                              RECENT DEVELOPMENTS

PROPOSED MERGER WITH AMERICAN MEDICAL RESPONSE, INC.

On October 7, 1996, STAT entered into an agreement and plan of merger pursuant to which SHI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of American Medical Response, Inc., a Delaware corporation ("American Medical Response"), will be merged (the "Merger") with and into STAT. In the Merger, each outstanding share of STAT's Common Stock will be converted into 0.25 of a share of common stock of American Medical Response and STAT will become a wholly owned subsidiary of American Medical Response. Outstanding warrants and options to acquire STAT's Common

Stock (including the Warrants) will become exercisable for shares of American Medical Response common stock in accordance with the exchange ratio for the Merger. The proposed Merger is intended to be a tax-free reorganization to holders of Common Stock accounted for as a pooling-of-interests. Consummation of the Merger is subject to the approval of STAT's stockholders and other customary conditions. STAT stockholders holding in the aggregate approximately 60% of the outstanding Common Stock have agreed to vote in favor of the Merger.
American Medical Response's common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "EMT". On October 16, 1996, the closing sale price of American Medical Response's common stock on the NYSE was $30.125 per share.
American Medical Response is the nation's leading provider of emergency and non-emergency ambulance services, with operations in 28 states and over 11,000 employees. Its growth strategy is to continue to acquire ambulance providers and complimentary health care providers; improve the quality and efficiency of existing operations; and develop new services that capitalize on its call management and medical transport expertise.

EXCHANGE WITH AMHEALTH CORPORATION AND RELATED ENTITIES

In June 1996, the Company acquired AmHealth Corporation and its related healthcare entities (collectively, "AmHealth") in exchange (the "Exchange") for 11,200,000 shares of Common Stock, representing approximately 75% of the Company's Common Stock outstanding immediately after the Exchange. AmHealth operated kidney dialysis facilities, managed HBO therapy facilities and provided home healthcare management and related ancillary services primarily in the Rio Grande Valley of south Texas. The Exchange was accounted for as a pooling of interests, and the Company's consolidated financial statements as of and for the years ended December 31, 1993, 1994 and 1995 have been restated to give retroactive effect to the consummation of the Exchange.

                                  THE OFFERING

Securities offered...................  859,166 shares of Common Stock
                                       62,500 Class A Warrants

Common Stock to be outstanding if all
  Warrants are exercised.............  15,761,638 shares (1)

Use of Proceeds......................  For general corporate purposes.

Nasdaq National Market symbols.......  Common Stock:  STHC
                                       Class A Warrants:  STHCW
------------------------------
(1) Excludes 1,500,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan. See "Management -- 1996 Stock Incentive Plan."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             SIX MONTHS
                                                                               ENDED
                                           YEAR ENDED DECEMBER 31,            JUNE 30,
                                       -------------------------------  --------------------
                                        1993(1)    1994(2)     1995       1995       1996
                                       ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENTS OF INCOME
  DATA:
Net service revenues.................  $  10,043  $  14,521  $  23,141  $  10,375  $  16,663
                                       ---------  ---------  ---------  ---------  ---------
Operating expenses:
     Professional medical fees.......      6,823      7,714      9,241      4,548      6,695
     Human resources.................      1,107      1,949      4,640      1,625      3,516
     Supplies........................        375      1,143      1,818        822      1,136
     Billing and collection costs....        304        795      1,461        697        996
     Other costs.....................        784      1,140      2,215        899      1,437
                                       ---------  ---------  ---------  ---------  ---------
          Total operating expenses...      9,393     13,041     19,375      8,591     13,780
                                       ---------  ---------  ---------  ---------  ---------
Operating income.....................        650      1,480      3,766      1,784      2,883
Interest expense.....................         33          5        121         29        133
Reorganization costs.................     --         --         --         --          1,269
                                       ---------  ---------  ---------  ---------  ---------
Income before income taxes...........        617      1,475      3,645      1,755      1,481
Income taxes.........................     --             65        347        181        (44)
                                       ---------  ---------  ---------  ---------  ---------
Net income...........................  $     617  $   1,410  $   3,298  $   1,574      1,525
                                       =========  =========  =========  =========  =========
Pro forma data (3):
     Pro forma income taxes..........        210        436        892        416        577
                                       ---------  ---------  ---------  ---------  ---------
     Pro forma net income............  $     407  $     974  $   2,406  $   1,158  $     948
                                       =========  =========  =========  =========  =========
     Pro forma net income per common
     share...........................  $    0.05  $    0.11  $    0.20  $    0.13  $    0.06
                                       =========  =========  =========  =========  =========
     Number of shares used in
     computing pro forma net income
     per share.......................      7,458      8.545     11,897      9,078     15,320
                                       =========  =========  =========  =========  =========

                                         JUNE 30,
                                           1996
                                        ---------
CONSOLIDATED BALANCE SHEET DATA:
Working capital......................   $   4,189
Total assets.........................      13,759
Long-term debt and capital lease
  obligations, less current
  portion............................       2,282
Total liabilities....................       7,099
Stockholders equity..................       6,660
------------------------------
(1) Represents consolidated financial data for the Company combined with financial data for its affiliated physician group, South Texas Acute Trauma Physicians, P.A. ("STAT Physicians").

(2) Represents consolidated financial data for the Company for the year ended December 31, 1994 combined with financial data for STAT Physicians for the eight months ended August 31, 1994.

(3) Reflects the effects of income taxes not otherwise payable by entities which were partnerships or S corporations prior to the Exchange.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SUBSTANTIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

                                  RISK FACTORS

IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED BY POTENTIAL INVESTORS BEFORE PURCHASING COMMON STOCK OFFERED HEREBY:

CLIENT CONCENTRATION; DEPENDENCE ON COLUMBIA/HCA HEALTHCARE CORPORATION. During the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, approximately 46%, 41% and 50% of the Company's net service revenues, respectively, were derived from fee-for-service contracts entered into by the Company's affiliated physician groups with hospitals currently owned by Columbia/HCA Healthcare Corporation ("Columbia"). The Company's affiliated physician groups have contracted to provide physician practice management services at 23 hospital-based emergency departments, 20 of which are owned by Columbia. Fifteen of the Columbia hospitals are covered by a single contract. Several or all of the Columbia hospitals served by the Company in a given region are generally covered by a single contract. Each current Columbia contract has an initial term of two years with provisions for automatic renewal, and may be terminated by Columbia in certain circumstances, including unsatisfactory service by the Company or its affiliated physician groups. During the term of each Columbia contract and for two years thereafter, STAT has agreed not to organize or provide administrative or advisory services to independent physician or similar associations whose practices relate to areas other than emergency medicine and who are located in proximity to specified Columbia medical centers. There can be no assurance that any contract will be renewed, that any contract will be renewed on substantially the same terms and conditions, or that any contract will not be terminated prior to the conclusion of its term. Loss of any Columbia contract covering a substantial number of hospitals would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Operations -- Emergency Physician Practice Management Services -- Hospital Contracts."

LIMITED OPERATING HISTORY; INTEGRATION OF OPERATIONS OF AMHEALTH. The Company did not conduct operations as a combined entity with AmHealth until the consummation of the Exchange in June 1996. Accordingly, the Company has a limited operating history upon which an evaluation of its prospects can be based. The integration of the operations of AmHealth will require the dedication of management resources and distract attention from the day-to-day business of the Company, which could adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will not incur additional charges in subsequent quarters to reflect costs associated with the Exchange or that management will be successful in its efforts to integrate the operations of AmHealth. There can also be no assurance that the Company's management will be able to oversee the combined entity and effectively implement the Company's operating and growth strategy. Failure to integrate the operations of AmHealth or to implement the Company's operating and growth strategy successfully could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON MEDICARE/MEDICAID AND OTHER SOURCES OF REIMBURSEMENT; RISKS OF COLLECTION. The Company's business is materially dependent upon its ability to obtain and maintain reimbursement from third-party payors, including government programs (such as Medicare and Medicaid) and private insurers, for the Company's dialysis services and medical services provided by its affiliated physician groups. The Company's business is also subject to collection risks and working capital demands associated with its affiliated physician groups fee-for-service contracts with hospitals.

MEDICARE

A significant portion of the Company's net service revenues is derived from its services as a provider of dialysis treatment. The Company is reimbursed for dialysis services primarily at fixed rates established under the ESRD program administered by the U.S. Health Care Financing Administration ("HCFA"). Under this program, once a patient becomes eligible for Medicare reimbursement, Medicare is responsible for payment of 80% of the composite rate determined by HCFA for dialysis treatments and a secondary payor (usually Medicare supplemental insurance or the state Medicaid or ESRD-type program) pays approximately 20% of the composite rate. Since 1972, qualified patients with ESRD have been entitled to Medicare benefits regardless of age or financial circumstances. Since 1983, numerous Congressional actions have resulted in changes in the Medicare composite reimbursement rate. The Medicare ESRD composite reimbursement rate currently ranges from $117 to $138 per treatment, depending on regional wage variations. The Company receives reimbursement for outpatient dialysis services provided to Medicare-eligible patients at rates that are currently $117 per treatment. The Company is not able to predict whether future rate changes will be made. Because the Medicare program represents a substantial portion of the federal budget, Congress takes action in almost every legislative session to modify the Medicare program for the purpose of reducing the amounts payable from the program to healthcare providers. Legislation or regulations may be enacted in the future that may significantly modify the Medicare program or substantially reduce the amount paid for the Company's services. Such actions could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, increases in operating costs that are subject to inflation, such as labor and supply costs, without a compensating increase in prescribed rates, may have a material adverse effect on the Company's results of operations in the future. The Company also is unable to predict whether certain ancillary services, for which the Company currently is reimbursed separately, may in the future be included in the Medicare ESRD composite rate. See
"Business -- Operations -- Disease Management Services -- Sources of Reimbursement."

MEDICAID

Texas, the only state in which the Company currently operates, provides Medicaid (or comparable) benefits to qualified recipients to supplement their Medicare entitlement. The Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, all of which may have the effect of decreasing program payments, increasing costs or modifying the way the Company operates its business. See "Business -- Operations -- Disease Management Services -- Sources of Reimbursement."

OTHER SOURCES OF REIMBURSEMENT

Other sources of reimbursement include payments from third-party private payors with whom the Company contracts. Payments from private payors are generally at rates that exceed the Medicare and Medicaid rates. Termination of such private payor agreements could have an adverse effect on the Company. The Company believes that health maintenance organizations ("HMOs") and other managed care providers may have a strong incentive to reduce the costs of healthcare and may seek to reduce amounts paid for the Company's services. The Company is unable to predict whether and to what extent changes in private reimbursement rates may be made in the future. Any reduction in such rates could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, as patient care is increasingly controlled by managed care entities, the Company believes that its success will, in part, be dependent upon the ability of the Company or its affiliated physician groups to negotiate managed care contracts with HMOs and other private third-party payors. Such contracts often shift much of the financial risk of providing care from the payor to the provider. There can be no assurance that satisfactory arrangements with respect to risk sharing can be negotiated or that any managed care contracts entered into will not adversely affect the Company.

FEE-FOR-SERVICE REIMBURSEMENT

The net service revenues from the Company's emergency physician practice management services are derived under its affiliated physician groups fee-for-service contracts with hospitals, pursuant to which the Company assumes the financial risks arising from changes in patient volume, payor mix and third-party reimbursement rates. Fee-for-service contractual arrangements also involve a credit risk related to services provided to uninsured individuals. The Company's working capital needs are related to the acquisition of new hospital contracts by its affiliated physician groups. As a result, the Company may require additional working capital in the event of significant growth in emergency physician practice management services. The Company may experience a net use of cash in its operating activities in future projects if the growth in fee-for-service hospital contracts continues. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

RISKS ASSOCIATED WITH THE COMPANY'S GROWTH STRATEGY. The Company's growth strategy includes the development of new dialysis facilities, the acquisition of existing dialysis facilities and the entry into additional hospital-based HBO therapy and physician practice management contracts, particularly through strategic relationships with hospital networks. Competition for existing dialysis facilities and HBO therapy and physician practice management contracts has increased significantly in recent years and, as a result, the cost of these activities has also increased. There can be no assurance that the Company will be able to develop new dialysis facilities or identify, acquire or successfully integrate acquired dialysis facilities, or that the Company will be able to identify, enter into or successfully integrate additional HBO therapy and physician practice management contracts. In addition, there can be no assurance that dialysis facilities, HBO therapy facilities or physician practices developed, acquired or managed in the future will achieve net service revenues or earnings that justify the Company's investment therein. Such expansion methods involve a number of risks, including diversion of managements attention and dependence on retention, hiring and training of increasing numbers of physicians, nurses and technical personnel, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. To the extent the Company is unable to develop or acquire dialysis facilities or enter into additional HBO therapy and physician practice management contracts, or to integrate such facilities and activities successfully, its ability to expand its business would be reduced significantly. See "Business -- Business Strategy."

COMPETITION. The markets for dialysis, HBO therapy, home healthcare and physician practice management services are highly competitive. The Company has both local and national competitors in its businesses, many of whom focus solely in a particular segment of the Company's business. The Company is also, in effect, competing against the traditional structure of hospital management and practicing physician management operations. Competition is based on the scope, quality and cost of services provided. Certain of the Company's competitors are significantly larger and have substantially greater financial and other resources available to them than the Company. There can be no assurance that the Company can compete effectively with any such competitor. See
"Business -- Competition."

LACK OF BROAD ACCEPTANCE OF HBO THERAPY. The Company's growth strategy includes expansion through the management of additional HBO therapy facilities. HBO therapy is recognized as an effective primary treatment for a number of medical conditions, including carbon monoxide poisoning and smoke inhalation, decompression sickness and air embolism. Approximately 85% of the patients treated by the Company's disease management services during 1995 suffer from diabetes or vascular disease, which conditions predispose those patients to problem wounds which fail to respond to established medical/surgical management. Although the Company believes that HBO therapy enhances the healing of selected problem wounds of these patients, and Medicare currently reimburses certain costs of HBO therapy, the general medical community has not historically recognized HBO therapy as primary treatment for such wounds and there can be no assurance that broad acceptance of HBO therapy for problem wounds will be achieved in the future. The reluctance of the general medical community to achieve broad acceptance of HBO therapy to treat problem wounds could adversely affect the Company's ability to expand such business.

DEPENDENCE ON AFFILIATED PHYSICIAN GROUPS. The Company has entered into management agreements (the "Management Agreements") with affiliated physician groups which in turn contract to provide emergency medical services to hospitals. The Company receives a management fee pursuant to the Management Agreements, the amount of which is, in part, tied to gross revenues of the affiliated physician group. The affiliated physician groups, in turn, enter into contracts with hospitals for the provision of emergency medical and administrative services. The terms of the hospital contracts are generally two years, with provisions for automatic renewal for additional periods. The termination or failure to renew a significant number of these hospital contracts or a single contract covering a significant number of facilities would have a material adverse impact on the Company. See Business -- Operations -- Emergency Physician Practice Management Services -- Hospital Contracts."

CLASSIFICATION OF PHYSICIANS AS INDEPENDENT CONTRACTORS; POTENTIAL STATE AND FEDERAL TAX LIABILITY. The Company's affiliated physician groups contract with physicians as independent contractors, rather than employees, to fulfill their contractual obligations to hospitals. Therefore, no affiliated physician group currently withholds federal or state income taxes, makes federal or state unemployment tax payments or provides workers compensation insurance with respect to such independent contractors. The payment of applicable taxes is regarded as the responsibility of such independent contractors. The Company believes that classification of physicians as independent contractors is standard industry practice and proper for federal tax purposes. A contrary determination by taxing authorities or a change in existing law could materially adversely affect the Company and its results of operations. See
"Business -- Operations -- Emergency Physician Practice Management
Services -- Physician Contracts."

DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL. The Company is highly dependent upon the active involvement of its key management and executive personnel, in particular Russell D. Schneider, the Company's Chairman and Chief Executive Officer, William H. Rice, M.D., its Vice Chairman, Victor M. Miranda, M.D., its President -- Emergency Physicians, and Ruben A. Perez, its
President -- Healthcare Management. Messrs. Schneider and Perez have each enjoyed a long-term relationship with Columbia and Drs. Rice and Miranda have been largely responsible for the development and maintenance of existing relationships with hospital administrators. Accordingly, the Company has entered into employment and non-competition agreements with each of these executive officers. The Company believes that its future success will also be significantly dependent on its ability to recruit and retain qualified physicians to serve as medical directors and to retain independent contractor attending physicians and skilled nurses, for which competition is intense. The loss by the Company of any of its executive officers, or the inability to recruit and retain qualified management personnel, medical directors, and independent contractor physicians or nurses could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees and Independent Contractor Physicians" and
"Management."

DEPENDENCE ON PHYSICIAN REFERRALS. The Company's dialysis facilities are dependent upon referrals of ESRD patients for treatment by physicians specializing in nephrology and practicing in the communities served by the Company's facilities. As is generally true in the dialysis industry, at each facility one or a few physicians account for all or a significant portion of the patient referral base. During 1995, two nephrologists who are also principal stockholders of the Company collectively accounted for approximately 80% of the Company's net service revenues from dialysis services (approximately 27% of the Company's total net service revenues). The loss of one or more key referring physicians at a particular facility could have a material adverse effect on the operations of that facility and could adversely affect the Company's overall results of operations.

GOVERNMENT REGULATION. Various state and federal laws regulate the relationships between providers of healthcare services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Social Security Act, which prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients, or for the ordering or providing of Medicare of Medicaid covered services, items or equipment. These laws also impose restrictions on physicians referrals for designated healthcare services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. State laws also prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. Such exclusion, if applied to the Company or its affiliated physician groups, could result in significant loss of reimbursement to the Company.

Although the Company believes its operations as described herein are, and will continue to be, in material compliance with existing applicable laws, the Company's business operations have not been the subject of judicial or regulatory interpretation. There can be no assurance that review of the Company's business by courts or regulatory authorities will not result in determinations that could adversely affect the operations of the Company or that the healthcare regulatory environment will not change so as to restrict the Company's existing operations or their expansion. In addition, the regulatory framework of certain jurisdictions may limit the Company's expansion into, or ability to continue operations within, such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory framework. Any limitation on the Company's ability to expand its business could have an adverse effect on the Company.

In addition to extensive, existing government healthcare regulation, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. The Company believes that such initiatives will continue during the foreseeable future. Aspects of certain of these reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

CORPORATE EXPOSURE TO PROFESSIONAL LIABILITIES. Due to the nature of their businesses, the Company's affiliated physician groups and certain physicians who provide services on their behalf may be the subject of medical malpractice claims, with the attendant risk of substantial damage awards. One of the most significant sources of potential liability in this regard is the alleged negligence of physicians placed by the affiliated physician groups at contract hospitals. To the extent such physicians are regarded as agents of the Company in the practice of medicine, the Company could be held liable for any medical negligence of such physicians. In addition, the Company could be found in certain instances to have been negligent in performing its contract management services for the hospitals even if no agency relationship between the Company, the affiliated physician groups and/or such physician exists. Each affiliated physician groups contracts with hospitals generally require the affiliated physician group to indemnify such other parties for losses resulting from a contracted physicians malpractice. However, there can be no assurance that a future claim or claims will not exceed the scope or limits of available insurance coverage or that such coverage will continue to be available. See "Business -- Corporate Liability and Insurance" and "Legal Proceedings."

POSSIBLE INSUFFICIENCY OF LIABILITY COVERAGE. The Company maintains professional liability insurance coverage in amounts and coverages as required by certain agreements or deemed appropriate by management. However, there can be no assurance that any claim will be within the scope or limits of the Company's coverage, that any insurer will remain solvent and able to meet its obligations to provide coverage for any claim or claims or that such coverage will continue to be available or available with sufficient limits and at a reasonable cost to adequately and economically insure the Company's operations in the future. See "Business -- Corporate Liability and Insurance."

VOTING CONTROL BY MANAGEMENT. The current executive officers and directors of the Company in the aggregate beneficially own approximately 66% of the outstanding Common Stock. As a result, management has significant influence over the outcome of all matters submitted to the Company's stockholders for their approval, including the election of directors and approval of significant corporate transactions. This ownership by the Company's management may delay, defer or prevent a potential change of control of the Company and, consequently, the market price for the Common Stock may be less likely to reflect a "premium" for such potential transactions. See "Principal Stockholders."

ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation ("Charter") and Bylaws ("Bylaws") and the Delaware General Corporation Law contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions authorizing the issuance of "blank check" Preferred Stock, establishing a classified Board of Directors, limiting the persons who may call special meetings of stockholders, prohibiting stockholder action by written consent and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholders meetings. See "Description of Capital Stock -- Certain Anti-Takeover, Limited Liability and Indemnification Provisions."

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS; ADVERSE EFFECT OF POSSIBLE REDEMPTION OF CLASS A WARRANTS. Holders of the Warrants will be able to exercise the Warrants only if a current prospectus relating to the securities issuable upon the exercise of the Warrants is then in effect under the Securities Act and such securities are qualified for sale or exempt from qualifications under the applicable securities or "blue sky" laws of the states in which the various holders of the Warrants then reside. Although the Company has undertaken to use reasonable efforts to maintain the effectiveness of a current prospectus covering the securities issuable upon the exercise of the Warrants, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the securities issuable upon exercise of the Warrants is not kept effective or if such securities are not qualified or exempt form qualification in the states in which the holders of the Warrants then reside.

In addition, the Class A Warrants are subject to redemption by the Company, on 30 days' prior written notice, provided the closing sale price per share of the Common Stock for a period of 20 consecutive trading days, ending on the third business day prior to the date of any redemption notice equals or exceeds at least $5.50 (subject to adjustment in certain events). If the Class A Warrants are redeemed, holders of Class A Warrants will lose their right to exercise the Class A Warrants, except during such 30-day notice of redemption period. Upon receipt of a notice of redemption of the Class A Warrants, the holders thereof would be required to either exercise the Class A Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so; sell the Class A Warrants at the then market price (if any) when they might otherwise wish to hold the Class A Warrants; or accept the redemption price, which could be substantially less than the market value of the Class A Warrants at the time of redemption. See "Description of Capital Stock -- Class A Warrants."

LIMITED MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE. The Common Stock has been quoted on the Nasdaq National Market under the symbol "STHC" since August 23, 1996. The Common Stock was quoted on the Nasdaq
SmallCap Market (under the symbol "ERDR" until June 24, 1996 and "STHC" thereafter) from April 21, 1995 to August 22, 1996. Factors such as announcements by the Company or its competitors concerning variations in results of operations, changes in earnings estimates by securities analysts, announcements of material events by the Company or its major strategic partners and proposed government regulations may have a significant effect on the market price of the Company's securities. The stock market has from time to time experienced extreme price and volume fluctuations, particularly among healthcare companies, which have often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the price of the Company's securities. See "Market Prices."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. If all of the Warrants are exercised, the Company will have outstanding 15,761,638 shares of Common Stock, assuming no exercise of outstanding options after September 30, 1996. Of these shares, (i) 2,847,184 shares, including the 859,166 shares offered hereby, will be freely tradeable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), (ii) 3,065,346 shares will be freely tradeable without restriction or further registration under the Securities Act following the termination of the lock-up arrangements described below, (iii) 9,176,486 shares will be held by affiliates and will become available for sale pursuant to the volume and manner of sale provisions of Rule 144 following the termination of the lock-up arrangements, and (iv) 672,622 shares of Common Stock will be "restricted securities" as that term is defined under Rule 144 and will become available for sale beginning on June 24, 1998 pursuant to the volume and manner of sale provisions of

Rule 144. An additional 50,000 shares of Common Stock are issuable upon the exercise of currently exercisable options. Substantially all shares issued following the exercise of such options will be freely tradeable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company or subject to the lock-up arrangements. See
"Shares Eligible for Future Sale."

In connection with the Exchange, the Company's officers, directors and certain of its stockholders holding in the aggregate 12,921,454 shares of Common Stock entered into lock-up agreements providing that such persons will not sell, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, such shares of Common Stock, or any shares acquired upon the exercise of any options or warrants until June 24, 1997, without the prior written consent of the Company. See "Shares Eligible for Future Sale."

ABSENCE OF DIVIDENDS. The Company has not declared or paid dividends in the past and does not anticipate declaring or paying any dividends on the Common Stock in the foreseeable future. Certain of the AmHealth entities made and have declared distributions to their shareholders and partners for periods prior to the Exchange. See "Dividend Policy."

                                  THE COMPANY

STAT provides a continuum of disease management services primarily to patients with chronic kidney failure and physician practice management services to affiliated physician groups which staff hospital emergency departments. The Company currently operates five kidney dialysis facilities, manages two HBO therapy facilities and provides home healthcare management and related ancillary services primarily in the Rio Grande Valley of south Texas, and has entered into contracts to manage three additional HBO therapy facilities commencing in October 1996. Through its affiliated physician groups, STAT also currently provides physician practice management services to 24 hospital emergency departments, 17 of which are in the Houston greater metropolitan area.

The Company's predecessor was incorporated in Delaware in July 1994 and completed its initial public offering in April 1995. The Company was incorporated in Delaware in March 1996 to facilitate the reorganization of the Company in connection with the Exchange. In June 1996 pursuant to the consummation of the Exchange, (i) the Company's predecessor merged with a wholly owned subsidiary of the Company, (ii) each outstanding share of common stock of the Company's predecessor was converted into one share of Common Stock and (iii) each option and warrant to purchase common stock of the Company's predecessor was converted into a similar option or warrant, respectively, to purchase shares of Common Stock.

The principal executive offices of the Company are located at 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060 and its telephone number is (713) 872-6900.

                              RECENT DEVELOPMENTS

PROPOSED MERGER WITH AMERICAN MEDICAL RESPONSE, INC.
On October 7, 1996, STAT entered into an agreement and plan of merger pursuant to which SHI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of American Medical Response, will be merged with and into STAT. In the Merger, each outstanding share of STAT's Common Stock will be converted into
0.25 of a share of common stock of American Medical Response and STAT will become a wholly owned subsidiary of American Medical Response. Outstanding warrants and options to acquire STAT's Common Stock (including the Warrants) will become exercisable for shares of American Medical Response common stock in accordance with the exchange ratio for the Merger. The proposed Merger is intended to be a tax-free reorganization to holders of Common Stock accounted for as a pooling-of-interests. Consummation of the Merger is subject to the approval of STAT's stockholders and other customary conditions. STAT stockholders holding in the aggregate approximately 60% of the outstanding Common Stock have agreed to vote in favor of the Merger.
American Medical Response's common stock is listed on the NYSE under the symbol "EMT". On October 16, 1996, the closing sale price of American Medical Response's common stock on the NYSE was $30.125 per share.
American Medical Response is the nation's leading provider of emergency and non-emergency ambulance services, with operations in 28 states and over 11,000 employees. Its growth strategy is to continue to acquire ambulance providers and complimentary health care providers; improve the quality and efficiency of existing operations; and develop new services that capitalize on its call management and medical transport expertise.

EXCHANGE WITH AMHEALTH CORPORATION AND RELATED ENTITIES

In June 1996, (i) AmHealth Corporation, AmHealth Enterprises of the Valley, Inc. and AmHealth Ambulatory Services, Inc., each a Texas corporation (collectively, the "AmHealth Corporations"), were merged into the Company, with the Company as the surviving corporation and (ii) all the general partners and limited partners (excluding limited partners representing a 25% interest in Brownsville Kidney Center, Ltd.) of AmHealth Kidney Centers of the Valley, Ltd., Weslaco Kidney Center, Ltd., Starr Dialysis Center,

Ltd., Mission Kidney Center, Ltd., Brownsville Kidney Center, Ltd., AmHealth Medical Management, Ltd., Brownsville Hyperbaric Healthcare, Ltd., Southwestern Infusion Healthcare, Ltd. and AmHealth Ambulatory Healthcare, Ltd., each a Texas limited partnership (collectively, the "AmHealth Partnerships" and, together with the AmHealth Corporations, "AmHealth"), received shares of Common Stock in exchange for their partnership interests in the AmHealth Partnerships (such transactions being collectively referred to as the "Exchange"). The former owners of AmHealth received a total of 11,200,000 shares of Common Stock (representing approximately 75% of the Common Stock outstanding immediately after the Exchange).

In connection with the Exchange, Mr. Schneider was elected Chairman of the Board of Directors and Chief Executive Officer of the Company, Mr. R. Perez was elected President -- Healthcare Management, Treasurer and a director of the Company, and Daniel A. Perez was elected Senior Vice President of the Company. Messrs. Schneider, R. Perez and D. Perez, each of whom was an affiliate of AmHealth prior to the Exchange, also entered into employment agreements with the Company. Following the Exchange, Ned E. Chapman, the Company's Chief Financial Officer, resigned from the Company's Board of Directors and Mr. R. Perez was elected to fill the vacancy created by Mr. Chapmans resignation. The number of directors constituting the Board was increased to six persons, and Ann N. James, Ph.D. and David C. Colby, both of whom were designated by former affiliates of AmHealth, were elected to fill the two newly created positions. See "Management," "Certain Transactions" and "Principal and Selling
Stockholders."

At the time of the Exchange, AmHealth operated kidney dialysis facilities, managed HBO therapy facilities and provided home healthcare management and related ancillary services primarily in the Rio Grande Valley of south Texas. The Exchange was accounted for as a pooling of interests, and the Company's consolidated financial statements as of and for the years ended December 31, 1993, 1994 and 1995 have been restated to give retroactive effect to the consummation of the Exchange. See the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

COLUMBIA AGREEMENT

Effective February 1996, one of the Company's affiliated physician groups entered into an agreement (the "Columbia Agreement") to provide emergency medical services to 15 of Columbia's hospitals in the Houston greater metropolitan area, six of which hospitals were then being served by the Company under individual contracts with hospitals. The Columbia Agreement has an initial term ending in January 1998 with provisions for automatic renewal, and may be terminated by Columbia in certain circumstances, including the loss of Columbia's certification as a Medicare provider or unsatisfactory service by the Company or its affiliated physician groups. During the term of the Columbia Agreement and for two years thereafter, STAT has agreed not to organize or provide administrative or advisory services to independent physician or similar associations whose practices relate to areas other than emergency medicine and who are located in proximity to specified Columbia medical centers. There can be no assurance that the Columbia Agreement will be renewed at the conclusion of its initial term, that it will be renewed on substantially the same terms and conditions, or that it will not be terminated prior to the conclusion of its term. See "Business -- Operations -- Emergency Physician Practice Management Services -- Hospital Contracts."

ACQUISITION OF ASSETS OF AMEDICA, LTD.

In February 1996, the Company acquired certain intangible assets of Amedica, Ltd. for a total purchase price of $270,000, consisting of $200,000 in cash and 15,730 shares of Common Stock. These assets consisted of certain contract rights and the right to use the name "Amedica."

ACQUISITION OF HEMA CONTRACT

In January 1996, in contemplation of the Columbia Agreement, the Company acquired the rights to a contract (the "HEMA Contract") for the provision of physician practice management services at one of Columbia's Houston-area hospitals for a total purchase price of $1.2 million, consisting of $960,000 in cash and 52,174 shares of Common Stock. The Company also agreed to pay to the assignor of the HEMA

Contract up to $100,000 in each of the three 12-month periods following the acquisition of the contract depending upon the profits realized by the Company under the HEMA Contract during such periods. The rights to provide services under the HEMA Contract have been incorporated into the Columbia Agreement.

                                USE OF PROCEEDS

If all the Warrants are exercised, the Company will receive approximately $3.9 million after deducting estimated offering expenses payable by the Company (and before deduction of fees paid to any solicitation agents). No assurances can be given than any or all of the Warrants will be exercised. Any net proceeds received from the exercise of the Warrants will be used for working capital and general corporate purposes, including financing accounts receivable and capital expenditures made in the ordinary course of its business. Pending such uses, the net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY

To date, the Company has not paid or declared any cash dividends and does not anticipate paying or declaring any dividends on the Common Stock in the foreseeable future. In addition, the Company's credit agreement with a commercial bank prohibits the payment of dividends. Certain of the AmHealth entities made and have declared distributions to their shareholders and partners for periods prior to the Exchange. Any future change in the Company's dividend policy rests solely within the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, capital requirements, financial condition and any restrictions under credit agreements, as well as other factors deemed relevant by the Board of Directors.

                                 MARKET PRICES

The Common Stock and the Class A Warrants have been quoted on the Nasdaq National Market (under the symbols "STHC" and "STHCW," respectively) since August 23, 1996, and were quoted on the Nasdaq SmallCap Market (under the symbols "ERDR" and "ERDRW," respectively, until June 24, 1996 and "STHC" and "STHCW," respectively, thereafter) from April 21, 1995 to August 22, 1996. The following table sets forth the high and low sales prices for the Common Stock and the Class A Warrants as reported by the Nasdaq National Market and the Nasdaq SmallCap Market for the periods indicated:

                                                                CLASS A
                                         COMMON STOCK           WARRANTS
                                        --------------       --------------
                                        HIGH       LOW       HIGH       LOW
                                        ----       ---       ----       ---
1995:
     Second Quarter (beginning April
     21).............................   $ 3 13/16  $2 1/8    $ 1 5/8    $  1/4
     Third Quarter...................     3 7/8     2 3/8      1 7/8     1
     Fourth Quarter..................     5         2 3/4      1 1/16    1 1/16
1996:
     First Quarter...................     6 3/4     3 5/8      4 1/2     1 1/4
     Second Quarter..................     9 5/8     5 1/2      4 7/8     2 3/8
     Third Quarter...................     8 3/8     5 3/4      3 5/8     1 1/2
     Fourth Quarter (through October
       16)...........................     9         7          4 1/4     2 11/16

The Company believes there are currently approximately 60 record holders of Common Stock and approximately 15 record holders of Class A Warrants. On October 16, 1996, the closing per unit sale prices of the Common Stock and the Class A Warrants as reported by the Nasdaq National Market were $7.375 and $3.50, respectively.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of June 30, 1996. The following table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and Unaudited Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                        (IN THOUSANDS)
Current portion of long-term debt....      $  1,486
Current portion of capital lease
  obligations........................            72
Long-term debt.......................           289
Long-term capital lease
  obligations........................         1,993
Stockholders' equity:
  Preferred Stock, $.01 par value,
     5,000,000 shares authorized,
     no shares issued................            --
  Common Stock, $.01 par value,
     40,000,000 shares authorized,
     14,902,472 shares issued and
     outstanding(1)..................           179
  Capital in excess of par value.....         4,563
  Retained earnings..................         1,948
                                        --------------
       Total stockholders' equity....         6,660
                                        --------------
          Total capitalization.......      $ 10,500
                                        ==============
------------------------------

(1) Excludes (i) 1,500,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan and (ii) 859,166 shares of Common Stock issuable upon the exercise of the Warrants. Subsequent to June 30, 1996, 72,940 shares of Common Stock were issued upon the exercise of Class A Warrants. See "Management -- 1996 Stock Incentive Plan" and "Description of Capital Stock -- Class A Warrants" and "-- Representatives' Warrants."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The following table presents selected consolidated financial data of the Company and its affiliated physician group, STAT Physicians. The data as of and for the years ended December 31, 1993, 1994 and 1995 are derived from the Company's Consolidated Financial Statements and STAT Physicians' Financial Statements included herein. The data as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 are derived from the Company's Unaudited Consolidated Financial Statements included herein. In the opinion of management, such unaudited data reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial data for such periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of results that may be expected for any future period. The data set forth below include the accounts of the Company and AmHealth, which was acquired in June 1996 in a transaction accounted for as a pooling of interests, as if such businesses had always been members of the same operating group. See "Recent Developments -- Exchange with AmHealth Corporation and Related Entities." The selected consolidated financial data are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and Notes thereto and Unaudited Consolidated Financial Statements and Notes thereto, and STAT Physicians' Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                             SIX MONTHS
                                           YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                       -------------------------------  --------------------
                                        1993(1)    1994(2)     1995       1995       1996
                                       ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENTS OF INCOME
  DATA:
Net service revenues.................  $  10,043  $  14,521  $  23,141  $  10,375  $  16,663
                                       ---------  ---------  ---------  ---------  ---------
Operating expenses:
     Professional medical fees.......      6,823      7,714      9,241      4,548      6,695
     Human resources.................      1,107      1,949      4,640      1,625      3,516
     Supplies........................        375      1,143      1,818        822      1,136
     Billing and collection costs....        304        795      1,461        697        996
     Other costs.....................        784      1,440      2,215        899      1,437
                                       ---------  ---------  ---------  ---------  ---------
          Total operating expenses...      9,393     13,041     19,375      8,591     13,780
                                       ---------  ---------  ---------  ---------  ---------
Operating income.....................        650      1,480      3,766      1,784      2,883
Interest and other (income) expense,
  net................................         33          5        121         29        133
Reorganization costs.................         --         --         --         --      1,269
                                       ---------  ---------  ---------  ---------  ---------
Income before income taxes...........        617      1,475      3,645      1,755      1,481
Income taxes.........................         --         65        347        181        (44)
                                       ---------  ---------  ---------  ---------  ---------
Net income...........................  $     617  $   1,410  $   3,298  $   1,574  $   1,525
                                       =========  =========  =========  =========  =========
Pro forma data (3):
     Pro forma income taxes..........        210        436        892        416        577
                                       ---------  ---------  ---------  ---------  ---------
     Pro forma net income............  $     407  $     974  $   2,406  $   1,158  $     948
                                       =========  =========  =========  =========  =========
     Pro forma net income per common
       share.........................  $    0.05  $    0.11  $    0.20  $    0.13  $    0.06
                                       =========  =========  =========  =========  =========
     Number of shares used in
       computing pro forma net income
       per share.....................      7,458      8,545     11,897      9,078     15,320
                                       =========  =========  =========  =========  =========

                                              DECEMBER 31,
                                     -------------------------------  JUNE 30,
                                       1993       1994       1995       1996
                                     ---------  ---------  ---------  ---------
CONSOLIDATED BALANCE SHEET DATA:
Working capital..................... $     197  $   1,215  $   5,618  $   4,189
Total assets........................     1,143      4,824     10,575     13,759
Long-term debt and capital lease
  obligations, less current
  portion...........................       330      1,194      1,640      2,282
Total liabilities...................       697      3,045      4,203      7,099
Stockholders' equity................       446      1,779      6,372      6,660
------------------------------
(1) Represents consolidated financial data for the Company combined with financial data for STAT Physicians.

(2) Represents consolidated financial data for the Company for the year ended December 31, 1994 combined with financial data for STAT Physicians for the eight months ended August 31, 1994.

(3) Reflects the effects of income taxes not otherwise payable by entities which were partnerships or S corporations prior to the Exchange.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS
PROSPECTUS.

GENERAL

The following discussion and analysis reviews consolidated financial data for companies which previously reported separately. The consolidation has been made because of the June 1996 merger of the Company's predecessor ("Old STAT") and AmHealth into the Company in connection with the Exchange. AmHealth is comprised of a group of corporations and partnerships with related ownership which were formed at various dates commencing in October 1992 and which commenced operating activities in April 1993. The Exchange was accounted for as a pooling of interests.

Old STAT was incorporated on July 29, 1994, and commenced active operations effective September 1, 1994, pursuant to a Management Agreement with STAT Physicians which had been in effect since January 1, 1986. To provide comprehensive historical operating data, STAT Physicians' operating results for the year ended December 31, 1993 and the eight months ended August 31, 1994, which are reported separately, have been combined in the comparative statements of income data discussed herein. Subsequent to August 1994, STAT Physicians' operating results were reported on a consolidated basis with the results of Old STAT.

Historically, Old STAT's operations were limited to a single business segment: emergency medical management services. AmHealth's operations were focused on integrated disease management services comprised of two identifiable segments: kidney dialysis services and medical management services encompassing HBO therapy and home healthcare management services.

The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

For purposes of this discussion, the term "same store" refers to facilities which were open for the duration of each comparable period.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

NET SERVICE REVENUES. Net service revenues increased by $6.3 million, or 61%, to $16.7 million in the six months ended June 30, 1996 from $10.4 million in the comparable period of 1995. This increase is comprised of a $3.2 million (93%) increase in disease management revenues and a $3.1 million (45%) increase in emergency medical management revenues.

The increase in disease management revenues, to $6.7 million in the six months ended June 30, 1996 from $3.5 million in the comparable period of 1995, was primarily attributable to the introduction of new services and facilities. Kidney dialysis services accounted for approximately $3.8 million of 1996 revenues and approximately $2.6 million of 1995 revenues, while medical management services accounted for $2.9 million of 1996 revenues compared to $0.9 million of 1995 revenues.

At June 30, 1996, the Company operated five kidney dialysis facilities compared with three facilities at June 30, 1995. Revenues during 1996 attributable to the new facilities approximated $0.6 million while revenues attributable to facilities open during both periods increased to $3.2 million from $2.6 million or a same store growth rate of approximately 19%. Per patient revenue rates remained relatively constant between the periods. At June 30, 1996, the Company had approximately 270 dialysis patients compared with approximately 185 patients at June 30, 1995.

At June 30, 1996, the Company provided management services to one home healthcare agency, which services commenced in June 1995, and managed two HBO therapy facilities, one of which opened in May 1995 and one of which opened in April 1996. The increase in comparative medical management revenues of $2.0 million is attributable to a combination of the short operating history as of June 30, 1995 and the opening of the second HBO therapy facility in April 1996. In July 1996, the Company announced contracts for three additional HBO therapy facilities which are expected to be opened during the fourth quarter of 1996.

The increase in emergency medical management revenues, to $10.0 million in the six months ended June 30, 1996 from $6.9 million in the comparable period of 1995, was primarily attributable to an increase in the number of patients treated in 1996 (approximately 124,000) compared with 1995 (approximately 90,000). The increase in patients relates to an increase in the number of emergency departments being served, 18 as of June 30, 1996 compared with 13 as of June 30, 1995. During the 1996 period, the Company began providing services at nine additional emergency departments. In July 1996, the Company announced contracts for services to five additional emergency departments, two of which commenced July 1 with the remaining three to commence during the fourth quarter of 1996. Services were terminated by the Company at four emergency departments (two in April 1996 and two during the second half of 1995) which were served at June 30, 1995. Also contributing to the increase in revenues is a 5% increase in average revenue per patient to $80.31 in 1996 from $76.27 in 1995. The increase in per patient revenue was due to a pricing increase implemented in February 1996.

OPERATING EXPENSES. Operating expenses increased by $5.2 million, or 60%, to $13.8 million in the six months ended June 30, 1996 from $8.6 million in the comparable period of 1995. This percentage increase approximated the comparative increase in net service revenues.

Significant elements comprising operating expenses included: (i) professional medical fees which increased $2.1 million or 47%; (ii) human resource costs which increased $1.9 million or 116%; (iii) billing and collection costs which increased $0.3 million or 43%; (iv) supplies costs which increased $0.3 million or 38%; and (v) liability insurance which increased $0.2 million or 54%. Other combined costs accounted for the remaining increase of $0.4 million. Comments relating to the five identified costs are as follows:

Professional medical fees, liability insurance, and billing and collection costs, which increased by 47%, 54% and 43%, respectively, were all directly related to emergency medical management services, which revenues increased by 45%. The percentage increase in professional medical fees exceeded the percentage increase in related revenues because of rate increases in fees paid to independent contract physicians. The percentage increase in liability insurance exceeded the percentage increase in patients treated (38%) because of an increase in premiums which are paid on a per patient basis. The average cost for 1996 was approximately $4.00 per patient compared to approximately $3.60 per patient in the 1995 period. The increase in billing and collection costs was slightly less than the increase in revenues because of a May 1996 negotiated reduction in the cost of this contracted service which is based on a percentage of collections.

The rate of increase in human resource costs exceeded the rate of increase in revenues. Such costs increased by 75% (compared to a revenue increase of 45%) or $0.5 million in emergency medical management services and by 146% (compared to a revenue increase of 93%) or $1.4 million relating to disease management services. The disproportionate percentage increases were attributable to the hiring of administrative and support personnel to accommodate the expanded operations and contracted future business. Additionally, the home healthcare and HBO services businesses which were started late in the 1995 period are highly labor intensive and contributed to an increase in these costs as a percentage of revenues.

The 38% increase in supply costs was most directly related to a 46% increase in dialysis net service revenues. These costs did not increase at as great a rate as revenues because of economies of scale in purchasing supplies for expanded operations.

REORGANIZATION COSTS. The reorganization costs incurred during the six months ended June 30, 1996 relate entirely to the Exchange and consist of legal, accounting and other transactional costs.

INCOME TAXES AND PROFORMA INCOME TAXES. Combined income taxes and proforma income taxes have been calculated using estimated effective tax rates of 36% for the six months ended June 30, 1996 and 34% for the comparable period of 1995. Because the AmHealth entities were S corporations or partnerships for federal income tax purposes, no income taxes were provided on their pre-Exchange incomes. Pro forma income taxes represent the additional taxes which would have been provided had they been subject to income taxes at the established rates.

SHARES USED IN COMPUTING NET INCOME PER SHARE. Shares used in computing net income per share is based on the weighted average common shares and common share equivalents outstanding during the periods presented. For the six months ended June 30, 1996, this includes 14,902,472 shares outstanding plus approximately 418,000 common share equivalents relating to warrants and options. For the comparable period of 1995, there were no common share equivalents because the warrants and options were anti-dilutive. Additionally, shares allocable to AmHealth entities included in the Exchange which were not yet operational as of June 30, 1995 were excluded from the 1995 average.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

NET SERVICE REVENUES. Net service revenues increased by $8.6 million, or 59%, to $23.1 million in 1995 from $14.5 million in 1994. This increase was comprised of a $5.0 million (127%) increase in disease management revenues and a $3.6 million (34%) increase in emergency medical management revenues.

The increase in disease management revenues, to $9.0 million in 1995 from $5.0 in 1994, was primarily attributable to the introduction of new services and facilities from year to year. Kidney dialysis services accounted for approximately $6.3 million of 1995 revenues and approximately $3.8 million of 1994 revenues, while medical management services accounted for $2.7 million of 1995 revenues compared to $0.2 million of 1994 revenues.

At December 31, 1995, the Company operated four kidney dialysis facilities compared with three facilities at December 31, 1994. Two facilities were open throughout 1994 and 1995, one facility was open for seven months of 1994 and throughout 1995 and the fourth facility was opened in August 1995. Of the $2.5 million increase in dialysis revenues, approximately $1.4 million was attributable to new facilities and $1.1 million was attributable to a same store growth rate of approximately 28%.

Medical management services consisting of one HBO therapy facility and management and personnel services to a home healthcare agency commenced in May 1995 and June 1995, respectively, and generated approximately $2.6 million of revenues in 1995 with no comparable revenues for 1994.

The increase in emergency medical management revenues, to $14.1 million in 1995 from $10.5 million in 1994, was attributable to an 18% increase in patients treated (approximately 180,000 in 1995 compared with approximately 153,000 in 1994) and a 14% increase in average revenue per patient ($78.47 in 1995 compared with $68.94 in 1994). The comparative increase in patients is attributable to new emergency department contracts which commenced in mid-December 1994 and in March 1995. Patient volumes under contracts serviced throughout both periods were mostly unchanged. The increase in average revenue per patient is attributable to the conversion between 1994 and 1995 of additional contracts to fee-for-service arrangements and to increases in levels of service which were required by patients treated. Standard billing rates for medical procedures were identical between the two years.

OPERATING EXPENSES. Operating expenses increased by $6.3 million, or 49%, to $19.4 million in 1995 from $13.1 million in 1994. Significant elements comprising this increase included: (i) human resource costs which increased $2.7 million or 138%; (ii) professional medical fees which increased $1.5 million or 20%; (iii) supply costs which increased $0.7 million or 59%; and (iv) billing and collection costs which increased $0.7 million or 84%. Other combined costs accounted for the remaining increase of $0.7 million. Comments relating to the four identified costs follow:

Approximately $1.2 million of the increase in human resource costs was attributable to additional personnel associated with the medical management services contracts which commenced operations in May and June 1995. Approximately $0.4 million is attributable to personnel associated with expanded dialysis operations and approximately $0.3 million was associated with a recharacterization of compensation paid to the principal physician stockholders of Old STAT who received higher compensation as contract physicians. The remaining $0.8 million increase in attributable to increases in general administrative personnel required by the expanding operations and general salary increases awarded to employees.

The percentage increase in professional medical fees approximates the percentage increase in patients treated between 1995 and 1994. The increase in supply costs was largely attributable to the expansion of the dialysis business which increased at a rate of 66% over 1994. The 84% increase in billing and collection costs, an outsourced service, exceeded the rate of increase in emergency medical management revenues (34%) because of a shift in reimbursement methods from direct hospital payments in 1994 to fee-for-service in 1995. Billing and collection costs were borne by the hospitals under the direct payment arrangements.

INTEREST INCOME. Interest income of $1.1 million in 1995 was attributable to the investment of net proceeds received in Old STAT's April 1995 initial public offering.

INTEREST EXPENSE. Interest expense of $0.2 million in 1995 was attributable to borrowings associated with equipment for dialysis and HBO therapy facilities and the interest component of capitalized leases.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

NET SERVICE REVENUES. Net service revenues increased by $4.5 million, or 45%, to $14.5 million in 1994 from $10.0 million in 1993. This increase was comprised of a $2.8 million (240%) increase in disease management revenues and a $1.7 million (19%) increase in emergency medical management revenues.

Disease management revenues for both years were comprised almost entirely of dialysis service revenues which increased to $4.0 million in 1994 from $1.2 million in 1993. This increase is attributable to an expansion of operations and length of time that dialysis services were provided. The three dialysis centers which were operational at December 31, 1994 commenced operations at the following dates: April 1993, November 1993 and June 1994.

The increase in emergency medical management revenues, to $10.5 million in 1994 from $8.8 million in 1993, was attributable to an 18% increase in patients treated (approximately 153,000 in 1994 compared with approximately 130,000 in 1993). This increase was attributable to additional emergency department contracts added in 1994.

OPERATING EXPENSES. Operating expenses increased by $3.7 million, or 39%, to $13.1 million in 1994 from $9.4 million in 1993. Significant elements comprising this increase included: (i) professional medical fees which increased $0.9 million or 13%; (ii) human resources which increased $0.8 million or 76%; (iii) supply costs which increased $0.8 million or 205%; and (iv) billing and collection costs which increased $0.5 million or 162%. Other combined costs accounted for the remaining increase of $0.7 million. Comments relating to the identified costs are as follows.

Professional medical fees increased at a slightly lower rate than the increase in patients treated. This was attributable to increased physician productivity (more patients treated per physician) from 1993 to 1994. Human resources costs increased at a greater rate than revenues because of the need for additional contracts, the staffing of new dialysis centers which had not yet achieved optimum productivity and annual salary increases for personnel working throughout both periods. The increase in supply costs was attributable to the commencement of services at the dialysis centers which are supply cost intensive operations. Billing and collection costs increased at a disproportionate rate compared to emergency medical management revenues because of a shift in 1994 to fee-for-service business from direct reimbursement contracts in 1993 which had no related billing and collection costs.

QUARTERLY FINANCIAL RESULTS

The following tables set forth unaudited consolidated income statement data for the ten quarters ended June 30, 1996, as well as such data expressed as a percentage of the Company's total net service revenues for the periods indicated. This data has been derived from unaudited interim consolidated financial statements that, in the opinion of management, have been prepared on a basis consistent with the Company's Consolidated Financial Statements appearing elsewhere herein and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                           QUARTER ENDED
                                       -------------------------------------------------------------------------------------
                                                           1994                                         1995
                                       ---------------------------------------------    ------------------------------------
                                       MAR 31(1)    JUN 30(1)    SEP 30(1)    DEC 31    MAR 31    JUN 30    SEP 30    DEC 31
                                       ---------    ---------    ---------    ------    ------    ------    ------    ------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF INCOME DATA:
Net service revenues.................   $ 3,342      $ 3,368      $ 3,718     $4,093    $4,873    $5,502    $6,148    $6,618
                                       ---------    ---------    ---------    ------    ------    ------    ------    ------
Operating expenses:
  Professional medical fees..........     1,862        1,918        1,950     1,984     2,200     2,348     2,367     2,326
  Human resources....................       398          424          530       597       696       929     1,352     1,663
  Supplies...........................       168          228          334       413       382       440       473       523
  Billing and collection costs.......       170          176          199       250       316       381       395       369
  Other costs........................       314          324          389       413       400       499       648       668
                                       ---------    ---------    ---------    ------    ------    ------    ------    ------
    Total operating expenses.........     2,912        3,070        3,402     3,657     3,994     4,597     5,235     5,549
                                       ---------    ---------    ---------    ------    ------    ------    ------    ------
Operating income.....................       430          298          316       436       879       905       913     1,069
Interest and other (income) expense,
  net................................        30           26           32       (83 )      30        (1 )      56        36
Reorganization costs.................        --           --           --        --        --        --        --        --
                                       ---------    ---------    ---------    ------    ------    ------    ------    ------
Income before income taxes...........       400          272          284       519       849       906       857     1,033
Income taxes.........................        58           27           29        55        77       104       111        55
                                       ---------    ---------    ---------    ------    ------    ------    ------    ------
Net income...........................   $   342      $   245      $   255     $ 464     $ 772     $ 802     $ 746     $ 978
                                       =========    =========    =========    ======    ======    ======    ======    ======
Pro forma data (2):
  Pro forma income taxes.............        78           66           67       121       212       204       180       296
                                       ---------    ---------    ---------    ------    ------    ------    ------    ------
  Pro forma net income...............   $   264      $   179      $   188     $ 343     $ 560     $ 598     $ 566     $ 682
                                       =========    =========    =========    ======    ======    ======    ======    ======
  Pro forma net income per common
    share............................   $  0.04      $  0.03      $  0.02     $0.05     $0.07     $0.06     $0.04     $0.05
                                       =========    =========    =========    ======    ======    ======    ======    ======
  Number of shares used in computing
    pro forma net income per share...     6,365        6,766        7,583     7,583     7,583     10,556    14,465    14,823
                                       =========    =========    =========    ======    ======    ======    ======    ======
AS A PERCENTAGE OF NET SERVICE
REVENUES:
Net service revenues.................     100.0%       100.0%       100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
                                       ---------    ---------    ---------    ------    ------    ------    ------    ------
Operating expenses:
  Professional medical fees..........      55.7         56.9         52.4      48.5      45.1      42.7      38.5      35.1
  Human resources....................      11.9         12.6         14.3      14.6      14.3      16.9      22.0      25.1
  Supplies...........................       5.0          6.8          9.0      10.1       7.8       8.0       7.7       7.9
  Billing and collection costs.......       5.1          5.2          5.4       6.1       6.5       6.9       6.4       5.6
  Other costs........................       9.4          9.6         10.5      10.1       8.2       9.1      10.5      10.1
                                       ---------    ---------    ---------    ------    ------    ------    ------    ------
    Total operating expenses.........      87.1         91.1         91.6      89.4      81.9      83.6      85.1      83.8
                                       ---------    ---------    ---------    ------    ------    ------    ------    ------
Operating Income.....................      12.9          8.9          8.4      10.6      18.1      16.4      14.9      16.2
                                       =========    =========    =========    ======    ======    ======    ======    ======

                                        QUARTER ENDED
                                      -----------------
                                             1996
                                      -----------------
                                       MAR 31    JUN 30
                                      -------   -------

STATEMENTS OF INCOME DATA:
Net service revenues................. $7,549    $9,114
                                      -------   -------
Operating expenses:
  Professional medical fees..........  2,824     3,871
  Human resources....................  1,747     1,769
  Supplies...........................    566       570
  Billing and collection costs.......    445       551
  Other costs........................    704       733
                                      -------   -------
    Total operating expenses.........  6,286     7,494
                                      -------   -------
Operating income.....................  1,263     1,620
Interest and other (income) expense,
  net................................     52        81
Reorganization costs.................     --     1,269
                                      -------   -------
Income before income taxes...........  1,211       270
Income taxes.........................     77      (171)
                                      -------   -------
Net income........................... $1,134     $ 441
                                      =======   =======
Pro forma data (2):
  Pro forma income taxes.............    359       268
                                      -------   -------
  Pro forma net income...............  $ 775     $ 173
                                      =======   =======
  Pro forma net income per common
    share............................  $0.05     $0.01
                                      =======   =======
  Number of shares used in computing
    pro forma net income per share... 15,180    15,424
                                      =======   =======
AS A PERCENTAGE OF NET SERVICE
REVENUES:
Net service revenues.................   100.0%    100.0%
                                      -------   -------
Operating expenses:
  Professional medical fees..........   37.4      41.8
  Human resources....................   23.1      19.1
  Supplies...........................    7.5       6.2
  Billing and collection costs.......    5.9       5.9
  Other costs........................    9.3       8.0
                                      -------   -------
    Total operating expenses.........   83.2      81.0
                                      -------   -------
Operating Income.....................   16.8      19.0
                                      =======   =======

------------------------------
(1) Represents consolidated financial data for the Company for the year ended December 31, 1994 combined with financial data for STAT Physicians for the eight months ended August 31, 1994.

(2) Reflects the effects of income taxes not otherwise payable by entities which were partnerships or S corporations prior to the Exchange.

LIQUIDITY AND CAPITAL RESOURCES

Capital requirements of the Company relate principally to three areas: (i) funds required to purchase capital assets for dialysis facilities and equipment for the expansion of existing and opening of new HBO therapy facilities; (ii) working capital needs associated with the start-up of new emergency department contracts; and (iii) availability of funds for acquisitions which complement the Company's growth strategy.

Management is actively evaluating new markets for the expansion of the Company's disease management services and considers either dialysis facilities or HBO therapy facilities to be the optimum vehicles for market entry. These ventures are the most capital intensive of the Company's businesses and require funds to purchase dialysis and HBO therapy equipment. At June 30, 1996, the Company had commitments for approximately $0.5 million of HBO therapy equipment for new facilities expected to open during the fourth quarter of 1996.

In evaluating individual business segments of the Company, working capital needs are most extensive as they relate to increases in emergency department contracts. Experience indicates that upon commencement of new contracts, periods ranging from 90 to 150 days are required to achieve normal cash flows. Accordingly, the more rapidly the Company is able to add new contracts, the greater the working capital needs.

In evaluating growth opportunities, management expects to consider acquisitions as well as growth through internal development. Some acquisitions may be accomplished through the issuance of additional stock; however, it is expected that cash will be a significant medium in the Company's acquisition strategy.

Historically, capital requirements have been met through a combination of sources including: (i) cash flows from operations; (ii) proceeds from Old STAT's April 1995 initial public offering; and (iii) lease and bank financing. The Company currently has a $6.5 million Revolving and Term Credit Facility with two commercial banks (the "Revolving and Term Credit Facility"). The revolving portion of the facility has a borrowing limit of up to $3.0 million, based upon qualified accounts receivable, bears interest, at the Company's option, at either (i) the prime rate or (ii) the London Interbank Offered Rate plus 1.50% to 2.25% per annum, depending on the Company's debt to cash flow ratio, and matures in August 1997. The term portion of the facility has a borrowing limit equal to the lesser of $3.5 million or 75% of new equipment purchases, bears interest at the prime rate, and matures in August 1999. Accrued interest is payable monthly. All borrowings under the term facility must be made prior to August 1997. Until August 1997, outstanding principal under the term facility is payable monthly in installments equal to 1/36 of the principal then outstanding. After August 1997, principal outstanding under the term facility will be payable in 24 equal monthly installments. In addition, the Company is required to pay to the banks a quarterly commitment fee of up to 0.25% of the unused revolving credit commitment. The Revolving and Term Credit Facility also contains customary restrictive covenants, prohibits the payment of dividends, requires the Company to maintain certain financial ratios and guaranteed by all of the Company's subsidiaries and affiliated physician groups. At September 30, 1996, there was $2.3 million outstanding under the revolving facility and $425,150 outstanding under the term facility. Discussions recently commenced to increase the borrowing limits of the proposed Revolving and Term Credit Facility. However, no assurances can be made that the Company will be able to achieve this objective.
Management believes that cash flows from operations and its borrowing capacity should be sufficient to meet its anticipated capital expenditures and other operating requirements and to substantially fund its growth strategy for the next 12 months. However, because future cash flows and the availability of financing are subject to a number of variables, such as the timing and size of dialysis and HBO therapy developments and acquisitions and new emergency medical management contracts, there can be no assurance that the Company's capital resources will be sufficient to maintain currently planned levels of growth. If alternative financing is not available or is not available on terms acceptable to the Company, the Company may not be able to maintain currently planned levels of growth.

INFLATION

Inflation has not had a material impact on the operations or financial condition of the Company during the last three years.

NEW ACCOUNTING PRONOUNCEMENTS

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The financial accounting standards of SFAS No. 123 permit companies to either continue accounting for stock-based compensation under existing rules or adopt SFAS No. 123 and begin reflecting the fair value of stock options and other forms of stock-based compensation in the results of operations as additional expense. The disclosure requirements of SFAS No. 123 require companies which elect not to record the fair value in the statement of operations to provide pro forma disclosures of net income and earnings per share in the notes to the financial statements as if the fair value of stock-based compensation had been recorded. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995. The Company will provide the pro forma disclosures beginning with its 1996 Annual Report and will continue accounting for such plans under the existing accounting rules.

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The requirements are effective for financial statements for fiscal years beginning after December 15, 1995. STAT does not anticipate that adoption of SFAS No. 121 will have a significant effect on its financial condition or results of operations.

FUTURE OUTLOOK

In addition to historical information, this Prospectus contains predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties. These risks and uncertainties include the fact that the Company is a relatively young company whose business is still developing. This development will require substantial amounts of funding and the Company will be dependent on debt financing and the equity markets to finance such efforts. Where access to funding is difficult, the Company's stockholders may face significant dilution, and the ability of STAT to proceed with its programs and plans may be significantly and adversely affected. Actions and advances by competitors may also significantly affect STAT's prospects.

While this outlook represents managements current judgment on the future direction of the business, these risks and uncertainties are only some of the factors that may ultimately affect STAT's success, and actual results may differ materially from any future performance suggested in this Prospectus. A more detailed explanation of these and other risks is contained under "Risk
Factors."

                                    BUSINESS
GENERAL

STAT Healthcare, Inc. ("STAT" or the "Company") provides a continuum of disease management services primarily to patients with end-stage renal disease ("ESRD" or "chronic kidney failure") and also provides physician practice management services to affiliated physician groups which staff hospital emergency departments. The Company currently operates five dialysis facilities, manages two HBO therapy facilities and provides home healthcare management and related ancillary services primarily in the Rio Grande Valley of south Texas, and has entered into contracts to manage three additional HBO therapy facilities commencing in October 1996. Through its affiliated physician groups, STAT also currently provides physician practice management services to 24 hospital emergency departments, 17 of which are in the Houston greater metropolitan area.

HEALTHCARE INDUSTRY OVERVIEW

GENERAL. Healthcare in the U.S. traditionally has been delivered through a fragmented system of healthcare providers. Diverse treatment protocols among providers of chronic disease care have contributed to increased costs. The role of healthcare providers is changing dramatically. Third-party payors, including HMOs, increasingly are turning to specialized disease management companies that offer integrated care solutions to improve quality and reduce costs. In addition, hospital networks are outsourcing departmental functions to specialized management companies to reduce the administrative burdens of providing healthcare and permit hospitals to focus on their core competencies.

DISEASE MANAGEMENT SERVICES. Certain chronic diseases, including chronic kidney failure, require frequent and specialized healthcare services to maximize the benefits of advanced treatment protocols. Chronic kidney failure is the state of advanced renal impairment that generally is irreversible and requires routine dialysis treatments an average of three times per week or kidney transplantation in order to sustain life. In addition to the need for dialysis treatment, chronic kidney failure patients frequently suffer from one or more associated medical conditions, including diabetes, non-healing wounds, hypertension, coronary artery disease, anemia and nutritional problems. Qualified patients with chronic kidney failure have been entitled since 1972 to Medicare benefits regardless of age or financial circumstances under the federal ESRD program. Industry sources estimate that diabetes accounts for approximately 36% of all new cases of chronic kidney failure, and that in 1995 there were approximately 16 million diagnosed and undiagnosed cases of diabetes in the U.S. According to the U.S. Health Care Financing Administration ("HCFA"), the number of patients requiring chronic dialysis services in the U.S. has grown at a 9% compounded annual growth rate to 187,000 patients in 1994 from 66,000 in 1982. The Company estimates that the U.S. market for outpatient and inpatient dialysis services exceeded $3.6 billion in 1994 based on an average of three treatments per week per patient at an average cost of $126 per treatment.

Advanced-stage diabetics typically have decreased sensation and oxygenation in their lower extremities and, as a result, are predisposed to non-healing, ulcerating lower extremity wounds which can become gangrenous and lead to amputation. Historically, nearly one-third of all diabetics have required lower extremity amputation after chronic kidney failure. HBO therapy is considered an important adjunctive treatment for infected, non-healing wounds and other chronic conditions caused by diminished tissue oxygenation. During HBO therapy, a patient breathes 100% oxygen in a pressurized chamber at two to three times the atmospheric pressure at sea level. There are currently only approximately 260 HBO therapy facilities in the U.S. HBO therapy can help avoid amputation and its costs and complications and is also considered a vital and primary treatment for resolution of certain emergency situations such as air embolism, decompression sickness, carbon monoxide poisoning and burns. Medicare reimbursement is generally available for all these conditions other than treatment for burns.

The healthcare needs of patients with chronic kidney failure are complex and costly and require frequent, specialized care. When specifically tailored to care for patients with chronic kidney failure, home healthcare helps identify problems early, often reducing the need for more expensive in-patient care. Home healthcare organizations also assist in administering special medical services to persons with ESRD, including the

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administration of erythropoietin ("EPO") and general nutrition analysis.
Management believes that the healthcare needs of patients with chronic kidney failure are better served by an integrated approach including kidney dialysis, HBO therapy and home healthcare and related ancillary services.

EMERGENCY PHYSICIAN PRACTICE MANAGEMENT SERVICES. Hospitals frequently outsource key departmental functions, including emergency medicine, radiology, anesthesiology and pathology, to third-party management companies in an effort to control and reduce operating costs and focus on their core competencies. There are approximately 5,200 hospitals in the U.S., many of which face numerous problems in managing their emergency departments, including difficulties in recruiting, evaluating, scheduling and retaining qualified emergency physicians, increased patient volumes, and the inefficient use of emergency departments for routine primary care. Competitive pressures have focused the attention of many hospital administrators on the need for better management of their emergency departments. Hospitals frequently turn to physician practice management firms with specialized skills to help solve physician contract and scheduling problems, to strengthen the management of their professional medical staff and specific clinical departments, to better control costs, and to assist in meeting their healthcare coverage needs and obligations to patients who are indigent, uninsured or unassigned to a referring private physician.

OPERATIONS

DISEASE MANAGEMENT SERVICES

GENERAL. The Company currently operates five dialysis facilities, manages two HBO therapy facilities and provides home healthcare management and related ancillary services primarily in the Rio Grande Valley of south Texas.

TREATMENT OPTIONS FOR END-STAGE RENAL DISEASE. Treatment options for chronic kidney failure include hemodialysis, peritoneal dialysis and kidney transplantation. HCFA estimates that as of December 31, 1994, 82% of the ESRD patients in the United States were receiving hemodialysis treatment in outpatient facilities, with the remaining patients being treated in the home either through peritoneal dialysis (17%) or home hemodialysis (1%).

Hemodialysis is generally performed on an outpatient basis in a freestanding facility. Hemodialysis uses an artificial kidney, called a dialyzer, to remove certain toxins, fluids and salt from a patients blood combined with a machine to control external blood flow and to monitor certain vital signs of the patient. A hemodialysis treatment usually lasts approximately three hours and is performed three times per week per patient.

Peritoneal dialysis is generally performed by the patient at home. There are several variations of peritoneal dialysis. The most common are continuous ambulatory peritoneal dialysis ("CAPD") and continuous cycling peritoneal dialysis ("CCPD") or automated peritoneal dialysis ("APD"). All forms of peritoneal dialysis use the patients peritoneal (abdominal) cavity to eliminate fluid and toxins from the patient. Toxins in the blood continuously cross the peritoneal membrane into the dialysis solution. After several hours, the patient drains the used dialysis solution and replaces it with fresh solution. CCPD and APD are performed in a manner similar to CAPD, but use a mechanical device to cycle dialysis solution while the patient is sleeping or at rest.

An alternative treatment not provided by the Company is kidney transplantation. While transplantation, when successful, is generally the most desirable form of therapeutic intervention, the shortage of suitable donors limits the availability of this treatment option. The Company currently has transplantation agreements with the University of Texas Medical Branch-Galveston and the University of Texas Health Science Center, San Antonio, to provide assessment and evaluation of the Company's patients for possible kidney transplant services and to facilitate patient transfers. No fees are involved or paid in connection with such relationship.

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DIALYSIS FACILITIES.  STAT currently operates 83 dialysis stations at five facilities. The Company expects to open one additional facility with ten dialysis stations in the fourth quarter of 1996. The following table sets forth certain information as of the date of this Prospectus regarding the Company's dialysis facilities:

                                    NO. OF                         SERVICE
                                  INSTALLED       STATION       COMMENCEMENT
         FACILITY LOCATIONS        STATIONS     CAPACITY(1)         DATE
--------------------------------- ----------    -----------    ---------------
McAllen, Texas...................      27             30            April 1993
Rio Grande City, Texas...........      10             16         November 1993
Weslaco, Texas...................      20             20             June 1994
Mission, Texas...................      15             24           August 1995
Brownsville, Texas(2)............      11             24              May 1996
El Paso, Texas...................      10             24                   (3)
                                      ---            ---
     Total.......................      93            138
                                      ===            ===
------------------------------
(1) Number of dialysis stations for which plumbed, certified space is currently available.

(2) Owned by a limited partnership in which physicians hold a non-controlling interest.

(3) Operations expected to commence in the fourth quarter of 1996.

Company's dialysis facilities are designed specifically for outpatient hemodialysis and generally contain, in addition to space for dialysis treatments, a nurses' station, a patient weigh-in area, a supply room, a water treatment space used to purify the water used in hemodialysis treatments, a dialyzer reprocessing room (where dialyzers are sterilized for reuse), staff work areas, offices and a staff lounge and kitchen. Many of the Company's facilities also have a designated area for training patients in home dialysis. Each currently installed dialysis unit is generally operated at or near capacity ten to 13 hours per day, six days per week. As demand for dialysis increases, the Company intends to increase capacity by purchasing and installing additional dialysis units in vacant stations and/or expanding operating hours.

In accordance with conditions for participation in the Medicare ESRD program, each facility has a qualified physician who serves as medical director and an Administrator who supervises the day-to-day operations of the facility and the staff. Generally, the medical director must be board eligible or board certified in internal medicine and have had at least 12 months of experience or training in the care of patients at ESRD facilities. The staff of each facility typically consists of registered nurses, licensed practical or vocational nurses, patient care technicians, a social worker, a registered dietician, a unit clerk and bio-medical technicians.

All of the Company's dialysis facilities offer both high-efficiency and conventional hemodialysis, which physicians practicing at the Company's facilities deem suitable for their patients. The Company considers the equipment installed and supplies utilized at its facilities to be among the most technologically advanced presently available.

The Company also offers CAPD and various other forms of home dialysis. Home dialysis services consist of providing equipment and supplies, training, patient monitoring and follow-up assistance to patients who prefer and are able to receive dialysis treatments in their homes. Patients and their families are trained by a registered nurse to perform either CAPD or CCPD at home.

HBO THERAPY SERVICES. Approximately 85% of the patients with chronic kidney failure served by the Company during 1995 also suffer from diabetes or vascular disease. These diseases generally cause decreased sensation and oxygenation in the lower extremities. As a result, these individuals are predisposed to problem wounds which fail to respond to established medical/surgical management, including diabetic feet, compromised amputation sites, non-healing traumatic wounds, and vascular insufficiency ulcers. HBO therapy provides a significant increase in tissue oxygenation in the poorly perfused, infected wound. This elevation in oxygen induces significant positive changes in the wound repair process. HBO therapy is prescribed, either as a primary or adjunctive treatment, and only for those physical conditions approved by the Undersea and Hyperbaric Medical Society. In the case of problem wounds, the average treatment

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consists of approximately 20 treatments, each with a duration of approximately two hours. Specially-trained personnel observe and monitor the entire treatment. Governmental regulations require that HBO therapy be hospital-based.

STAT currently manages the operations of six monoplace chambers at two HBO therapy facilities, and expects to open six monoplace chambers at three additional facilities in the fourth quarter of 1996. The following table sets forth certain information as of the date of this Prospectus regarding the HBO therapy facilities managed by the Company:

                             NO. OF
                            INSTALLED       CHAMBER      EXPIRATION OF INITIAL
       FACILITY            CHAMBERS(1)    CAPACITY(2)        CONTRACT TERM
-------------------------  -----------    -----------    ---------------------
Brownsville, Texas.......        3              3                May 2000
Corpus Christi, Texas....        3              3              April 1999(3)
Kingsville, Texas........        2              2               Fall 1999(4)
Mission, Texas...........        2              4               Fall 2001(4)
Eagle Pass, Texas........        2              4               Fall 2001(4)
                                --             --
     Total...............       12             16
                                ==             ==
------------------------------
(1) Number of monoplace chambers currently installed or expected to be installed upon commencement of facility operations.

(2) Number of monoplace chambers for which plumbed, certified space is currently available.

(3) Upon commencement of operations at the Kingsville facility, the contract term of the Corpus Christi facility will restart for a new three-year period.

(4) Assumes operations commence as expected in the fourth quarter of 1996.

The Company administers HBO therapy to patients in monoplace chambers pursuant to contracts with hospitals, which, except with respect to the Kingsville facility, may be automatically renewed for additional, one-year periods after the initial term. Under the terms of each contract, the Company provides and maintains HBO and related medical equipment at each hospital and furnishes qualified supervising physicians, nurses and medical technicians specially trained in HBO therapy to administer the HBO therapy to patients. The Company receives from the hospitals a fixed fee for each outpatient HBO therapy, with fees for inpatient treatments determined on a case-by-case basis. Each currently installed chamber is generally operated at or near capacity 12 to 14 hours per day, six days per week. As demand for HBO therapy increases, the Company intends to increase capacity by purchasing and installing additional chambers in available space and/or expanding operating hours.

HOME HEALTHCARE AND OTHER ANCILLARY SERVICES. Approximately 45% of the patients served by the Company's home health services during 1995 had chronic kidney failure or diabetes. In addition, a number of Company's patients are elderly, are often immobile and have medical conditions requiring frequent at-home healthcare. To serve the special needs of these patients, the Company has entered into a management services agreement with a local provider of home healthcare services. Under the terms of the agreement, the Company furnishes nursing staff to perform basic nursing services as well as a nursing staff specially trained for the care of renal, diabetic, transplant, cancer and cardiac patients. In addition, the Company provides continuing education and training for its employees on an on-going basis and provides a number of administrative, financial and management services to the home health agency such as quality assurance, risk management, employee safety and physician relations services. For its services, the Company receives a fixed fee for each visit made to a patients home and a fixed hourly management support services fee for other enumerated services. Fees are subject to amendment based on changes in Medicare or Medicaid laws. The agreement expires in December 2002 and contains non-competition provisions throughout its term and for a one-year period thereafter.

STAT's dialysis facilities also provide a comprehensive range of related ancillary services to ESRD patients, the most significant of which is the administration of EPO upon a physicians prescription. EPO is a bio-engineered protein which stimulates the production of red blood cells and is used in connection with all

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forms of dialysis to treat anemia, a medical complication frequently experienced by ESRD patients. Other ancillary services include: (i) certain laboratory tests required by Medicare to determine the effectiveness of dialysis treatments; (ii) general nutrition analysis; (iii) studies to test the degree of bone deterioration; (iv) electrocardiograms; (v) nerve conduction studies to test for deterioration of a patients nerves; (vi) doppler flow testing to test the effectiveness of a patients vascular access for dialysis; and (vii) blood transfusions.

PHYSICIAN RELATIONSHIPS. A key factor in the success of any of the Company's dialysis facilities is its relationship with local nephrologists. ESRD patients generally seek treatment at a facility near home and where the attending nephrologist has practice privileges. Consequently, the Company's dialysis business relies upon its ability to meet the needs of the referring physicians and the ESRD patients in the communities the Company serves. During 1995, two nephrologists who are also principal stockholders of the Company collectively accounted for approximately 80% of the Company's net service revenues from dialysis services (approximately 27% of the Company's total net service revenues).

The medical directors of the Company's dialysis facilities, each of whom is a nephrologist, enter into written contracts with the Company which specify their duties and establish their compensation (which is fixed for periods of three years or more). The compensation of the medical directors and other physicians for services under contract is separately negotiated for each facility and generally depends upon competitive factors in the local market, the physicians professional qualifications and responsibilities and the size and utilization of the facility or relevant program.

SOURCES OF REIMBURSEMENT. Under the Medicare ESRD program, Medicare reimburses dialysis providers for the treatment of individuals who are diagnosed to have chronic kidney failure and are eligible for participation in the Medicare program, regardless of age or financial circumstances. For each treatment, Medicare pays 80% of the amount set by the Medicare prospective reimbursement system, and a secondary payor (usually Medicare supplemental insurance or the state Medicaid program) pays approximately 20% of the amount set by the Medicare prospective reimbursement system. Texas (currently the only state where the Company provides dialysis services) provides Medicaid benefits to qualified recipients to supplement their Medicare entitlement. The Medicare and Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, some of which may have the effect of decreasing program payments, increasing costs or modifying the way the Company operates its dialysis business. See "Medicare Reimbursement," below.

Assuming a patient is eligible for participation in the Medicare program, the commencement date of Medicare benefits for ESRD patients electing hemodialysis is dependent on several factors. ESRD patients under 65 years of age who are not covered by an employer group health plan (for example, the uninsured, those covered by Medicaid and those covered by an individual health insurance policy) must wait 90 days after commencing dialysis treatment to be eligible for Medicare benefits. During the first 90 days of treatment, the patient, Medicaid or the private insurer is responsible for payment (and, in the case of the individual covered by private insurance, such responsibility is limited to the terms of the policy, with the patient being responsible for the balance). ESRD patients under 65 years of age who are covered by an employer group health plan must wait 21 months after commencing dialysis treatment before Medicare becomes the primary payor. Medicare generally covers those who are ages 65 and over, except that Medicare coverage is secondary for some patients who have qualifying employer group health insurance. During the first 21 months of treatment, the employer group health plan is responsible for payment at its negotiated rate or, in the absence of such a rate, at the Company's usual and customary rates and the patient is responsible for deductibles and co-payments, if applicable, under the terms of the employer group health plan.

If an ESRD patient with an employer group health plan elects home dialysis training during the first 90 days of dialysis, Medicare becomes the primary payor after 18 months. If an ESRD patient without an employer group health plan begins home dialysis training during the first three months of dialysis, Medicare immediately becomes the primary payor.

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MEDICARE REIMBURSEMENT.  The Company is reimbursed by Medicare under a prospective reimbursement system for chronic dialysis services provided to ESRD patients. Under this system, the reimbursement rates are fixed in advance and have been adjusted from time to time by Congress. Although this form of reimbursement limits the allowable charge per treatment, it provides the Company with predictable and recurring per treatment revenues and allows the Company to retain any profit earned. Medicare has established a composite rate set by HCFA that governs the Medicare reimbursement available for a designated group of dialysis services, including the dialysis treatment, supplies used for such treatment, certain laboratory tests and certain medications. The Medicare composite rate is subject to regional differences based upon certain factors, including regional differences in wage earnings. Certain other services and items are eligible for separate reimbursement under Medicare and are not part of the composite rate, including certain drugs (including EPO), blood (for amounts in excess of three units per patient per year), and certain physician-ordered tests provided to dialysis patients. Claims for Medicare reimbursement must generally be presented within 15 to 27 months of treatment depending on the month in which the service was rendered and for Medicaid secondary reimbursement, if applicable, within 60 to 90 days after payment of the Medicare claim. The Company generally submits claims monthly and is usually paid by Medicare within 30 days of the submission. If in the future Medicare were to include in its composite reimbursement rate any of the ancillary services presently reimbursed separately, the Company would not be able to seek separate reimbursement for these services and this would adversely affect the Company's results of operations to the extent a corresponding increase were not provided in the Medicare composite rate.

The Company receives reimbursement for outpatient dialysis services provided to Medicare-eligible patients at rates that are currently $117 per treatment. The Medicare ESRD composite reimbursement rate is subject to change by legislation and recommendations by the Prospective Payment Assessment Commission ("PROPAC"). The Medicare ESRD composite reimbursement rate currently ranges from $117 to $138 per treatment, depending on regional wage variations. The Company is unable to predict what, if any, future changes may occur in the rate of reimbursement, or, if made, whether any such changes will have a material effect on the Company's revenues and net earnings.

On June 1, 1989, the FDA approved the production and sale of EPO, and HCFA-approved Medicare reimbursement for EPO's use by dialysis patients. EPO stimulates the production of red blood cells and is beneficial in the treatment of anemia, with the effect of reducing or eliminating the need for blood transfusions for dialysis patients. Physicians began prescribing EPO for their patients in the Company's dialysis facilities in April 1993. The Medicare ESRD reimbursement rate for EPO is currently $10 per 1,000 units. Legislation has been enacted in recent years to reduce the Medicare reimbursement rate for EPO, and the reimbursement rate may be further reduced in the future. There can be no assurance that the Company can maintain current operating margins in the future for EPO administrations due to potential reimbursement decreases, or to potential increases in product costs from its sole manufacturer.

MEDICAID REIMBURSEMENT. Medicaid programs are state administered programs partially funded by the federal government. These programs are intended to provide coverage for patients whose income and assets fall below state defined levels and who are otherwise uninsured. The programs also serve as supplemental insurance programs for the Medicare co-insurance portion and provide certain coverages (E.G., oral medications) that are not covered by Medicare. State regulations generally follow Medicare reimbursement levels and coverages without any co-insurance amounts. The Company is a licensed ESRD Medicaid provider in Texas.

PRIVATE REIMBURSEMENT/CERTAIN PAYOR ARRANGEMENTS. The Company receives reimbursement from private payors for ESRD treatments prior to Medicare becoming a patients primary payor at rates significantly higher than the per treatment rate set by Medicare. After Medicare becomes a patients primary payor, private secondary payors generally reimburse the Company for 20% of the Medicare per treatment rate. In addition, the Company has entered into non-exclusive contracts with third-party payors, including many leading HMOs in the Company's service areas, to provide dialysis services to their beneficiaries.

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EMERGENCY PHYSICIAN PRACTICE MANAGEMENT SERVICES

GENERAL. STAT also provides physician practice management services to its affiliated physician groups, which in turn provide emergency medical and related services to hospitals. Through the affiliated physician groups, the Company currently provides emergency medical services at 24 hospitals primarily in the Houston greater metropolitan area.

MANAGEMENT AGREEMENTS WITH AFFILIATED PHYSICIAN GROUPS. Under the Management Agreements between the Company and its affiliated physician groups, which are generally perpetual and without provision for cancellation or termination, the Company identifies, recruits and screens potential candidates to serve as emergency room physicians in hospitals which have contracted with the Company's affiliated physician groups to provide physician contract management services. The affiliated physician groups then enter into contracts with physicians meeting the groups' qualifications and present those physicians as candidates for admission to the hospital's medical staff. The Company also coordinates, on behalf of and with the assistance of the affiliated physician groups, the scheduling of staff physicians to provide coverage on a 24-hour, 365-day-a-year basis for the hospital's emergency departments. In addition, the Company assists the hospital's administration and medical staff in such areas as quality assurance, risk management, departmental accreditation and marketing.

The Company also manages and administers the affiliated physician groups' day-to-day business functions, which include but are not limited to, assuring responsibility for the administrative, accounting, payroll and personnel functions related to the practice of medicine. Under the Management Agreements, the Company is also required to bill and collect the professional fees for the medical services provided on behalf of the affiliated physician groups, maintains all files and records, negotiates and administers all hospital contracts, and provides consulting services to the affiliated physician groups in connection with the procurement and administration of professional liability insurance and the employment of personnel. All final decisions relating to medical care are solely that of the affiliated physician groups.

In consideration of the services provided by the Company under the Management Agreements, each affiliated physician group pays a management fee and provides reimbursement of all related expenses to the Company. Each affiliated physician group has also appointed the Company its attorney-in-fact to act on its behalf for the purposes of collecting and receiving all fees and revenues payable to the affiliated physician groups as a result of professional services rendered and for the purpose of carrying out its management functions under its hospital contracts.

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HOSPITAL CONTRACTS.  The Company's affiliated physician groups currently provide emergency medical services through their independent contracting physicians with the following hospitals:

                                                                    SERVICE
                                                                  COMMENCEMENT
             FACILITY(1)                       LOCATION               DATE
-------------------------------------   ----------------------   --------------
San Jacinto Methodist Hospital(2)....           Baytown, Texas        July 1987
Twelve Oaks Hospital(3)..............           Houston, Texas         May 1989
Fort Bend Hospital...................     Missouri City, Texas       April 1990
Alvin Community Hospital.............             Alvin, Texas    February 1991
Parkway Hospital.....................           Houston, Texas      August 1991
Katy Medical Center..................              Katy, Texas    December 1992
Kingwood Plaza Hospital..............          Kingwood, Texas     January 1993
Alice Physicians & Surgeons..........             Alice, Texas     January 1994
Mainland Regional Health Hospital....        Texas City, Texas    December 1994
Conroe Regional Medical Center.......            Conroe, Texas    February 1996
Springbranch Medical Center..........           Houston, Texas    February 1996
Bellaire Hospital....................           Houston, Texas       March 1996
Doctors Hospital Airline.............           Houston, Texas       March 1996
West Houston Medical Center..........           Houston, Texas       March 1996
Doctors Hospital East Loop...........           Houston, Texas       April 1996
Rosewood Medical Center..............           Houston, Texas       April 1996
Sunbelt Medical Center...............           Houston, Texas       April 1996
Brownsville Medical Center(3)........       Brownsville, Texas        June 1996
Gulf Coast Medical Center............           Wharton, Texas        July 1996
Bayshore Medical Center..............          Bayshore, Texas        July 1996
Doctors Hospital.....................            Laredo, Texas     October 1996
Valley Regional Medical Center.......       Brownsville, Texas     October 1996
Rio Grande Regional Medical Center...           McAllen, Texas     October 1996
Medical Center of Southeastern
  Oklahoma(4)........................         Durant, Oklahoma     October 1996

------------------------------
(1) Except as otherwise noted, all hospitals are owned by Columbia.

(2) Facility owned by The Methodist Healthcare Network.

(3) Facility owned by Tenet Health System.

(4) Facility owned by Health Management Associates.

Through its affiliated physician groups, the Company provides contract management services to hospitals under fee-for-service contracts. Hospitals entering into fee-for-service contracts agree to authorize the affiliated physician group to bill and collect the professional component of the charges for medical services rendered by the group's contracted physicians. Under fee-for-service arrangements, the affiliated physician groups receive directed disbursements of the amounts collected and, depending on the hospital's patient volume and payor mix, may also receive a stand-by or on-call fee from the hospital. Pursuant to such contracts, the affiliated physician groups assume responsibility for billing and collection and assumes the risks of non-payment, changes in patient volume or payor mix and delays attendant to reimbursement through government programs or third-party payors. All of these factors are taken into consideration by the affiliated physician groups, in consultation with the Company, in arriving at appropriate contractual arrangements with healthcare institutions and professionals. The affiliated physician groups' service contracts with hospitals generally have a term of two years, and contain provisions permitting renewal for additional periods.

Pursuant to the Columbia Agreement, one of the Company's affiliated physician groups has agreed to be the exclusive provider of emergency medical services to 15 of Columbia's hospitals in the Houston greater metropolitan area. The Columbia Agreement has an initial term ending in January 1998 with provisions for automatic renewal, and may be terminated by Columbia in certain circumstances, including unsatisfactory service by the Company or its affiliated physician group. During the term of the Columbia Agreement and for two years thereafter, STAT has agreed not to organize or provide administrative or advisory services to independent physician or similar associations whose practices relate to areas other than emergency medicine and who are located in proximity to specified Columbia medical centers. There can be no assurance that the Columbia Agreement will be renewed at the conclusion of its initial term, that it will be renewed on substantially the same terms and conditions, or that it will not be terminated prior to the conclusion of its term.

PHYSICIAN CONTRACTS. The Company's affiliated physician groups contract with physicians as independent contractors to fulfill their contractual obligations to provide qualified doctors to hospital clients. While each hospital with which each affiliated physician group contracts ultimately determines whether a physician must be board certified in emergency medicine to provide medical services in its emergency room, hospitals generally do not require physicians to be so certified. Each affiliated physician group requires all physicians to be currently licensed to practice medicine and to be Advanced Cardiac Life Support ("ACLS") certified before entering into a contract for the physicians service. Professional fees payable to the physician are disbursed by the Company pursuant to the Management Agreements. As independent contractors, the physicians are responsible for their own income and social security taxes, as well as workers compensation insurance. The contracts with independent contractor physicians can be terminated by the affiliated physician group or the independent contractor physicians with 30 days' notice, or immediately by the affiliated physician group for cause.

QUALITY ASSURANCE

As part of the Company's continuing efforts to increase the quality of its services and reduce its professional liability exposure with respect to potential negligent acts of its employees and contractors, the Company manages and monitors the quality and performance of its physicians and services.

DISEASE MANAGEMENT SERVICES. In order to optimize therapy and improve outcomes, the Company monitors patient outcomes in all of its dialysis facilities. Regular monitoring of the prescribed dialysis treatments and the key physiological parameters of patients (including periodic measurements to assess anemia, nutritional status and adequacy of dialysis) constitutes part of the continuous quality improvement that is conducted as a matter of Company policy. At the dialysis facility level, pursuant to Medicare requirements, each facility has a quality assurance committee that typically includes the facilitys medical director, administrator and nurses, as well as other technical personnel. This committee meets regularly to monitor the quality of care in the facility and to assure compliance with applicable regulations. At the patient level, the Company attempts to ensure quality care through the provision of instruction to all ESRD patients before and after the initiation of dialysis treatment. Patients are encouraged to participate in their own care to the fullest extent possible.

A comprehensive wound monitoring, measurement and documentation process provides consistency and quality of the wound management systems associated with HBO therapy. Clinical records are monitored to assure compliance with treatment standards, clinical improvements and outcomes. Side effect and infection profiling are also a routine part of the quality monitoring process. The complete quality measurement program of HBO therapy is incorporated into each hospital-wide continuous quality improvement process and is regularly reported.

EMERGENCY PHYSICIAN PRACTICE MANAGEMENT SERVICES. STAT employs an ongoing quality management system for its emergency physician practice management services which measures both clinical and non-clinical outcomes. For clinical outcomes, the system is focused on high frequency or high criticality diagnoses with diagnosis-specific standards reported in a physician- and hospital-specific format enabling a very focused feedback to physicians and support staff. For non-clinical outcomes, the system tracks and studies waiting times, interpersonal interactions, and patient perceptions in order to measure overall patient satisfaction and identify areas for improvement. The non-clinical system includes a patient questionnaire program, a patient complaint program, and a patient call-back program and complies with Joint Commission on Accreditation of Healthcare Organizations (JCAHO) standards. Both the clinical and non-clinical portions of the quality management system are incorporated into each individual hospitals continuous quality improvement program and are reported on a monthly basis.

MANAGEMENT INFORMATION SYSTEMS

The Company has implemented information systems designed to enhance the quality of its disease management and emergency physician practice management services. The Company's management information systems collect and report data regarding patient flow, utilization, physician efficiency, patient demographics, managed care participation and other important data used by the Company, hospital clients and medical directors. In addition to assisting the Company in developing staffing patterns and marketing strategies, the Company believes these systems improve efficiency of service, cost effectiveness and patient outcomes.

GOVERNMENT REGULATION

GENERAL. The Company's operations are subject to extensive governmental regulations at the federal, state and local levels. These regulations require the Company to meet various standards relating to, among other things, the management of facilities, personnel, maintenance of proper records, equipment and quality assurance programs. The Company's facilities are subject to periodic inspection by state agencies and other governmental authorities to determine if the premises, equipment, personnel and patient care meet applicable standards. Any loss by the Company of its various federal certifications, its authorization to participate in the Medicare or Medicaid programs or its license under the laws of any state or other governmental authority from which a substantial portion of its revenues is derived, or a change resulting from reforms that reduce reimbursement or reduce or eliminate coverage for services would have a material adverse effect on the Company's business. To date, the Company has not had any difficulty in maintaining the required licenses or its Medicare and Medicaid certifications. The healthcare services industry will continue to be subject to intense regulation at the federal and state levels, the scope and effect of which cannot be predicted. No assurance can be given that the activities of the Company will not be reviewed and challenged or that healthcare reform will not result in a material adverse change to the Company's business.

FEE-SPLITTING; CORPORATE PRACTICE OF MEDICINE. The laws of many states prohibit physicians from splitting professional fees with non-physicians and prohibit non-physician entities, such as the Company, from practicing medicine and from employing physicians to practice medicine. In the states in which the Company conducts or may conduct business, including Texas, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. The corporate practice of medicine refers to the rendering directly, or through employment, of medical services by a business corporation. The laws in most states regarding the corporate practice of medicine have been subject to limited judicial and regulatory interpretation. Management believes the Company's current and planned activities do not constitute fee-splitting or the corporate practice of medicine as contemplated by these statutes or case law interpretations. The Company believes that it is not engaged in the corporate practice of medicine because the physicians who provide patient care services do so as independent professionals. Physicians who are paid directly by the Company are paid for specific administrative and management services under medical director agreements. These agreements also reserve to the physicians exclusive authority to make all decisions regarding medical care. Under the Company's Management Agreements with its affiliated physician groups, the Company is paid for administrative and other services provided at rates which the Company believes reflect the fair market value of such services. In addition, these agreements specifically acknowledge that the affiliated physician groups have the exclusive authority and responsibility for making all decisions regarding medical care. Based on current interpretations of state law in Texas where the Company now operates, the Company believes its arrangements with physicians and affiliated physician groups do not violate the prohibition against the corporate practice of medicine. However, all such laws are subject to interpretation by the courts as well as administrative agencies, and any restructuring required by such change could be detrimental to the Company's business, financial condition and results of operations. There can be no assurance that future interpretations of such laws will not require structural and organizational modifications of the Company's existing relationships with physicians and its affiliated physician groups.

SELF-REFERRAL. Certain provisions contained in the Omnibus Budget Reconciliation Act of 1989 ("Stark I") and the Omnibus Budget Reconciliation
Act of 1993 ("Stark II"), and subsequent amendments, prohibit physician referrals for clinical laboratory services and certain other designated health services, including without limitation outpatient prescription drugs, parenteral and enteral nutrients, equipment and supplies, durable medical equipment and supplies, home health services, and inpatient and outpatient hospital services, to entities with which a physician or an immediate family member has a financial relationship (the "Stark Law"). The Stark Law also prohibits entities from presenting or causing to be presented a claim or bill to any individual, third-party payor or other entity for designated health services furnished under a prohibited referral. A violation of the Stark Law may result in significant civil penalties, which may include exclusion or suspension of the physician and entity from future participation in the Medicare and Medicaid programs and substantial fines.

In August 1995, HCFA published regulations interpreting Stark I. These regulations only address the original scope of Stark I (clinical laboratories) but representatives of HCFA assert in the preamble to the regulations that these regulations will be used by HCFA as the basis for interpretation of matters involving the other designated health services. The regulations specifically provide that clinical laboratory services that are reimbursed as part of the Medicare composite billing rate for renal dialysis services are excluded from the coverage of Stark I. However, laboratory services not included in the Medicare composite rate could be included within the coverage of Stark I. Although the Company provides a limited number of such laboratory services, the Company believes that it is not a provider of clinical laboratory services subject to the Stark Law.

In addition, the Company believes it is not a provider of any designated health services which would subject it to application of Stark II. Based upon the preamble to the regulations, as described above, the Company believes that the provision of other services that are paid for under the composite billing rate is outside of the scope of the Stark Law. The Company believes that EPO and other pharmaceuticals that the Company uses in connection with its dialysis services and bills HCFA for separately from the composite billing rate do not constitute outpatient prescription drugs for purposes of the Stark Law and that, therefore, the Company is not a provider of outpatient prescription drugs as a designated health service. However, if it is determined that the Company is providing a designated health service, then each financial relationship between the Company and any physician who refers Medicare or Medicaid covered patients to the Company for the provision of a designated health service must qualify under an exception to the Stark Law or the Company will be unable to submit a bill for payment for such service.

A financial relationship consists of either a compensation arrangement between a physician, a member of the physicians immediate family and the Company or an ownership interest in the Company held by a physician or a member of the physicians immediate family. The Company has entered into medical director agreements with certain physicians who are in a position to refer patients to the Company's dialysis facilities. The Company has structured these medical director agreements to comply with the Stark Law exception for personal service arrangements. Four of the Company's dialysis facilities lease space from joint ventures in which physicians who refer patients to the facilities hold interests. The Company has structured the leases to comply with the Stark Law exception for the rental of office space. Two nephrologists who are in a position to refer patients to the Company are significant equity owners of the Company as well as medical directors of the Company. In addition, one of the Company's dialysis facilities is currently owned by a limited partnership in which four physicians who refer patients to the facility own interests as limited partners. The physicians respective ownership interests in the Company and the limited partnership do not fully comply with any of the exceptions to the Stark Law. Determinations that the Company provides designated health services and that any particular financial relationship with a referring physician does not comply with an exception to the Stark Law could have a material adverse effect on the Company's business, financial condition and results of operations.

Although HBO therapy services constitute outpatient and inpatient hospital services and are therefore a designated health service, the Company does not own or control such services, but merely administers HBO therapy services, and perform certain non-professional functions related thereto, pursuant to management contracts with hospitals. The hospitals, as the licensed entities, provide and bill for the HBO therapy services. The Company is not a licensed provider of inpatient and outpatient hospital services and has no control over or financial interest in any of these hospitals. The only relationship between the hospital and the Company is through the Company's HBO management agreements. Accordingly, the Company believes its HBO administrative operations fall outside the purview of the Stark Law. Nevertheless, a determination that the Stark Law is applicable to the Company's HBO activities would require that the Company's financial relationships with referring physicians comply with a specified exception set forth in the Stark Law, or that the Company take steps to ensure that the physician does not refer patients covered under the Medicare or Medicaid programs to any hospital with which the Company has an agreement to administer HBO therapy services.

The Company also provides nursing staff and certain administrative, financial and management services to a local home healthcare agency that provides home health services to patients, including many of the patients of the Company's dialysis facilities. The home healthcare agency, as the licensed entity, provides and bills for the home health services. Since the Company is not a licensed home healthcare agency and has no control over nor financial interest in this agency other than through the Company's management agreement, the Company believes that it is not a provider of home health services as designated health services under the Stark Law. However, if a court or regulatory or enforcement agent determines that the Stark Law applies to the Company's home health management activities, the Company would have to ensure that each of its financial relationships with referring physicians complies with an exception to the Stark Law. In such event, a determination that any financial relationship between the Company and affiliated physicians described in the second preceding paragraph fails to comply with an exception to the Stark Law could have a material adverse effect on the Company's business, financial condition and results of operations.

The list of designated health services under the Stark Law does not include the management of a physician healthcare practice such as the Company performs for its affiliated physician groups. The Company does not consider these operations to include the provision of a designated health service. In addition, the Company believes that the Stark Law does not apply to its affiliated physician groups' contracts with hospitals. The affiliated physician groups have entered into agreements with hospitals whereby the hospitals authorize the physician groups to bill and collect the professional component of the charges for medical services rendered by the groups' independent contractor physicians. Depending upon a hospital's patient volume and payor mix, a hospital may pay an affiliated physician group a stand-by or on-call fee. In such an event, the agreement could constitute a financial relationship between the affiliated physician group and the hospital that would prohibit the physicians from referring covered patients to the hospital for designated health services. The Company believes that each of the hospital contracts either does not constitute a financial relationship between the affiliated physician group and the hospital because no remuneration is paid to the group by the hospital, or if the relationship qualifies as a financial relationship, it complies with the Stark Law exception for remuneration paid to a physician by a hospital that does not relate to the provision of designated health services. Because the Common Stock is publicly held, a determination of the ownership of such shares by a referring physician, or any member of his or her immediate family, may be extraordinarily difficult.

It is the Company's belief that it does not provide, directly or indirectly, any designated health service and that the Stark Law does not apply to the Company's activities. Because there have been no cases or other interpretations of the Stark Law or regulations applicable to organizations like the Company, the Company cannot ascertain how its activities might be assessed if reviewed. Furthermore, the Company has no ability to obtain advisory opinions from the regulatory and enforcement agencies that govern the Stark Law. If it is determined that the Company is a provider of designated health services, then no physician who owns, or who has an immediate family member who owns, shares of the capital stock of the Company, may refer a Medicare or Medicaid covered patient to the Company for designated health services.

Violations of the Stark Law are punishable by civil penalties, which may include exclusion or suspension of the provider from future participation in Medicare and Medicaid programs and substantial fines. A determination that any of the Company's activities constitutes a violation of the Stark Law could have a material adverse effect upon the Company's business, financial condition and results of operations.

MEDICARE AND STATE FRAUD AND ABUSE PROVISIONS. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or Medicaid program patients or patient care opportunities, or in return for the purchase, lease or order of any item or service that is covered by Medicare or certain other federal and state healthcare programs (the "Anti-Kickback Laws"). To prove a violation of the Anti-Kickback Laws, the entity must provide services that are reimbursable under the Medicare or other federal or state healthcare programs, the offer or receipt of remuneration, and the intent to induce referrals.

Pursuant to the Anti-Kickback Laws, the federal government released a special alert which announced a policy of increased scrutiny of joint ventures and other transactions among healthcare providers in an effort to reduce potential fraud and abuse relating to Medicare and Medicaid costs. The applicablility of these provisions to many business transactions in the healthcare industry has not yet been subject to judicial and regulatory interpretation.

In 1991, the Inspector General of the U.S. Department of Health and Human Services published "Safe Harbor Regulations" defining safe harbors for certain arrangements that, if complied with, would not violate the Anti-Kickback Laws. A failure to comply with the safe harbors does not, however, mean that a person or entity has violated the Anti-Kickback Laws. Among the safe harbors specifically provided for are safe harbors for ownership interests, personal service contracts, management contracts and space rentals.

The Anti-Kickback Laws provide civil and criminal penalties for individuals or entities participating in the Medicare and Medicaid programs who knowingly and willfully offer, pay, solicit or receive remuneration in order to induce referrals for items or services reimbursed under such programs. In addition to federal criminal penalties, the Social Security Act also establishes the intermediate sanctions of excluding violators from participation in the Medicare or Medicaid programs.

The Company believes that its medical director agreements for its dialysis centers, HBO therapy operations and affiliated physician groups described above comply with the safe harbor provisions for personal service arrangements.

Four of the Company's dialysis facilities are leased from entities in which physicians who refer patients to the facility hold ownership interests. The Company believes that the leases comply with the space rental safe harbor and are in compliance with the Anti-Kickback Laws.

Although certain other of the Company's financial relationships with affiliated physicians relating to ownership interests in the Company (as described in the fourth paragraph under "-- Self-Referral" above) do not fully comply with the safe harbor for investment interests, the Company believes these relationships are in compliance with the Anti-Kickback Laws, and the Company has no intent to compensate any party for the referral of any patients.

The Company is compensated under its various management agreements for providing management services to affiliated physician groups, home health agencies and hospital-based HBO therapy operations. The fees payable under these agreements are intended by the Company to be consistent with fair market value in arms' length transactions for the nature and amount of management services rendered, and therefore, would not constitute unlawful remuneration under the Anti-Kickback Laws. Furthermore, the Company does not believe it is in a position to make or influence referrals of patients or services reimbursed under Medicare or Medicaid programs to any provider of covered services. Consequently, the Company does not believe that the management fees payable to it should be viewed as remuneration for referring or influencing referrals of patient or services covered by such programs as prohibited by the Anti-Kickback Laws. Except for its dialysis services, the Company is not a provider or supplier of services or items reimbursed by Medicare or state healthcare programs.

No assurance can be made, however, that a court or regulatory or enforcement agency would view these above-described arrangements in a similar manner. Should any of the Company's business arrangements be deemed to constitute an arrangement designed to induce the referral of Medicare, Medicaid or other covered patients, then such arrangement could be viewed as violating the Anti-Kickback Laws. Noncompliance with the Anti-Kickback Laws can result in exclusion from all such governmental programs as well as civil and criminal penalties. A determination of liability under any such law could have a material adverse effect on the Company's business, financial condition and results of operations.

In 1991, Texas enacted a law similar to the federal Anti-Kickback Laws which is referred to as the "Illegal Remuneration Statute" and which covers patients sponsored by private payors as well as governmental programs. The Illegal Remuneration Statute prohibits, among other things, a person from intentionally offering to pay or accepting any remuneration directly or indirectly to or from any person or corporation in exchange for a healthcare referral if the person, at the time of initial contact and at the time of the referral, does not disclose to the patient the person's affiliation with the person for whom the patient is secured and that the person will receive remuneration for securing the patient. The Company believes it is in compliance with the Illegal Remuneration Statute and that none of its business arrangements constitute a payment in exchange for a referral. However, a determination that the Company has violated the Illegal Remuneration Statute could subject the Company to injunctive relief, civil penalties or both, which could have a material adverse effect on the Company's business, financial condition and results of operations.

THE FALSE CLAIMS ACT. An increasing number of healthcare providers and other entities are being faced with lawsuits alleging fraudulent billing practices under the federal Civil False Claims Act. The Civil False Claims Act permits a person (generally employees or former employees of the healthcare provider or other entity) to assert the rights of the government by initiating a qui tam action against a healthcare provider or other entity if such person has or purports to have information that the healthcare provider or other entity submitted a claim to the government for payment that could be false or fraudulent. Upon filing, the government has the opportunity to intervene and assume control of the case. Penalties of up to $10,000 for each false or fraudulent claim presented to the government for payment may be awarded as well as treble damages. Defendants also may be excluded permanently or for a period of time from participation in the Medicare and Medicaid programs. Because of penalties and treble damages, many of these lawsuits involve large monetary claims and substantial defense costs. In the event that the Company as a dialysis provider is named as a defendant in a qui tam action and it is successfully prosecuted, no assurance can be made that such event would not have a material adverse effect on the Company and its operations.

MEDICARE. The Medicare program represents a substantial portion of the federal budget, and Congress takes action in almost every legislative session to modify the Medicare program for the purpose of reducing the amounts otherwise payable from the program to healthcare providers. Legislation or regulations may be enacted in the future that may significantly modify the ESRD program or substantially reduce the amount paid for the company's services. Further, statutes or regulations may be adopted which impose additional requirements for the Company to be eligible to participate in the federal and state healthcare payment programs. Such new legislation or regulations may adversely affect the Company's business operations.

Recently, HCFA has promulgated regulations to implement the Omnibus Budget Reconciliation Act of 1993 ("OBRA 93") with respect to the coordination-of-benefits period for Medicare beneficiaries. HCFA has established rules for Medicare beneficiaries who are eligible for, or entitled to, Medicare on the basis of ESRD and are also entitled on the basis of age or disability. There are essentially four rules currently in effect for primary payor determination during the coordination-of-benefits period.

      o first rule provides that if the 18-month period ended before August 1993, Medicare is primary payor from the first month of dual eligibility entitlement.

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
      o The second rule provides that if the first month of ESRD-based eligibility or entitlement and the first month of dual eligibility/entitlement both fall after February 1992 and before August 10, 1993, Medicare is (i) primary payor from the first month of dual eligibility/entitlement through August 9, 1993; (ii) secondary payor from August 10, 1993 through the 18th month of ESRD-based eligibility or entitlement; and (iii) primary payor again after the 18th month of ESRD-based eligibility or entitlement.

      o The third rule provides that if the first month of dual eligibility or entitlement is after February 1992, and the first month of dual eligibility or entitlement is after August 9, 1993, Medicare is secondary payor during the first 18 months of ESRD-based eligibility or entitlement, and primary payor after the 18th month of ESRD-based eligibility or entitlement.

      o The fourth rule, and the most controversial, provides in part that Medicare remains the primary payor if a group health plan was already secondary payor for an individual entitled on the basis of age or disability when the individual becomes eligible on the basis of ESRD.

Initially, HCFA had interpreted OBRA 93 to require a private plan to become primary payor under these circumstances. HCFA later corrected its interpretation of the statute and issued guidance on April 24, 1995 that Medicare remains the primary payor. On June 6, 1995, a federal court issued a preliminary injunction precluding HCFA from retroactively implementing its corrected program instruction for items and services furnished between August 10, 1993 (the enactment of OBRA 93) and April 24, 1995, pending the courts decision on the merits. HCFA has stated that it will modify the rules if required by the final ruling of the court.

If the court determines that Medicare is the primary payor during the period between August 10, 1993 and April 24, 1995, then this decision could have a material adverse effect on the Company in that it would require the Company to refund certain payments to private insurers for services during that time period, and then re-bill the Medicare Program for such payments. This retroactive application of HCFA's April 1995 program instruction could cause the Company to incur a significant amount of cost in terms of work hours and office expenses. If the court maintains its current position that these rules cannot be retroactively applied, then the Company does not anticipate any impact on its earnings from such finding. However, the Company cannot estimate with any certainty, at the present time, the potential impact that any final ruling or interpretation or the timing of same may have upon its earnings.

OTHER REGULATIONS. The Company's operations are also subject to various state hazardous waste disposal laws. Those laws as currently in effect do not classify most of the waste produced during the provision of dialysis services to be hazardous, although disposal of non-hazardous medical waste is also subject to regulation. Occupational Safety and Health Administration regulations require employers of workers who are occupationally subject to blood or other potentially infectious materials to provide those workers with certain prescribed protections against bloodborne pathogens. The regulatory requirements apply to all healthcare facilities, including dialysis facilities, and require employers to make a determination as to which employees may be exposed to blood or other potentially infectious materials and to have in effect a written exposure control plan. In addition, employers are required to provide or employ hepatitis B vaccinations, personal protective equipment, infection control training, post-exposure evaluation and follow-up, waste disposal techniques and procedures, and engineering and work practice controls. Employers are also required to comply with certain record-keeping requirements. The Company believes it is in material compliance with the foregoing laws and regulations.

Although STAT believes it complies in all material respects with current applicable laws and regulations, the healthcare service industry will continue to be subject to substantial regulation at the federal and state levels, the scope and effect of which cannot be predicted by the Company. No assurance can be given that the Company's activities will not be reviewed or challenged by regulatory authorities.

REGULATORY COMPLIANCE AND POSSIBLE NEGATIVE EFFECTS OF PROSPECTIVE HEALTHCARE REFORM. Various plans have been proposed and are being considered on federal, state and local levels to reduce costs in healthcare spending. Although the Company believes it responds to the concerns addressed by such plans, it is not possible to assess the likelihood of whether any of these proposals will be enacted or to assess the impact any of these proposals may have on reimbursement to healthcare providers. Lower rates of reimbursement may reduce the amounts paid by any government payor and, accordingly, may have a material adverse effect on the Company's businesses and the results of its operations.

Healthcare reforms may expand the existing Anti-Kickback Law and the Stark Law to apply to all healthcare payors, not just Medicare and Medicaid. It is unclear how any reform legislation would affect healthcare provider networks or other types of managed care arrangements. There can be no assurance that the Company will be able to comply with any new laws.

The Company believes it is in material compliance with current applicable laws and regulations. No assurance can be made that in the future the Company's business arrangements, past or present, will not be the subject of an investigation or prosecution by a federal or state governmental authority. Such an investigation or prosecution could result in any, or a combination, of the penalties discussed above depending upon the agency involved in such investigation and prosecution. None of the Company's business arrangements with physicians, vendors, patients or others have been the subject of investigation by any governmental authority. No assurance can be given that the Company's activities will not be reviewed or challenged by regulatory authorities. The Company monitors legislative developments and would seek to restructure a business arrangement if the Company determined that one or more of its business relationships placed it in material noncompliance with such a statute.

The Company believes that healthcare regulations will continue to change and, as a result, regularly monitors developments in healthcare law. The Company expects to modify its agreements and operations from time to time as the business and regulatory environment changes. While the Company believes it will be able to structure all its agreements and operations in accordance with applicable law, there can be no assurance that its arrangements will not be successfully challenged.

CORPORATE LIABILITY AND INSURANCE

The Company's business entails an inherent risk of claims of physician professional and other liability. The Company currently maintains professional liability insurance underwritten by an insurance company unaffiliated with the Company for itself, its affiliated physician groups and its contracted physicians, in amounts it deems to be appropriate, based upon historical claims and the nature and risks of its business. The professional liability insurance coverage is on a claims-made basis (the coverage includes claims reported during the period that the insured was covered by the policy) and includes certain self-insurance retention. There can be no assurance that a future claim for professional liability will not exceed the scope or limits of the Company's available insurance coverage or that such coverage will continue to be available at acceptable costs or at all. Such insurance provides coverage, subject to policy limits, in the event that the Company is held liable as a co-defendant in a lawsuit against an independent contractor physician or hospital or other client. The Company does not control the practice of medicine by physicians or the compliance with certain other regulatory and other requirements directly applicable to physicians or hospitals or other clients. The likelihood that the Company could be held liable for the negligence of a physician would be increased if such physician were determined to be an employee or other agent of the Company.

In addition to any potential tort liability of the Company, the affiliated physician groups' contracts with hospitals generally contain provisions under which the Company agrees to indemnify the hospital for losses resulting from the contracted physician's malpractice and the hospital agrees to indemnify the Company for losses resulting from the negligence of the hospital or hospital personnel. See "Risk Factors -- Corporate Exposure to Professional
Liabilities."

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
COMPETITION

The markets for dialysis, HBO therapy, home healthcare and physician practice management services are highly competitive. The Company competes not only with other national and regional management companies and treatment facilities but also with local physician groups and with hospitals themselves, many of which are also trying to combine their own services with those of physicians into integrated delivery networks. The Company is also, in effect, competing against the traditional structure of practicing physician management and hospital management operations. Competition in the industry is based on the scope, quality, and cost of services provided. Certain of the Company's competitors are significantly larger and have substantially greater financial and other resources available to them than the Company.

LEGAL PROCEEDINGS

The Company and its affiliated physician groups are involved in various legal proceedings incidental to their business, substantially all of which involve claims related to the alleged medical malpractice of contracted physicians. In the opinion of the Company's management, no individual item of litigation or group of similar items of litigation, taking into account the insurance coverage available to the Company, is likely to have a material adverse effect on the Company's financial position.

EMPLOYEES AND INDEPENDENT CONTRACTOR PHYSICIANS

At September 30, 1996, the Company had 268 full-time employees, of whom 13 were in general executive positions, 50 were in administration and 205 were registered nurses or technicians. In addition, as of such date approximately 215 physicians were under contract with the Company's affiliated physician groups or were engaged as medical directors of the Company's dialysis operations. None of the Company's employees is represented by a collective bargaining agreement, and the Company considers its employee relations to be satisfactory.

PROPERTIES

The Company's principal executive offices are located in approximately 10,000 square feet of leased space in Houston, Texas 77060 under an agreement terminating in June 1998.

All of the Company's operations are conducted from leased facilities. The Company leases four facilities from entities in which referring physicians hold an interest. The leases for the Company's operating facilities generally cover periods from three to ten years and typically contain renewal options of one to five years at the fair rental value at the time of renewal or at rates subject to consumer price index increases since the inception of the lease. The Company's facilities range in size from approximately 900 to approximately 7,200 square feet. The Company considers its physical properties to be in good operating condition and suitable for the purposes for which they are being used.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information concerning each of the executive officers and directors of the Company as of June 30, 1996, including the business experience of each during the past five years:

       NAME                 AGE           POSITION WITH THE COMPANY
-------------------------   ---   ----------------------------------------------
Russell D. Schneider.....   41    Chairman of the Board and Chief Executive
                                    Officer (Class II Director)

William H. Rice, M.D.....   38    Vice Chairman of the Board (Class I Director)

Victor M. Miranda, M.D...   38    President -- Emergency Physicians and Director
                                    (Class II Director)

Ruben A. Perez...........   41    President -- Healthcare Management, Treasurer
                                    and Director (Class III Director)

Ned E. Chapman...........   54    Chief Financial Officer and Secretary

Daniel A. Perez..........   34    Senior Vice President

Ann N. James, Ph.D. (1)..   52    Director (Class I Director)

David C. Colby (1).......   43    Director (Class III Director)
------------------------------
(1) Member of the Audit Committee and the Compensation Committee.

RUSSELL D. SCHNEIDER has been Chairman of the Board and Chief Executive Officer of the Company since June 1996 and a director since July 1995. Mr. Schneider co-founded AmHealth Corporation with Messrs. R and D. Perez in October 1992. Mr. Schneider was a co-founder of Columbia/HCA Healthcare Corporation in 1988 and served on its Board of Directors from 1988 to 1993 and as Senior Vice President of Market Development from 1993 to 1994, overseeing Columbia's involvement in physician ventures, mergers, acquisitions and business development. From 1981 to 1988, Mr. Schneider served in various executive positions within The Methodist Healthcare Network.

WILLIAM H. RICE, M.D. has been Vice Chairman of the Company's Board of Directors since June 1996.
Dr. Rice co-founded STAT Physicians in 1986 with Dr. Miranda and served as Chairman of the Company from its inception in 1994 until the consummation of the Exchange. He is a physician consultant to the Texas Department of Health, is active at the regional and national level with the American College of Emergency Physicians on legislative and clinical issues and is an Affiliate Professor of Medicine at the University of Texas Medical School at Houston.

VICTOR M. MIRANDA, M.D. has been President -- Emergency Physicians of the Company since June 1996. Dr. Miranda co-founded STAT Physicians in 1986 with Dr. Rice and served as President of the Company from its inception in 1994 until the consummation of the Exchange. Dr. Miranda is board certified in emergency medicine, the medical director of two emergency medical departments at hospitals within Houston, and an active member of the American College of Emergency Physicians.

RUBEN A. PEREZ has been President -- Healthcare Management and Treasurer of the Company since June 1996. Mr. Perez co-founded AmHealth Corporation with Messrs. Schneider and D. Perez in October 1992 and served as President and Secretary of AmHealth Corporation from its inception until the consummation of the Exchange. Mr. Perez was also a co-founder and Senior Vice President of Columbia Hospital Corporation in Forth Worth, Texas from 1988 to 1992 and controller of The Methodist Healthcare Network from 1986 to 1988.

NED E. CHAPMAN joined STAT Physicians as Chief Financial Officer in 1992 and has been Chief Financial Officer of the Company since its inception. From 1989 until joining STAT Physicians, Mr. Chapman served as a financial consultant to a number of private and public companies in California's Silicon Valley. Mr. Chapman was formerly Chief Financial Officer of three companies, two of which were public companies (Magnuson Computers and CAS, Inc.). Mr. Chapman is a Certified Public Accountant and was with Price Waterhouse for 11 years, last serving as a senior audit manager.

DANIEL A. PEREZ has been Senior Vice President of the Company since June 1996. Mr. Perez was a co-founder of AmHealth Corporation and served as Assistant Secretary of AmHealth Corporation and Chief Operating Officer of AmHealth's Kidney Dialysis Centers from November 1992 until the Exchange. He was a former area administrator for Bio-Medical Applications' South Texas operations, where he gained extensive experience in the development and management of dialysis centers, and served as Administrator of Bio-Medical Applications of the Rio Grande Valley from 1988 to 1991.

ANN N. JAMES, PH.D. was appointed to the Board of Directors in June 1996 as a designee of AmHealth following the consummation of the Exchange. Dr. James has been a partner of and the Director of the Health Law Section of the law firm of Jenkens & Gilchrist, L.L.P., Houston, Texas since 1992. Dr. James presently serves on the Board of the Health Law and Policy Institute of the University of Houston, the Advisory Board for the Healthcare Administration Program of the University of Houston, the Board of the Greater Houston Hospital Council Research and Education, and the Board of Directors of the Carondelet Health System.

DAVID C. COLBY was appointed to the Board of Directors in June 1996 as a designee of AmHealth following the consummation of the Exchange. Mr. Colby has served as Executive Vice President, Chief Financial Officer and Treasurer of American Medical Response, Inc. since April 1996. Mr. Colby served as the Chief Financial Officer of Columbia/HCA Healthcare Corporation from 1988 to 1996, as Chief Financial Officer of Methodist Hospital from 1983 to 1988 and as a healthcare consultant for Touche Ross & Co. from 1978 to 1983.

BOARD OF DIRECTORS

The Charter and Bylaws provide that the Board shall be classified with respect to terms of office into three classes. Each class of directors shall consist of an equal, or as near to equal as possible, number of directors. The term of the Class I Directors will expire at the 1997 annual meeting, the term of the Class II Directors will expire at the 1998 annual meeting, and the term of the Class III Directors will expire at the 1999 annual meeting. At each annual meeting, the successor or successors to the class of directors whose terms shall expire in that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year.

Directors who are not employees are paid a fee of $1,000 for each meeting of the Board of Directors that they attend in person and are reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. In fiscal 1995, the Company granted to Mr. Schneider options to purchase 10,000 shares of Common Stock at an exercise price of $2.75 per share, which was the fair market value of the shares on the date of grant. In addition, directors who are not employees of the Company will also periodically receive automatic grants of non-statutory stock options under the Company's 1996 Stock Incentive Plan. See "-- 1996 Stock Incentive Plan."

The Company maintains directors and officers liability insurance and its Bylaws provide for mandatory indemnification of directors and officers to the maximum extent permitted by Delaware law. The Charter limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law. See "Description of Capital Stock -- Certain Anti-Takeover, Limited Liability and Indemnification Provisions."

The Board has established an Audit Committee and Compensation Committee. The current members of the Audit Committee are Mr. Colby (Chairman) and Dr. James. The Audit Committees functions include recommending to the Board the engagement of the Company's independent auditors, reviewing with such auditors the plans for and the results and scope of their auditing engagement and certain other matters, including the independence of such auditors. The current members of the Compensation Committee are Dr. James (Chairperson) and Mr. Colby. The Compensation Committee reviews compensation of directors, executive officers and key employees and administers the 1996 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1995, the Company had no compensation committee or other committee of the Board of Directors performing similar functions. Decisions concerning compensation of executive officers were made during such year by Messrs. Schneider and Chapman and Drs. Rice and Miranda, who constituted the Company's Board of Directors during 1995. During 1995, Drs. Rice and Miranda and Mr. Chapman served as the Company's Chairman of the Board, President and Chief Financial Officer, respectively. None of the individuals who served on the Board of Directors during 1995 served as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

In June 1996, upon consummation of the Exchange, Mr. Schneider received 2,811,922 shares of Common Stock in exchange for his interests in the AmHealth Corporations and AmHealth Partnerships, was elected Chairman of the Board and Chief Executive Officer of the Company, and entered into an employment agreement with the Company. In October 1995, Drs. Rice and Miranda each borrowed $100,000 from the Company to pay federal income tax obligations arising from the income of STAT Physicians attributable to them. In April 1995, the Company repaid a $400,000 bank loan of STAT Physicians. Drs. Rice and Miranda control STAT Physicians. See "Certain Transactions."

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE. The following table sets forth the cash compensation, as well as certain other compensation paid or accrued, by the Company and STAT Physicians, as identified, to the Company's Vice Chairman of the Board (the chief executive officer during the years presented) and the other executive officers of the Company who had total annual salary and bonus of more than $100,000 (the "named executive officers") for the fiscal years ended December 31, 1995, 1994 and 1993. In June 1996, Mr. Schneider was elected Chairman and Chief Executive Officer and Mr. R. Perez was elected
President -- Healthcare Management, and such persons entered into employment agreements pursuant to which they will each receive an annual salary of $120,000. See "-- Employment Agreements," below.

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                    ANNUAL COMPENSATION                 AWARDS
                                          ---------------------------------------    ------------
                                                                       OTHER          SECURITIES
                NAME AND                                              ANNUAL          UNDERLYING
           PRINCIPAL POSITION               YEAR       SALARY     COMPENSATION(1)     OPTIONS(#)
----------------------------------------  ---------  ----------   ---------------    ------------
William H. Rice, M.D....................     1995   $  274,999      $  26,595           21,658
  Vice Chairman of the Board                 1994      153,467(2)      154,165              --
                                             1993      195,845(3)      217,372

Victor M. Miranda, M.D..................     1995      283,281         65,182          109,342
  President -- Emergency Physicians          1994      153,467(2)      265,588              --
                                             1993      196,851(3)      332,583

Ned E. Chapman..........................     1995      127,265             --           45,000
  Chief Financial Officer                    1994       79,846(2)          --               --
                                             1993       68,115             --               --

------------------------------
(1) Represents shift pay for Drs. Miranda and Rice when performing services as attending physicians.

(2) Includes compensation from STAT Physicians.

(3) Represents compensation from STAT Physicians.

OPTION/SAR GRANTS TABLE. The following table sets forth certain information concerning stock options granted to the named executive officers during 1995. No stock appreciation rights were granted during 1995.

                                                                                                           POTENTIAL REALIZABLE
                                           INDIVIDUAL GRANTS                                                 VALUE AT ASSUMED
--------------------------------------------------------------------------------------------------------   ANNUAL RATES OF STOCK
                                           NUMBER OF     PERCENT OF                                         PRICE APPRECIATION
                                          SECURITIES    TOTAL OPTIONS                                               FOR
                                          UNDERLYING     GRANTED TO                                           OPTION TERM(3)
                                            OPTIONS     EMPLOYEES IN    EXERCISE PRICE                     ---------------------
                  NAME                    GRANTED(1)     FISCAL YEAR     PER SHARE(2)    EXPIRATION DATE      5%         10%
----------------------------------------  -----------   -------------   --------------   ---------------   ---------  ----------
William H. Rice, M.D....................     21,658            7%           $ 3.17           10/16/00      $  10,814  $   31,625
Victor M. Miranda, M.D..................    109,342           36              3.17           10/16/00         54,596     159,663
Ned E. Chapman..........................     45,000           15              2.88           10/16/00         35,744      78,985

------------------------------
(1) Each option will become exercisable in five equal annual installments over the optionees continued service measured from the date of grant.

(2) The exercise price must be paid in cash.

(3) Potential realizable value is based on the assumption that the price per share of the Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. There is no assurance that the assumed 5% and 10% annual rates of appreciation (compounded annually) will actually be realized over the term of the option. The assumed 5% and 10% annual rates are set forth in accordance with the rules and regulations adopted by the Securities and Exchange Commission and do not represent the Company's estimate of stock price appreciation.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES. The following table sets forth certain information concerning unexercised options held by the named executive officers at December 31, 1995. No options or stock appreciation rights were exercised during 1995, and no options were exercisable and no stock appreciation rights were outstanding at December 31, 1995.

                            NUMBER OF SECURITIES
                                 UNDERLYING          VALUES OF UNEXERCISED
                             UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
          NAME                AT FISCAL YEAR-END      AT FISCAL YEAR-END(1)
--------------------------  ---------------------    ---------------------
William H. Rice, M.D......          21,658                 $  36,927
Victor M. Miranda, M.D....         109,342                   186,428
Ned E. Chapman............          45,000                    89,775
--------------------------
(1) The estimated fair value per share of Common Stock used to value unexercised, in-the-money options is $4.88 per share.

EMPLOYMENT AGREEMENTS

For the calendar year 1996, the Company expects that its executive officers earning the highest compensation will be Drs. Rice and Miranda and Messrs. R. Perez, Schneider and Chapman. The employment agreements between these individuals and the Company provide that they will receive annual salaries as follows: Drs. Rice and Miranda, $200,000 each; Messrs. R. Perez and Schneider, $120,000 each; and Mr. Chapman, $114,320. Additionally, each of these officers is entitled to an incentive compensation award in the form of a bonus, the amount of which is at the discretion of the Compensation Committee of the Board of Directors. In addition, subject to the approval of the Board of Directors, each officer is granted the right to participate in the 1996 Stock Incentive Plan.

Each of these employment agreements provides for an initial term of employment of three years ending in June 1999, provided that the Company may terminate any of these agreements for cause at any time. In addition, under the terms of each employment agreement, each officer covenants not to compete with, nor to disclose confidential information of, the Company for a period of two years after the termination of the employment agreement.

1996 STOCK INCENTIVE PLAN

The 1996 Stock Incentive Plan (the "1996 Plan") serves as the successor equity incentive program to the Company's 1994 Stock Option Plan (the "Predecessor Plan"). 1,500,000 shares of Common Stock have initially been authorized for issuance under the 1996 Plan. This initial share reserve is comprised of (i) the shares which remained available for issuance under the Predecessor Plan, including the shares subject to outstanding options thereunder plus (ii) an additional increase of 1,200,000 shares. In addition, the share reserve will automatically be increased on the first trading day of January each calendar year, beginning in January 1997, by a number of shares equal to 1.5% of the number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year. However, in no event may any one participant in the 1996 Plan receive option grants or direct stock issuances for more than 300,000 shares in the aggregate.

Outstanding options under the Predecessor Plan were incorporated into the 1996 Plan upon the consummation of the Exchange, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1996 Plan to those options. However, except as otherwise noted below, the outstanding options under the Predecessor Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the 1996 Plan.

The 1996 Plan is divided into four separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date; (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrators discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 85% of their fair market value at the time of issuance or as a bonus tied to the performance of services; (iii) the Salary Investment Option Grant Program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants; and (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The administration of the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will be self-executing in accordance with the express provisions of each such program.

The exercise price for the shares of Common Stock subject to option grants made under the 1996 Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provided financial assistance to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise.

In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have the authority under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individuals service is terminated, whether involuntarily or through a resignation for good reason, within 18 months following (i) a merger or asset sale in which those options are assumed or those repurchase rights are assigned or (ii) a hostile change in control of the Company effected by a successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members. Options currently outstanding under the Predecessor Plan will accelerate upon an acquisition of the Company by merger or asset sale, unless those options are assumed by the acquiring entity, but such options are not subject to acceleration upon the termination of the optionees service following an acquisition in which those options are assumed or a hostile change in control of the Company.

Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of the fair market value of the vested shares of Common Stock subject to the surrendered option over the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. There are currently no outstanding stock appreciation rights under the Predecessor Plan.

The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. In return, the officer will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant will be equal to the salary reduction amount. The option will vest in a series of 12 equal monthly installments over the calendar year for which the salary reduction is in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

Under the Automatic Option Grant Program, each individual who first joins the Board after the consummation of the Exchange as a non-employee Board member will receive an option grant for 20,000 shares of Common Stock at the time of his or her commencement of Board service, provided such individual has not otherwise been in the prior employ of the Company. In addition, at each annual stockholders meeting, beginning with the 1997 annual meeting, each individual who is to continue to serve as a non-employee Board member will receive an option grant to purchase 20,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company.

Each automatic grant will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of ten years, subject to earlier termination following the optionees cessation of Board service. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase, at the option exercise price paid per share, should the optionees service as a non-employee Board member cease prior to vesting in the shares. The 20,000-share grant will vest in four equal and successive annual installments over the optionees period of Board service. Each additional 20,000-share grant will vest upon the optionees completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board of Directors member.

The Board of Directors may amend or modify the 1996 Plan at any time. The 1996 Plan will terminate on June 24, 2006, unless sooner terminated by the Board of Directors.

401(K) SAVINGS PLAN

The Company has established a tax-qualified, deferred compensation plan (the "401(k) Savings Plan") covering all of the Company's eligible full-time employees. Under the plan, participants may elect to contribute, through salary reductions, up to 15% of their annual compensation. The Company may provide additional matching contributions to the plan in a percentage set by the Company prior to the end of each plan year, which the Company currently expects will not exceed 3% of pre-tax compensation. The 401(k) Savings Plan is designed to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by the Company to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Savings Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. Investment decisions are made by the Plan trustee or at the direction of the Plan participants in several investment options.

                              CERTAIN TRANSACTIONS

In June 1996, upon consummation of the Exchange, Messrs. R. Perez, Schneider and
D. Perez were issued 3,868,917, 2,809,922 and 1,509,231 shares of Common Stock, respectively, in exchange for their interests in the AmHealth Corporations and AmHealth Partnerships. The AmHealth shareholders and partners collectively were issued 11,200,000 shares of Common Stock representing approximately 75% of the Common Stock outstanding immediately after the Exchange. In connection with the Exchange, Mr. Schneider was elected Chairman of the Board of Directors and Chief Executive Officer of the Company, Mr. R. Perez was elected
President -- Healthcare Management, Treasurer and a director of the Company, and Mr. D. Perez was elected Senior Vice President of the Company. Messrs. Schneider, R. Perez and D. Perez also entered into employment agreements with the Company. See "Recent Developments -- Exchange with AmHealth Corporation and Related Entities," "Management -- Employment Agreements" and "Principal and Selling Stockholders."

Effective as of September 1, 1994, the Company entered into a Management Agreement with STAT Physicians whereby the Company has agreed to manage the business and affairs of STAT Physicians. Effective as of February 1, 1996, the Company entered into a Management Agreement with STAT Physicians, P.A., an affiliated physician group ("STAT P.A."), whereby the Company has agreed to manage the business and affairs of STAT P.A. STAT Physicians and STAT P.A. are controlled by Drs. Rice and Miranda. In addition, Drs. Rice and Miranda have entered into an agreement with the Company restricting any transfer of their interests in STAT P.A.

In April 1995, the Company obtained a $600,000 bank line of credit and borrowed the entire amount available under such line. The proceeds of such line were used, in part, to repay the $400,000 principal amount outstanding under a STAT Physicians line of credit, which amount had been used to finance the operations of the Company.

In October 1995, in order to meet federal income tax obligations arising from the income of STAT Physicians attributable to them, Drs. Rice and Miranda each borrowed $100,000 from the Company pursuant to loan agreements bearing interest of 6% per annum and maturing in October 1996.

Four facilities leased by the Company for use in its kidney dialysis business are owned in varying percentages by William Restrepo, M.D. and M.K. Razdan, M.D., principal stockholders of the Company, and Mr. R Perez, a director, executive officer and principal stockholder of the Company. Payments under such leases, which commenced in 1994, totaled $87,000 and $147,000 in 1994 and 1995, respectively, and are estimated to total approximately $238,000 per year in 1996 through 2005. The Company believes that the lease rates for such facilities are comparable to those available from unrelated third-party lessors.

All future transactions, including loans between the Company and its officers, directors and principal stockholders and their affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to the Company regarding beneficial ownership of Common Stock as of September 30, 1996 by (i) each person who owns beneficially more than five percent of the Common Stock,
(ii) each of the Company's directors and named officers and (iii) all current executive officers and directors as a group.

BENEFICIAL OWNER                         NUMBER         PERCENTAGE(1)
-------------------------------------  -----------      -------------
Ruben A. Perez(2)....................    3,868,917           25.8%
Russell D. Schneider(3)..............    2,824,922(4)        18.9
Daniel A. Perez(5)...................    1,509,231           10.1
William Restrepo, M.D.(6)............    1,043,018            7.0
M.K. Razdan, M.D.(7).................    1,026,038            6.9
William H. Rice, M.D.(3).............      783,756(8)         5.2
Victor M. Miranda, M.D.(3)...........      805,677(9)         5.4
Ned E. Chapman(3)....................       90,136(10)          *
David C. Colby.......................       20,000(11)          *
Ann N. James, Ph.D...................       20,000(11)          *
All officers and directors as a group
  (Eight persons)....................    9,922,639(12)       65.9%
------------------------------
  *  Indicates less than 1%.

 (1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or become exercisable within 60 days are deemed outstanding. However, such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) The address for Mr. R. Perez is 8200 I.H. 10 West, Suite 209, San Antonio, Texas 78230.

 (3) The address for Mr. Schneider, Dr. Rice, Dr. Miranda and Mr. Chapman is 12450 Greenspoint Drive, Suite 1200 Houston, Texas 77060.

 (4) Includes 10,000 shares purchasable upon the exercise of options.

 (5) The address for Mr. D. Perez is 1300 North 10th, Suite 220, McAllen, Texas 78501.

 (6) The address for Dr. Restrepo is 1801 South 5th Street, Suite 209, McAllen, Texas 78503.

 (7) The address for Dr. Razdan is 222 East Ridge Road, Suite 116, McAllen, Texas 78503.

 (8) Includes 5,414 shares purchasable upon the exercise of options and 778,342 shares owned of record by STAT Physicians. Drs. Rice and Miranda each own 50% of the outstanding equity interest in STAT Physicians and share the power to vote and dispose of the shares owned by STAT Physicians. Excludes 778,342 shares attributable to Dr. Rice's equity interest in STAT Physicians, of which Dr. Miranda disclaims beneficial ownership.

 (9) Includes 27,335 shares purchasable upon the exercise of options and 778,342 shares owned of record by STAT Physicians. Drs. Rice and Miranda each own 50% of the outstanding equity interest in STAT Physicians and share the power to vote and dispose of the shares owned by STAT Physicians. Excludes 778,342 shares attributable to Dr. Miranda's equity interest in STAT Physicians, of which Dr. Rice disclaims beneficial ownership.

(10) Includes 11,250 shares purchasable upon the exercise of options.

(11) Represents shares purchasable upon the exercise of options. The shares underlying such options are subject to repurchase by the Company.

(12) Includes 93,999 shares purchasable upon the exercise of options.

                          DESCRIPTION OF CAPITAL STOCK

The total authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"). The following descriptions of the capital stock are qualified in all respects by to the Charter and Bylaws, copies of which are available without charge to any person to whom this Prospectus is delivered upon written or oral request to STAT Healthcare, Inc., Attention: Corporate Secretary, 12450 Greenspoint Drive, Suite 1200, Houston, Texas 77060.

As of the date of this Prospectus, 14,975,412 shares of Common Stock and no shares of Preferred Stock were issued and outstanding.

COMMON STOCK

The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any Preferred Stock that may by issued in the future, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets available for distribution after payment of liabilities, subject to prior distribution rights of holders of shares of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscriptive rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The shares of Common Stock outstanding are and the shares of Common Stock to be issued by the Company in the offering will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the Company's stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock.

CLASS A WARRANTS

At September 30, 1996, the Company had outstanding 598,726 Class A Warrants. Each Class A Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $4.50 per share until April 19, 1998. The Class A Warrants were issued pursuant to a warrant agreement (the "Warrant Agreement"), and are evidenced by warrant certificates in registered form.

The exercise price of the Class A Warrants and the number and kind of shares of Common Stock or other securities and property issuable upon exercise of such warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on or a subdivision, combination or capitalization of the Common Stock. Additionally, an adjustment will be made upon the sale of all or substantially all of the assets of the Company in order to enable holders of Class A Warrants to purchase the kind and number of shares or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of the Class A Warrants.

The Class A Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the holders of Class A Warrants, the Company has the right to reduce the exercise price or extend the expiration date of the Class A Warrants.

The Class A Warrants may be exercised upon surrender of the warrant certificate evidencing those warrants on or prior to the expiration date (or earlier redemption date) of such warrants at the offices of American

Stock Transfer & Trust Company, the warrant agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the warrant agent) for the number of Class A Warrants being exercised.

No Class A Warrant will be exercisable unless at the time of exercise the Company has filed with the Commission a current prospectus covering the issuance of shares of Common Stock issuable upon exercise of such warrant and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the warrant. The Company will use its best efforts to maintain a current prospectus relating to the issuance of shares of Common Stock upon the exercise of the Class A Warrants until the expiration of the warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to maintain a current prospectus, there is no assurance that it will be able to do so.

No fractional shares will be issued upon exercise of the Class A Warrants. However, if a holder of a warrant exercises all Class A Warrants then owned of record, the Company will pay to that holder, in lieu of the issuance of a fractional share which would be otherwise issuable, an amount in cash equal to such fractional interest based on the market value of the Common Stock on the last trading day prior to the exercise date.

The Class A Warrants are redeemable by the Company at a price of $0.05 per warrant, and prior to their expiration, on 30 days' prior written notice to the registered holders of the warrants, provided the closing high bid or sale price per share of the Common Stock (if the Common Stock is then traded on Nasdaq or a national securities exchange, respectively) for a period of 20 consecutive trading days, ending on the third business day prior to the date of any redemption notice, equals or exceeds at least $5.50 (subject to adjustment in certain events). The Class A Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption. In addition, subject to the rules of the National Association of Securities Dealers, Inc., the Company has agreed to engage certain persons as its exclusive warrant solicitation agents, in connection with which such persons would be entitled to a 4% fee upon exercise of the Class A Warrants.

REPRESENTATIVES' WARRANTS

At September 30, 1996, the Company had outstanding 62,500 Representatives Warrants, each of which entitles the holders thereof to purchase two shares of Common Stock and one Class A Warrant for an aggregate price of $10.875, subject to anti-dilution provisions, at any time through April 19, 2000.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

Certain provisions of the Charter and Bylaws may have the effect of deterring or preventing hostile takeovers including those that might result in a premium over the then-current trading price or delaying or preventing changes in control or management of the Company. The Board of Directors believes that these provisions are in the best interests of stockholders because they will encourage a potential acquiror to negotiate with the Board of Directors which then will be able to consider the interest of all stockholders in a change of control situation.

AUTHORIZED BUT UNISSUED CAPITAL STOCK. The authorization of undesignated Preferred Stock permits the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of the Company. There will also be a substantial number of authorized but unissued shares of Common Stock that could be issued for such purpose.

CLASSIFIED BOARD OF DIRECTORS. The Charter and Bylaws provide for a classified Board of Directors pursuant to which the Company's directors are divided into three classes as nearly as equal in size as practicable. Each class of directors will be elected once every three years. Therefore, a stockholder that has acquired enough stock to ensure control of the election process can only elect approximately one-third of the directors in each year and must wait at least two elections before electing a majority of directors.

LIMITATION ON ACTIONS BY WRITTEN CONSENT. The Bylaws require that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent. The Bylaws also permit stockholders to call a special meeting of stockholders only if approved by the holders of at least a majority of the outstanding Common Stock.

DELAWARE TAKEOVER STATUTE. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. This statute generally prohibits, under certain circumstances, a Delaware corporation whose stock is publicly traded, from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder unless: (i) the corporation has elected in its certificate of incorporation or bylaws not to be governed by Section 203 (the Company has not made such an election); (ii) prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder; (iii) the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who were also officers or held in certain employee stock plans) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or (iv) the business combination was approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholders). An "interested stockholder" is a person who, together with affiliates and associates, owns (or any time within the prior three years owned) 15% or more of the corporations outstanding voting stock. The term "business combination" is defined generally to include mergers, consolidations, stock sales, asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder.

INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Charter and Bylaws provide for indemnification of each director and officer or former director or officer of another corporation in which the Company owns shares of capital stock or is a creditor. The Company has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law. As of the date of this Prospectus, the Company is not aware of any existing or pending litigation involving a former or current director or officer that will require the indemnification of the Company.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for the Common Stock and the Class A Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices and impair the Company's ability to raise capital through the sale of equity securities. The following discussion is based upon shares outstanding as of September 30, 1996.
If all of the Warrants are exercised, the Company will have outstanding 15,761,638 shares of Common Stock, assuming no exercise of outstanding options after September 30, 1996. Of these shares, (i) 2,847,184 shares, including the 859,166 shares offered hereby, will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 described below, (ii) 3,065,346 shares of Common Stock will be freely tradeable without restriction or further registration under the Securities Act following the termination of the lock-up arrangements described below, (iii) 9,176,486 shares of Common Stock will be held by "affiliates" and will become available for sale pursuant to the volume and manner of sale provisions of Rule 144 following the termination of the lock-up arrangements and (iv) 672,622 shares of Common Stock are "restricted securities" and will become available for sale beginning on June 24, 1998 pursuant to the volume and manner of sale provisions of Rule
144. An additional 50,000 shares of Common Stock are issuable upon the exercise of currently exercisable options. Substantially all shares issued following the exercise of such options will be freely tradeable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company or subject to the lock-up arrangements.

In connection with the Exchange, the Company's officers, directors and certain of its stockholders holding in the aggregate 12,921,454 shares of Common Stock entered into lock-up agreements providing that such persons will not sell, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, such shares of Common Stock, or any shares acquired upon the exercise of any options or warrants until June 24, 1997, without the prior written consent of the Company.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner except an affiliate from whom such shares were purchased) is entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 157,000 shares if all of the Warrants are exercised), or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner other than an affiliate from whom such shares were purchased), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The Securities and Exchange Commission (the "Commission") has proposed to reduce the two- and three-year holding periods of Rule 144 to one and two years, respectively. However, no assurances can be given that such proposal will be adopted or that such proposal will be adopted in the form proposed.

The Company has filed with the Commission a Registration Statement on Form S-8 covering an aggregate of 1,500,000 shares of Common Stock that have been reserved for issuance under the 1996 Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act, other than shares purchased by "affiliates."

                              PLAN OF DISTRIBUTION

The Company will issue and sell shares of Common Stock to the holders of the Class A Warrants upon the exercise of the Class A Warrants in accordance with their terms. The Company will also issue and sell Class A Warrants and shares of Common Stock to the holders of the Representatives' Warrants upon the exercise of the Representatives' Warrants in accordance with their terms. Holders of Warrants who exercise their warrants while the Registration Statement of which this Prospectus is a part is effective under the Securities Act may freely resell the shares of Common Stock and Class A Warrants acquired upon such exercise, except for holders who are "affiliates" of the Company within the meaning of the Securities Act. Affiliates may resell such shares and warrants in accordance with certain provisions of Rule 144.

Upon the exercise of the Class A Warrants and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc. and the rules and regulations of the Commission, the Company has agreed to pay to Network 1 Financial Securities, Inc. and Rothschild Global Investments, Inc., the underwriters of the Company's April 1995 initial public offering (the "Underwriters"), a solicitation fee equal to 4% of the exercise price for each Class A Warrant exercised. However, no compensation will be paid to the Underwriters in connection with the exercise of Class A Warrants if (a) the market price of the underlying shares of Common Stock is lower than the exercise price, (b) the Class A Warrants are held in a discretionary account, (c) the Class A Warrants are exercised in an unsolicited transaction or (d) the disclosure of such compensation arrangement has not been made in documents provided to the customers both as part of the initial public offering of the Class A Warrants and at the time of exercise. In addition, unless granted an exemption by the Commission from Rule 10b-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Underwriters will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to the Company's securities until the later of the termination of such solicitation activity or the termination by waiver or otherwise of any right such persons may have to receive a fee for exercise of the Class A Warrants following such solicitations.

The Common Stock and the Class A Warrants are quoted and trade on the Nasdaq National Market under the symbols "STHC" and "STHCW," respectively.

                                 LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for the Company by Brobeck, Phleger & Harrison LLP, Austin, Texas. A member of such firm currently owns or has the right to acquire approximately 25,000 shares of Common Stock.

                                    EXPERTS

The consolidated financial statements and schedule of STAT Healthcare, Inc. and subsidiaries as of December 31, 1994 and 1995 and for the years then ended have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and in reliance upon the report of Long, Chilton, Payte & Hardin, LLP, independent certified public accountants, with respect to the combined financial statements of AmHealth Corporation and its related healthcare entities as of December 31, 1994 and for the year then ended, and upon the authority of said firms as experts in accounting and auditing.

The consolidated financial statements and schedule of STAT Healthcare, Inc. and subsidiaries as of December 31, 1993 and for the year then ended have been included herein and in the Registration Statement in reliance upon the report of Long, Chilton, Payte & Hardin, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of South Texas Acute Trauma Physicians, P.A. as of December 31, 1993 and August 31, 1994 and for the year ended December 31, 1993 and the eight months ended August 31, 1994 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat

Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commissions regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such filings may also be obtained from the Commission through the Internet at http://www.sec.gov.

The Company has filed a Registration Statement (Reg. No. 333-2486) (the "Registration Statement") with the Commission under the Securities Act with respect to the securities covered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                           Page
                                        -----------

STAT HEALTHCARE, INC. AND SUBSIDIARIES

     Independent Auditors' Report....       F-2

     Independent Auditors' Report....       F-3

     Independent Auditors' Report....       F-4

     Consolidated Balance Sheets at
      December 31, 1993, 1994 and
      1995...........................       F-5

     Consolidated Statements of
      Income for the years ended
      December 31, 1993, 1994
       and 1995......................       F-6

     Consolidated Statements of
      Changes in Stockholders' Equity
      for the years ended December
      31, 1993, 1994 and 1995........       F-7

     Consolidated Statements of Cash
      Flows for the years ended
      December 31, 1993, 1994 and
      1995...........................       F-8

     Notes to Consolidated Financial
      Statements.....................       F-9

STAT HEALTHCARE, INC. AND SUBSIDIARIES (UNAUDITED)

     Consolidated Balance Sheet at
      June 30, 1996 (unaudited)......      F-23

     Consolidated Statements of
      Income for the six months ended
      June 30, 1995 and
       1996 (unaudited)..............      F-24

     Consolidated Statement of
      Changes in Stockholders' Equity
      for the six months ended June
      30, 1996 (unaudited)...........      F-25

     Consolidated Statement of Cash
      Flows for the six months ended
      June 30, 1996 (unaudited)......      F-26

     Notes to Unaudited Consolidated
      Financial Statements...........      F-27

SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.

     Independent Auditors' Report....      F-28

     Balance Sheets at December 31,
      1993 and August 31, 1994.......      F-29

     Statements of Income for the
      year ended December 31, 1993
      and the eight months ended
      August 31, 1994................      F-30

     Statements of Changes in
      Shareholders' Equity for the
      year ended December 31, 1993
      and the eight months ended
      August 31, 1994................      F-31

     Statements of Cash Flows for the
      year ended December 31, 1993
      and the eight months ended
      August 31, 1994................      F-32

     Notes to Financial Statements...      F-33

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
STAT Healthcare, Inc.:

We have audited the accompanying consolidated balance sheets of STAT Healthcare, Inc. and subsidiaries (the Company) as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 1994 financial statements of AmHealth Corporation and its related health care entities, a wholly-owned subsidiary, which statements reflect total assets constituting 57% and total net service revenues constituting 52% of the related consolidated totals in 1994. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for AmHealth Corporation and its related health care entities, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors for 1994 provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors for 1994, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of STAT Healthcare, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Houston, Texas
August 9, 1996

                          INDEPENDENT AUDITORS' REPORT

The Boards of Directors/Partners
AmHealth Corporation and its
  Related Health Care Entities:

We have audited the combined balance sheets of AmHealth Corporation and its related health care entities (collectively referred to as the Company) as of December 31, 1994, and the related combined statements of income, changes in shareholders' equity and partners' capital, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of AmHealth Corporation and its related health care entities as of December 31, 1994, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          LONG, CHILTON, PAYTE & HARDIN, LLP
                                          Certified Public Accountants

McAllen, Texas
February 22, 1995

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
STAT Healthcare, Inc.:

We have audited the accompanying consolidated balance sheet of STAT Healthcare, Inc. and subsidiaries (the Company) as of December 31, 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of STAT Healthcare, Inc. and subsidiaries as of December 31, 1993, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          LONG, CHILTON, PAYTE & HARDIN, LLP
                                          Certified Public Accountants

McAllen, Texas
August 9, 1996

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

                                           1993          1994           1995
                                       ------------  ------------  --------------
               ASSETS
Cash and cash equivalents............  $    114,000  $    470,000  $    2,538,000
Accounts receivable, net (notes 5 and
8)...................................       339,000     2,382,000       4,565,000
Notes receivable (note 6)............         8,000         8,000         266,000
Inventories (note 8).................        32,000        63,000         103,000
Prepaid and other current assets.....        71,000       143,000         709,000
                                       ------------  ------------  --------------
          Total current assets.......       564,000     3,066,000       8,181,000
Property and equipment, net (notes 7
and 8)...............................       526,000     1,446,000       2,261,000
Other non-current assets.............        53,000       312,000         133,000
                                       ------------  ------------  --------------
          Total assets...............  $  1,143,000  $  4,824,000  $   10,575,000
                                       ============  ============  ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt
(note 8).............................  $    122,000  $    470,000  $       88,000
Current portion of capital lease
obligations (note 9).................        80,000        37,000          48,000
Accrued physicians' fees.............            --       724,000         706,000
Accounts payable.....................       116,000       352,000         925,000
Accrued liabilities..................        49,000       268,000         513,000
Distributions payable................            --            --         283,000
                                       ------------  ------------  --------------
          Total current
          liabilities................       367,000     1,851,000       2,563,000
Long-term debt (note 8)..............        87,000        95,000         156,000
Long-term capital lease obligations
(note 9).............................       243,000     1,099,000       1,484,000
                                       ------------  ------------  --------------
          Total liabilities..........       697,000     3,045,000       4,203,000
                                       ------------  ------------  --------------
Stockholders' equity (notes 8, 11 and
12):
     Preferred stock, $.01 par value.
       Authorized 5,000,000 shares;
       Series A convertible, issued
       and outstanding 74,000 shares
       at December 31, 1994..........            --       370,000              --
     Common stock, $.01 par value.
       Authorized 40,000,000 shares;
       issued and outstanding
       4,165,166, 6,183,552 and
       14,823,332 shares,
       respectively..................        42,000        62,000         148,000
     Capital in excess of par
     value...........................       269,000       589,000       4,204,000
     Retained earnings...............       135,000       758,000       2,020,000
                                       ------------  ------------  --------------
          Total stockholders'
          equity.....................       446,000     1,779,000       6,372,000
                                       ------------  ------------  --------------
Commitments and contingencies (notes
9, 13 and 15)
          Total liabilities and
          stockholders' equity.......  $  1,143,000  $  4,824,000  $   10,575,000
                                       ============  ============  ==============

          See accompanying notes to consolidated financial statements.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

                                           1993          1994           1995
                                       ------------  ------------  --------------
Net service revenues (note 4)........  $  1,170,000  $  7,645,000  $   23,141,000
                                       ------------  ------------  --------------
Operating expenses:
     Professional medical fees.......            --     2,601,000       9,241,000
     Human resources.................       394,000     1,424,000       4,640,000
     Supplies........................       336,000     1,127,000       1,818,000
     Billing and collection costs....            --       322,000       1,461,000
     Outside services and other......       226,000       624,000         970,000
     Liability insurance.............            --       167,000         706,000
     Furniture and equipment.........        59,000       204,000         400,000
     Occupancy.......................            --        17,000         139,000
                                       ------------  ------------  --------------
          Total operating expenses...     1,015,000     6,486,000      19,375,000
                                       ------------  ------------  --------------
          Operating income...........       155,000     1,159,000       3,766,000
Interest income......................            --            --          75,000
Interest expense.....................       (21,000)     (143,000)       (225,000)
Other income.........................         1,000       153,000          29,000
                                       ------------  ------------  --------------
          Income before income
             taxes...................       135,000     1,169,000       3,645,000
Income taxes (note 10)...............            --        65,000         347,000
                                       ------------  ------------  --------------
          Net income.................       135,000     1,104,000       3,298,000
Proforma income taxes (note 2).......        46,000       332,000         892,000
                                       ------------  ------------  --------------
          Proforma net income........  $     89,000  $    772,000  $    2,406,000
                                       ============  ============  ==============
          Proforma net income per
             common share
             (note 2)................  $       0.02  $       0.11  $         0.20
                                       ============  ============  ==============
Number of shares used in computing
  proforma net income per common
  share..............................     5,257,954     7,079,131      11,897,371
                                       ============  ============  ==============

          See accompanying notes to consolidated financial statements.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

                                          PREFERRED STOCK           COMMON STOCK         CAPITAL IN                       TOTAL
                                        --------------------    ---------------------     EXCESS OF      RETAINED     STOCKHOLDERS'
                                        SHARES      AMOUNT       SHARES       AMOUNT      PAR VALUE      EARNINGS        EQUITY
                                        -------    ---------    ---------    --------    -----------    ----------    -------------
Balances at January 1, 1993..........        --    $      --      339,604    $  4,000     $   18,000    $       --     $    22,000
Capital contributions................        --           --    3,825,562      38,000        251,000            --         289,000
Net income...........................        --           --           --          --             --       135,000         135,000
                                        -------    ---------    ---------    --------    -----------    ----------    -------------
Balances at December 31, 1993........        --           --    4,165,166      42,000        269,000       135,000         446,000
Sale of common stock at par..........        --           --      450,000       5,000             --            --           5,000
Sale of Series A, Convertible
  Preferred stock....................    74,000      370,000           --          --             --            --         370,000
Sale of common stock at $.10 per
  share..............................        --           --      100,000       1,000          9,000            --          10,000
Sale of common stock at $1.00 per
  share, net of issuance cost........        --           --      250,000       2,000        233,000            --         235,000
Capital contributions................        --           --    1,218,386      12,000         78,000            --          90,000
Distributions to shareholders........        --           --           --          --             --      (481,000)       (481,000)
Net income...........................        --           --           --          --             --     1,104,000       1,104,000
                                        -------    ---------    ---------    --------    -----------    ----------    -------------
Balances at December 31, 1994........    74,000      370,000    6,183,552      62,000        589,000       758,000       1,779,000
Initial public offering of common
  stock, net of issuance cost........        --           --    1,250,000      12,000      3,243,000            --       3,255,000
Conversion of 10% secured notes to
  common stock.......................        --           --       93,332       1,000         17,000            --          18,000
Conversion of Series A, Convertible
  Preferred stock to common stock....   (74,000)    (370,000)   1,480,000      15,000        355,000            --              --
Capital contributions................        --           --    5,816,448      58,000             --       (31,000)         27,000
Distributions to shareholders........        --           --           --          --             --    (2,005,000)     (2,005,000)
Net income...........................        --           --           --          --             --     3,298,000       3,298,000
                                        -------    ---------    ---------    --------    -----------    ----------    -------------
Balances at December 31, 1995........        --    $      --    14,823,332   $148,000     $4,204,000    $2,020,000     $ 6,372,000
                                        =======    =========    =========    ========    ===========    ==========    =============

          See accompanying notes to consolidated financial statements.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

                                              1993           1994            1995
                                          ------------  --------------  --------------
Cash flows from operating activities:
  Net income............................  $    135,000  $    1,104,000  $    3,298,000
                                          ------------  --------------  --------------
  Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities:
       Depreciation and amortization....        59,000         196,000         360,000
       Changes in assets and
          liabilities:
          (Increase) in net accounts
             receivable.................      (337,000)     (2,043,000)     (2,183,000)
          (Increase) in inventories.....       (32,000)        (31,000)        (40,000)
          (Increase) in prepaid and
             other current assets.......       (71,000)        (72,000)       (566,000)
          (Increase) in organization and
             start-up costs.............       (59,000)        (43,000)        (68,000)
          (Increase) in other
             non-current assets.........            --              --          (9,000)
          Increase (decrease) in accrued
             physicians' fees...........            --         724,000         (18,000)
          Increase in accounts
             payable....................       116,000         236,000         573,000
          Increase in accrued
             liabilities................        49,000         219,000         245,000
          Increase in distributions
             payable....................            --              --         283,000
                                          ------------  --------------  --------------
          Total adjustments.............      (275,000)       (814,000)     (1,423,000)
                                          ------------  --------------  --------------
             Net cash provided by (used
               in) operating
               activities...............      (140,000)        290,000       1,875,000
                                          ------------  --------------  --------------
Cash flows from investing activities:
  Increase in notes receivable..........        (8,000)             --        (258,000)
  Purchase of property and equipment....      (219,000)       (186,000)       (548,000)
                                          ------------  --------------  --------------
             Net cash used in investing
               activities...............      (227,000)       (186,000)       (806,000)
                                          ------------  --------------  --------------
Cash flows from financing activities:
  Capital contributions.................       289,000          90,000          27,000
  Proceeds from sale of common stock....            --         250,000       3,255,000
  Proceeds from sale of preferred
     stock..............................            --         370,000              --
  Proceeds from issuance of convertible
     secured notes......................            --         350,000              --
  Distributions to shareholders.........            --        (481,000)     (2,005,000)
  Issuance of long-term debt............       220,000         360,000         278,000
  Repayment of long-term debt...........       (11,000)       (354,000)       (249,000)
  Repayment of convertible secured
     notes..............................            --              --        (332,000)
  Repayments of capital lease
     obligations........................       (34,000)        (99,000)       (209,000)
  Decrease (increase) in deferred
     offering costs.....................            --        (234,000)        234,000
                                          ------------  --------------  --------------
             Net cash provided by
               financing activities.....       464,000         252,000         999,000
                                          ------------  --------------  --------------
Net increase in cash and cash
equivalents.............................        97,000         356,000       2,068,000
Cash and cash equivalents at beginning
of year.................................        17,000         114,000         470,000
                                          ------------  --------------  --------------
Cash and cash equivalents at end of
year....................................  $    114,000  $      470,000  $    2,538,000
                                          ============  ==============  ==============

          See accompanying notes to consolidated financial statements.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

(1)  BUSINESS OF THE COMPANY AND ORGANIZATION

BUSINESS OF THE COMPANY

STAT Healthcare, Inc. (STAT) was incorporated in the state of Delaware on July 29, 1994. STAT provides emergency medical management services. On June 24, 1996, STAT, through a successor entity formed for the purpose of effecting a business combination, acquired all the common stock and partnership interests of AmHealth Corporation and its related health care entities (AmHealth) (see note 3). AmHealth provides disease management services focused primarily on ailments associated with diabetes. STAT and AmHealth merged into the successor entity which became the parent and registrant and which then changed its name to STAT Healthcare, Inc.

CONSOLIDATED FINANCIAL STATEMENTS

The merger of STAT and AmHealth has been accounted for as a pooling of interests. Accordingly, the consolidated financial statements of STAT Healthcare, Inc. and subsidiaries (the Company) have been restated to include the accounts and results of operations of both STAT and AmHealth for all periods presented.

Following the merger, the Company is an integrated disease management and medical services company which provides a continuum of disease management services primarily to patients with end-stage renal disease and also provides physician practice management services to hospital-based emergency departments.

OPERATIONS AND ORGANIZATION OF STAT

Upon incorporation in July 1994, STAT negotiated a Management Agreement with South Texas Acute Trauma Physicians, P.A. (STAT Physicians). The Management Agreement became effective September 1, 1994 and is perpetual. The Management Agreement has no termination or cancellation provisions. In addition, the Company has the ability to control the designation of physician owner(s) of STAT Physicians. Prior to the merger with AmHealth, the Company's income was derived exclusively from revenues associated with the Management Agreement, less direct expenses paid by the Company on behalf of STAT Physicians, as provided in the Management Agreement and less the operating expenses of the Company. Additionally, on September 1, 1994, the Company assumed the employment of all personnel previously employed at STAT Physicians and the operating costs associated therewith from that date forward.

Prior to the merger with AmHealth, the Company operated in a single business segment, emergency medical management services. The Company's principal business related to management and administrative services provided to those engaged in physician staffing of hospital emergency departments. At December 31, 1994 and 1995, the Company managed contracts for physician services with 12 and 11 hospitals, respectively, primarily located in the Houston greater metropolitan area. Under these contracts, 24-hour physician coverage of the emergency departments is provided.

Physicians providing services are independent contractors to STAT Physicians and are paid monthly on a basis of fixed hourly rates. As independent contractors, these physicians are responsible for their own income and Social Security taxes as well as workers compensation insurance.

The contracts between STAT Physicians and hospitals are generally written for an initial term of two years and automatically renew for extended periods after the initial term. STAT Physicians' contractual arrangements with hospitals are principally fee-for-service contracts under which the Company bills and collects the professional component of medical services on behalf of STAT Physicians. At December 31, 1994, 9 of 12 contracts were fee-for-service contracts, while at December 31, 1995, all contracts were fee-for-service

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

(1) BUSINESS OF THE COMPANY AND ORGANIZATION: (CONTINUED) contracts. Services performed under contracts not subject to fee-for-service arrangements at December 31, 1994 were compensated by the hospitals on a fixed fee basis.

OPERATIONS AND ORGANIZATION OF AMHEALTH

AmHealth operates in two business segments, kidney dialysis services and healthcare management services. It operates outpatient kidney dialysis facilities, provides management services for hospital-based hyperbaric oxygen therapy facilities, and provides management and personnel services to outpatient home health providers in the Rio Grande Valley of south Texas.

The AmHealth entities, their pre-merger structure and their dates of inception are as follows:

               ENTITY                      STRUCTURE           DATE OF INCEPTION
-------------------------------------  ---------------------   -----------------
Management operations:
     AmHealth Corporation............    S Corporation             Oct 1992
Kidney dialysis center operations:
     AmHealth Enterprises of the
       Valley, Inc...................    S Corporation             Oct 1992
     AmHealth Kidney Center of the
       Valley, Ltd...................      Partnership             Apr 1993
     Starr Dialysis Center, Ltd......      Partnership             Nov 1993
     Weslaco Kidney Center, Ltd......      Partnership             Jun 1994
     Mission Kidney Center, Ltd......      Partnership             Aug 1995
     Brownsville Kidney Center,
       Ltd...........................      Partnership             Apr 1996
Healthcare management operations:
     Southwestern Infusion
       Healthcare, Ltd...............      Partnership             Jun 1994
     AmHealth Ambulatory Services,
       Inc...........................    C Corporation             Apr 1995
     AmHealth Ambulatory Healthcare,
       Ltd...........................      Partnership             Apr 1995
     Brownsville Hyperbaric
       Healthcare, Ltd...............      Partnership             May 1995
     AmHealth Medical Management,
       Ltd...........................      Partnership             Jun 1995

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of STAT Healthcare, Inc., AmHealth Corporation and its related health care entities (all wholly-owned), and the results of operations of STAT Physicians since September 1, 1994, the effective date of the Company's Management Agreement with STAT Physicians.

Because of the existence of a parent-subsidiary relationship by means other than record ownership of STAT Physicians' voting stock and because of the unilateral control, notwithstanding the lack of technical majority ownership, which the Company has over the assets and operation of STAT Physicians, consolidation of its results of operations is necessary to present fairly the results of operations of the Company.

All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) statements and accompanying notes. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from these estimates.

CASH EQUIVALENTS

Investments in highly liquid, short-term instruments purchased with original maturities of three months or less are deemed to be cash equivalents.

SERVICE REVENUES AND ACCOUNTS RECEIVABLE

Patient service revenues are recorded at established billing rates, net of an allowance for contractual adjustments and a provision for uncollectible accounts. Management services revenue for hospital and home health agency accounts are recorded net of an allowance for doubtful accounts.

Patient accounts receivable are reduced to an estimated realizable value taking into consideration contractual adjustments mandated by payors (Medicare, Medicaid and private insurers) and expected write-offs of uncollectible accounts. These estimates are based upon management judgements and historical experience.

INVENTORIES

Inventories, consisting primarily of dialysis and pharmacy supplies, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are depreciated using the straight-line depreciation method over the estimated useful lives of the assets by class: minor equipment, 3 years; major equipment, 5 years; improvements, 5 years.

Equipment under capital lease is stated at the lesser of the present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Equipment under capital lease is amortized using the straight-line method over the term of the leases which is 4 to 7 years. Buildings and land under capital lease are stated at the fair value of the properties and are amortized using the straight-line method over the term of the leases which is 10 years.

ORGANIZATION AND START-UP COSTS

Organization and start-up costs have been capitalized and are being amortized using the straight-line method over five years.

DEFERRED OFFERING COSTS

Deferred offering costs totaling $234,000 at December 31, 1994 were included in other non-current assets. Such assets were combined with additional offering costs incurred during 1995 and were recorded as a reduction of the proceeds from the initial public offering of common stock during 1995.

DEFERRED ACQUISITION COSTS

Costs incurred to effect an expected pooling of interests business combination are deferred and charged to expense in the period that the business combination is consummated. If a plan of combination is abandoned,

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) costs that have been deferred are expensed. At December 31, 1995, deferred acquisition costs of $134,000 were included in prepaid and other current assets. These costs were combined with additional acquisition costs incurred in 1996 and were expensed in the second quarter of 1996 when the AmHealth merger was consummated.

INCOME TAXES

The Company utilizes the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Prior to consummation of the merger, each of the AmHealth entities (except AmHealth Ambulatory Services, Inc.) was a partnership or had elected to be treated as an S Corporation. Accordingly, each entity's income or loss was allocated to that entity's shareholders or partners for inclusion in their personal federal income tax returns. No federal income taxes were assessed to any of the entities (except AmHealth Ambulatory Services, Inc.), and accordingly, no provision for federal income taxes for these entities has been reflected in the accompanying consolidated statements of income prior to consummation of the merger. AmHealth Ambulatory Services, Inc. began operations in April 1995. Taxable income of this corporation from its date of inception through December 31, 1995 was not material.

NET INCOME PER COMMON SHARE

Net income per common share is computed based on the sum of STAT and AmHealth common and common equivalent shares calculated as follows:

      o STAT. From inception through the date of STAT's initial public offering, the number of common and common equivalent shares is computed as if all shares were outstanding for the entire period, less the number of treasury shares assumed to have been purchased (at the initial offering price of STAT's common stock) from the proceeds of actual sales of stock. Following the initial public offering, the number of common and common equivalent shares is computed based on the weighted average number of common shares outstanding adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock.

      o AmHealth. The number of common and common equivalent shares is computed based on the number of shares of the Company's common stock issued to the shareholders or partners of each AmHealth entity upon consummation of the merger, as if such shares were outstanding since the date of inception for each entity.

PRO FORMA NET INCOME AND PRO FORMA NET INCOME PER SHARE

Pro forma income taxes are calculated to reflect the effect of income taxes not otherwise payable by the AmHealth entities which were partnerships or S Corporations prior to consummation of the merger. The pro forma income taxes are based on an effective rate of 34%. Pro forma net income per share is computed based on the pro forma net income amount.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

Methods and assumptions used to estimate the fair value of each class of financial instruments are as follows:

      o Cash equivalents, trade accounts receivable, notes receivable and payables -- The carrying amounts approximate fair value because of the short maturity of these instruments.

      o Long-term debt -- The carrying amount approximates fair value because the notes generally have an adjustable interest rate based on the prime rate.

(3)  MERGER

On June 24, 1996, the Company acquired all the common stock and partnership interests of AmHealth Corporation and its related health care entities (AmHealth) for 11,200,000 shares of the Company's common stock. AmHealth operates outpatient kidney dialysis facilities, provides management services for hospital-based hyperbaric oxygen therapy facilities, and provides management and personnel services to outpatient home health providers in the Rio Grande Valley of south Texas. The transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements for all periods presented have been restated to include the accounts of AmHealth.

Separate and combined results of STAT and AmHealth during the years ended December 31, 1993, 1994 and 1995 (periods preceding the merger) were as follows:

                                           1993          1994           1995
                                       ------------  ------------  --------------
Net service revenues:
     STAT............................  $         --  $  3,672,000  $   14,124,000
     AmHealth........................     1,170,000     3,973,000       9,017,000
                                       ------------  ------------  --------------
          Combined...................  $  1,170,000  $  7,645,000  $   23,141,000
                                       ============  ============  ==============
Net income:
     STAT............................  $         --  $    128,000  $      674,000
     AmHealth........................       135,000       976,000       2,624,000
                                       ------------  ------------  --------------
          Combined...................       135,000     1,104,000       3,298,000
     Proforma income taxes...........       (46,000)     (332,000)       (892,000)
                                       ------------  ------------  --------------
          Proforma net income........  $     89,000  $    772,000  $    2,406,000
                                       ============  ============  ==============

(4)  NET SERVICES REVENUES

Under the contracts between STAT Physicians and the hospitals and under the Company's Management Agreement with STAT Physicians, the Company has the ability, subject to hospital concurrence, to establish the rates to be billed to patients for services provided. Gross service revenues represent the billed value of physician services provided at hospital locations, and patient service and management services revenue recorded at established billing rates. Billings discounts represent the difference between gross service revenues and the amount which is ultimately expected to be received. These discounts relate principally to contractual adjustments mandated by payors such as Medicare and Medicaid and also to contracted

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

(4)  NET SERVICES REVENUES: (CONTINUED)
arrangements with private insurers. Discounts also include provisions for indigent patients without the means of paying for services provided.

Gross service revenues and billings discounts for the years ended December 31, 1993, 1994 and 1995 are as follows:

                                           1993           1994            1995
                                       ------------  --------------  --------------
Gross service revenues...............  $  1,418,000  $   12,180,000  $   40,143,000
Billings discounts...................      (248,000)     (4,535,000)    (17,002,000)
                                       ------------  --------------  --------------
     Net service revenues............  $  1,170,000  $    7,645,000  $   23,141,000
                                       ============  ==============  ==============

Service revenues have been primarily generated in south Texas and the Houston greater metropolitan area. Although subject to individual contracts, net service revenues derived from hospitals which, at December 31, 1995, were owned by Columbia/HCA Healthcare Corporation accounted for 46% and 41% of 1994 and 1995 net service revenues, respectively.

(5)  ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 1993, 1994 and 1995 are as follows:

                                          1993          1994          1995
                                       -----------  ------------  ------------
Gross patient accounts receivable....  $   436,000  $  4,617,000  $  8,892,000
Allowance for contractual
  adjustments........................      (81,000)   (1,943,000)   (2,938,000)
                                       -----------  ------------  ------------
     Estimated accounts receivable...      355,000     2,674,000     5,954,000
Allowance for doubtful accounts......      (17,000)     (539,000)   (1,882,000)
                                       -----------  ------------  ------------
     Net patient accounts
       receivable....................      338,000     2,135,000     4,072,000
Other accounts receivable............        1,000       188,000       371,000
Due from STAT Physicians.............           --        59,000       122,000
                                       -----------  ------------  ------------
     Accounts receivable, net........  $   339,000  $  2,382,000  $  4,565,000
                                       ===========  ============  ============

(6)  NOTES RECEIVABLE

Notes receivable at December 1993, 1994 and 1995 are as follows:

                                         1993       1994        1995
                                       ---------  ---------  ----------
Non interest-bearing note receivable
  from Mission Medical Properties....  $      --  $      --  $   50,000
Note receivable from
  officer/shareholders, interest at
  6%, due October 31, 1996...........         --         --     200,000
Other................................      8,000      8,000      16,000
                                       ---------  ---------  ----------
     Notes receivable................  $   8,000  $   8,000  $  266,000
                                       =========  =========  ==========

Mission Medical Properties leases buildings and land under capital leases to the Company and is owned by certain stockholders of the Company.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

(7)  PROPERTY AND EQUIPMENT

Property and equipment at December 31, 1993, 1994 and 1995 are as follows:

                                          1993         1994          1995
                                       ----------  ------------  ------------
Land and buildings...................  $       --  $    619,000  $    969,000
Equipment and furnishings............     515,000       915,000     1,705,000
Improvements.........................      63,000       142,000       155,000
                                       ----------  ------------  ------------
                                          578,000     1,676,000     2,829,000
     Less accumulated depreciation
     and amortization................     (52,000)     (230,000)     (568,000)
                                       ----------  ------------  ------------
          Property and equipment,
          net........................  $  526,000  $  1,446,000  $  2,261,000
                                       ==========  ============  ============

Depreciation and amortization of property and equipment charged to operations was $52,000, $178,000 and $338,000 during the years ended December 31, 1993, 1994 and 1995, respectively.

(8)  LONG-TERM DEBT

Long-term debt at December 31, 1993, 1994 and 1995 is as follows:

                                           1993          1994         1995
                                       ------------  ------------  ----------
Convertible secured notes; interest
  at 10%.............................  $         --  $    350,000  $       --
Revolving credit payable to bank, due
  in quarterly installments of $9,375
  plus interest through March 1999;
  interest at prime plus .5%.........            --            --     122,000
Revolving credit payable to bank;
  interest at prime plus 1%..                79,000        75,000         --
Note payable to TransAmerican
  Insurance Finance, due January 1,
  1996; interest at 11.64%...........            --            --       4,000
Note payable to bank, due April 2,
  1996; interest at prime plus 1%....        54,000        27,000      10,000
Noninterest-bearing note payable to
  Palmco, Inc., for construction
  allowance on leased building, due
  April 1, 1996......................        26,000        15,000       4,000
Note payable to bank, due October 30,
  1997; interest at prime plus 1%....        50,000        38,000       6,000
Note payable to bank, due June 15,
  1998; interest at prime plus 1%....            --        60,000      48,000
Note payable to bank, due November 6,
  1999; interest at prime plus 1%....            --            --      50,000
                                       ------------  ------------  ----------
     Total debt......................       209,000       565,000     244,000
     Less current portion............      (122,000)     (470,000)    (88,000)
                                       ------------  ------------  ----------
     Long-term debt..................  $     87,000  $     95,000  $  156,000
                                       ============  ============  ==========

The convertible secured notes were issued in October and November 1994 in connection with a bridge financing. A total of $332,000 was repaid and the balance of $18,000 was converted to common stock in connection with STAT's initial public offering during 1995. The conversion of convertible secured notes to common stock is a non cash investing and financing transaction and is excluded from the 1995 consolidated statement of cash flows.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

(8)  LONG-TERM DEBT: (CONTINUED)

The revolving credit payables to bank and notes payable to bank are secured by the Company's accounts receivable, inventories and equipment. Long-term debt totaling $240,000 at December 31, 1995 was guaranteed by a stockholder of the Company.

Future payments of long-term debt at December 31, 1995 are as follows:

1996....................................  $   88,000
1997....................................      66,000
1998....................................      68,000
1999....................................      22,000
                                          ----------
                                          $  244,000
                                          ==========

Cash paid for interest was $21,000, $126,000 and $214,000 during the years ended December 31, 1993, 1994 and 1995, respectively.

(9)  LEASE OBLIGATIONS

Future minimum lease payments under capital leases, together with the present value of the net minimum lease payments, at December 31, 1995 are as follows:

1996....................................  $    476,000
1997....................................       426,000
1998....................................       341,000
1999....................................       261,000
2000....................................       203,000
Later years.............................       781,000
                                          ------------
Total minimum lease payments............     2,488,000
Less amount representing interest.......      (956,000)
                                          ------------
Present value of net minimum lease
  payments..............................     1,532,000
     Less current portion...............       (48,000)
                                          ------------
     Long-term capital lease
      obligations.......................  $  1,484,000
                                          ============

At December 31, 1995, the Company's capital lease obligations include amounts payable to entities owned or controlled by stockholders of the Company. Total payments to these entities under the capital leases were $87,000 and $147,000 for the years ended December 31, 1994 and 1995, respectively.

On September 10, 1995, the Company entered into an agreement to lease a facility located in Brownsville, Texas, to be constructed and owned by an entity owned by stockholders of the Company. Lease payments begin 45 days after completion and are $7,600 per month for a term of 120 months. Based on an estimated fair market value of $490,000 and the terms of the lease, the lease will be a capital lease.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

(9)  LEASE OBLIGATIONS: (CONTINUED)

Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1995 are as follows:

1996....................................  $  265,000
1997....................................     268,000
1998....................................     121,000
1999....................................      16,000
                                          ----------
Total minimum lease payments............  $  670,000
                                          ==========

Rental expense under operating leases was $16,000, $31,000 and $60,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

Obligations under capital lease incurred for property and equipment were $358,000, $912,000 and $605,000 during the years ended December 31, 1993, 1994 and 1995, respectively. These non cash investing and financing transactions have been excluded from the consolidated statements of cash flows.

(10)  INCOME TAXES

Income taxes for the years ended December 31, 1993, 1994 and 1995 are as follows:

                                         1993       1994        1995
                                       ---------  ---------  ----------
Federal..............................  $      --  $  58,000  $  330,000
State................................         --      7,000      17,000
                                       ---------  ---------  ----------
Total................................  $      --  $  65,000  $  347,000
                                       =========  =========  ==========

The actual income tax expense for the years ended December 31, 1993, 1994 and 1995 differs from the expected federal income tax computed by applying the U.S. corporate rate of 34% to income before income taxes as follows:

                                          1993         1994          1995
                                       ----------  ------------  ------------
Computed "expected" tax expense....    $   46,000  $    398,000  $  1,239,000
Taxes on income earned and reported
  by shareholders of S corporations
  and partners of partnerships.......     (46,000)     (332,000)     (892,000)
Increase in tax resulting from
  nondeductible expenses.............          --         1,000         2,000
State tax provision, net of federal
  benefit............................          --         4,000        11,000
Other................................          --        (6,000)      (13,000)
                                       ----------  ------------  ------------
          Actual income tax
             expense.................  $       --  $     65,000  $    347,000
                                       ==========  ============  ============

For the years ended December 31, 1993, 1994 and 1995, there were no significant temporary differences which created deferred tax assets or liabilities. Income taxes payable of $65,000 are included in accrued liabilities at December 31, 1994. Refundable income taxes of $31,000 are included in other current assets at December 31, 1995. No income taxes were paid during the years ended December 31, 1993 and 1994. Income taxes of $440,000 were paid during the year ended December 31, 1995.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

(11)  CAPITAL STOCK

Authorized capital stock of the Company consists of 5,000,000 shares of $.01 par value preferred stock and 40,000,000 shares of $.01 par value common stock. In September 1994, STAT sold 74,000 shares of Series A convertible preferred stock (Preferred Stock) to STAT Physicians for $370,000. The Preferred Stock was converted into common stock at a rate of 20 shares of common stock for each share of Preferred Stock (1,480,000 common shares) upon the completion of STAT's initial public offering of common stock in 1995. The conversion of Preferred Stock into common stock is a non cash investing and financing transaction and is excluded from the 1995 consolidated statement of cash flows.

At December 31, 1995, shares of common stock are reserved for issuance in connection with the future exercise of Class A warrants to purchase common stock at the price of $4.50 per share (734,166 shares) and underwriter warrants for 125,000 shares of common stock at $5.44 per share. These warrants were issued in connection with STAT's initial public offering of common stock and the related conversion of 10% convertible secured notes. Additionally, at December 31, 1995, 300,000 shares of common stock are reserved for issuance in connection with the Company's stock option plan.

(12)  STOCK OPTION PLAN

The Company has a stock option plan, providing for the granting of incentive stock options or nonqualified stock options, for the benefit of its employees and directors. Under this plan, options may be granted to purchase an aggregate of 300,000 shares of common stock at no less than 100% (90% in the event of a nonqualified stock option) of the fair market value of the common stock at the time of the grant. At December 31, 1995, 10,000 unoptioned shares were available for granting. All options which have been granted expire five years from the date of grant. Information relating to stock options is as follows:

                                       NUMBER OF
                                        OPTIONS    OPTION PRICE PER SHARE
                                       ---------   ----------------------
Outstanding at December 31, 1994.....         --                    --
Granted..............................    290,000      $     2.88--3.17
                                       ---------
Outstanding at December 31, 1995.....    290,000      $     2.88--3.17
                                       =========
Shares exercisable at December 31,
  1995...............................      2,500      $           3.00
                                       =========   ======================

(13)  COMMITMENTS AND CONTINGENT LIABILITIES

The Company has certain pending and threatened litigation and claims incurred in the ordinary course of business; however, management believes that the probable resolution of such contingencies will not materially affect the liquidity, the financial position, or the results of the Company's operations.

The Company procures professional liability insurance on behalf of STAT Physicians which provides coverage on a claims-made basis during the policy period. The coverage is purchased on a "slot" basis and extends to the Company, to STAT Physicians and to contract physicians who perform services. Individual policies are not provided to physicians; however, they must be prequalified for coverage as a routine credentialing process. If a claims-made policy is not renewed or replaced by a new policy which provides coverage retroactively, it becomes necessary to purchase an extended reporting period endorsement. Management intends to renew the existing claims-made policy and in the past has either renewed or successfully purchased retroactive coverage.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

(13)  COMMITMENTS AND CONTINGENT LIABILITIES: (CONTINUED)

Although the Company does not directly contract with hospitals or physicians for the provision or procurement of medical services, its contractual relationship with STAT Physicians exposes it to potential claims from litigants. Accordingly, the Company is named as an additional insured under the professional liability coverage of STAT Physicians.

Effective October 1, 1995, the Company established a 401(k) plan (the Plan) for its employees. The Plan allows participants with at least one year of prior service to make elective deferrals of up to 15% of their compensation. The Plan also allows discretionary matching employer contributions as well as additional discretionary contributions which shall be allocated to each eligible employee in proportion to his or her compensation as a percentage of the compensation of all eligible employees. Employer contributions vest at the rate of 20% per year of service. No discretionary contributions were made to the Plan by the Company during the year ended December 31, 1995.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

(14)  BUSINESS SEGMENTS

The Company operates in three business segments; emergency services, kidney dialysis services and health care management services. Information by business segment as of and for the years ended December 31, 1993, 1994 and 1995 is as follows:

                                           1993          1994           1995
                                       ------------  ------------  --------------
Net service revenues:
     Emergency services..............  $         --  $  3,672,000  $   14,124,000
     Kidney dialysis.................     1,170,000     3,766,000       6,262,000
     Healthcare management...........            --       207,000       2,755,000
                                       ------------  ------------  --------------
          Total......................  $  1,170,000  $  7,645,000  $   23,141,000
                                       ============  ============  ==============
Operating income:
     Emergency services..............  $         --  $    202,000  $      977,000
     Kidney dialysis.................       210,000       998,000       1,715,000
     Healthcare management...........            --       123,000       1,120,000
     General corporate...............       (55,000)     (164,000)        (46,000)
                                       ------------  ------------  --------------
          Total......................  $    155,000  $  1,159,000  $    3,766,000
                                       ============  ============  ==============
Identifiable assets:
     Emergency services..............  $         --  $  2,094,000  $    5,860,000
     Kidney dialysis.................     1,117,000     2,557,000       3,642,000
     Healthcare management...........            --       103,000         970,000
     General corporate...............        26,000        70,000         103,000
                                       ------------  ------------  --------------
          Total......................  $  1,143,000  $  4,824,000  $   10,575,000
                                       ============  ============  ==============
Depreciation and amortization:
     Emergency services..............  $         --  $         --  $       16,000
     Kidney dialysis.................        57,000       192,000         301,000
     Healthcare management...........            --         2,000          40,000
     General corporate...............         2,000         2,000           3,000
                                       ------------  ------------  --------------
          Total......................  $     59,000  $    196,000  $      360,000
                                       ============  ============  ==============
Capital expenditures:
     Emergency services..............  $         --  $         --  $      112,000
     Kidney dialysis.................       572,000     1,094,000         742,000
     Healthcare management...........            --         4,000         282,000
     General corporate...............         5,000            --          17,000
                                       ------------  ------------  --------------
          Total......................  $    577,000  $  1,098,000  $    1,153,000
                                       ============  ============  ==============

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

(15) SUBSEQUENT EVENTS

In January 1996 the Company reached an agreement with the Greater Houston Division of Columbia/HCA Healthcare Corporation (Columbia) to provide emergency medicine services to all but one of Columbia's emergency departments in the Greater Houston Division. This agreement will result in the addition of nine hospitals to the Company's service base between February 1 and July 1, 1996 resulting in a total of 18 hospitals served (16 of which are owned by Columbia). The contract for services relating to this agreement was finalized in April 1996. The Houston Division hospitals (15) are covered by this contract which has an initial term of two years and which renews automatically. This contract will account for a significant portion of the Company's net service revenues and operating expenses.

On January 31, 1996, and in conjunction with the Columbia agreement noted above, the Company acquired the rights to a one-hospital contract for the provision of emergency department medical services. Consideration paid for the contract and certain non-competition covenants consisted of $960,000 in cash and 52,174 shares of the Company's common stock. Up to an additional $100,000 may be paid in each of the three twelve-month periods following the acquisition of the contract based on profits realized at that hospital.

On February 1, 1996, the Company acquired intangible assets of Amedica, Ltd. (Amedica) in a transaction that will be accounted for by the purchase method of accounting. Amedica provides healthcare services relating to the management of independent physician associations. Consideration paid consisted of $200,000 in cash and 15,730 shares of the Company's common stock.

Unaudited financial information of Amedica as of December 31, 1995 and for the year then ended is as follows:

Balance sheet information:
     Current assets..................  $   128,000
     Total assets....................      135,000
     Current liabilities.............       25,000
     Total liabilities...............      150,000
     Partners' capital...............      (15,000)
                                       ===========
Operations information:
     Revenue.........................  $   439,000
     Expenses........................      518,000
     Net loss........................      (79,000)
                                       ===========

Unaudited proforma results of operations for the year ended December 31, 1995, giving effect to the Amedica acquisition as though it had occurred on January 1, 1995, are as follows:

Net service revenues.................  $   23,580,000
Net income...........................       3,222,000
                                       ==============
Net income per common share..........  $         0.20
                                       ==============

STAT was advised in May 1996 that the common stock (67,904 shares, with an ascribed value of $310,000) issued in connection with the acquisitions described in this note, may have been issued in violation of Section 5 of the Securities Act. Such a violation would entitle the recipients to recission rights. In July 1996, the Company offered the right of recission, which right included the payment of the ascribed value plus accrued interest from the acquisition dates, to the recipients. The recipients declined such offer and asserted

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                        DECEMBER 31, 1993, 1994 AND 1995
                         ------------------------------

(15) SUBSEQUENT EVENTS: (CONTINUED)
their right to exchange their STAT common stock for common stock of the Company pursuant to the merger and exchange agreement between STAT and AmHealth. Accordingly, the $310,000 will be reported as permanent equity.

In June 1996, stockholders of STAT and stockholders and partners of AmHealth approved the New STAT Healthcare, Inc. 1996 Stock Incentive Plan under which 1,500,000 shares of common stock of the Company became reserved for future issuance to officers, employees, consultants and non-employee directors of the Company. The 290,000 options outstanding at December 31, 1995 (see note 12) are considered to be options outstanding under this 1996 plan.

On July 22, 1996, the Company signed a commitment letter for a $6,500,000 bank credit facility comprised of a $3,000,000 revolving line of credit and a $3,500,000 three year, non-revolving line of credit. The formal agreement is expected to be finalized during August 1996 and pursuant to the commitment agreement will provide for interest at prime. Borrowings under the lines will be collateralized by security interests in the Company's accounts receivable and in capital assets.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                                  (UNAUDITED)
                         ------------------------------
                                          JUNE 30,
                                            1996
                                       --------------
               ASSETS
Cash and cash equivalents............  $    1,324,000
Accounts receivable, net.............       7,109,000
Notes receivable.....................         200,000
Inventories..........................          78,000
Prepaid and other current assets.....         295,000
                                       --------------
          Total current assets.......       9,006,000
Property and equipment, net..........       3,149,000
Intangible assets, net...............       1,408,000
Other non-current assets.............         196,000
                                       --------------
          Total assets...............  $   13,759,000
                                       ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt....  $    1,486,000
Current portion of capital lease
  obligations........................          72,000
Accrued physicians' fees.............       1,095,000
Accounts payable.....................       1,194,000
Accrued liabilities..................         505,000
Distributions payable................         465,000
                                       --------------
          Total current
           liabilities...............       4,817,000
Long-term debt.......................         289,000
Long-term capital lease
  obligations........................       1,993,000
                                       --------------
          Total liabilities..........       7,099,000
                                       --------------
Stockholders' equity:
     Preferred stock, $.01 par value.
      Authorized 5,000,000 shares;
      no shares outstanding..                      --
     Common stock, $.01 par value.
      Authorized 40,000,000 shares;
      issued and outstanding,
      14,902,472 shares..............         149,000
     Capital in excess of par
      value..........................       4,563,000
     Retained earnings...............       1,948,000
                                       --------------
          Total stockholders'
           equity....................       6,660,000
                                       --------------
Commitments and contingencies
          Total liabilities and
           stockholders' equity......  $   13,759,000
                                       ==============

     See accompanying notes to unaudited consolidated financial statements.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                  (UNAUDITED)
                         ------------------------------

                                         SIX MONTHS        SIX MONTHS
                                            ENDED             ENDED
                                        JUNE 30, 1995     JUNE 30, 1996
                                        -------------     -------------
Net service revenues.................    $ 10,375,000      $ 16,663,000
                                        -------------     -------------
Operating expenses:
     Professional medical fees.......       4,548,000         6,695,000
     Human resources.................       1,625,000         3,516,000
     Supplies........................         822,000         1,136,000
     Billing and collection costs....         697,000           996,000
     Liability insurance.............         324,000           499,000
     Other costs.....................         575,000           938,000
                                        -------------     -------------
          Total operating expenses...       8,591,000        13,780,000
                                        -------------     -------------
          Operating income...........       1,784,000         2,883,000
Interest income......................          31,000            17,000
Interest expense.....................         (60,000)         (150,000)
Reorganization costs.................              --        (1,269,000)
                                        -------------     -------------
          Income before income
             taxes...................       1,755,000         1,481,000
Income taxes.........................         181,000           (44,000)
                                        -------------     -------------
          Net income.................       1,574,000         1,525,000
Proforma income taxes................         416,000           577,000
                                        -------------     -------------
     Proforma net income.............    $  1,158,000      $    948,000
                                        =============     =============
     Proforma net income per common
       share.........................    $       0.13      $       0.06
                                        =============     =============
Number of shares used in computing
  proforma net income per common
  share..............................       9,077,613        15,320,433
                                        =============     =============

     See accompanying notes to unaudited consolidated financial statements.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                         SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)
                         ------------------------------

                                             COMMON STOCK         CAPITAL IN                      TOTAL
                                       ------------------------   EXCESS OF      RETAINED     STOCKHOLDERS'
                                          SHARES       AMOUNT     PAR VALUE      EARNINGS        EQUITY
                                       ------------  ----------  ------------  -------------  -------------
Balances at December 31, 1995........    14,823,332  $  148,000  $  4,204,000  $   2,020,000  $   6,372,000
Common stock issued for:
     Acquisitions....................        67,904       1,000       309,000             --        310,000
     Compensation....................        11,236                    50,000             --         50,000
Distributions to shareholders........            --          --            --     (1,597,000)    (1,597,000)
Net income...........................            --          --            --      1,525,000      1,525,000
                                       ------------  ----------  ------------  -------------  -------------
Balances at June 30, 1996............    14,902,472  $  149,000  $  4,563,000  $   1,948,000  $   6,660,000
                                       ============  ==========  ============  =============  =============

     See accompanying notes to unaudited consolidated financial statements.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)
                         ------------------------------

                                          SIX MONTHS
                                            ENDED
                                        JUNE 30, 1996
                                        --------------
Cash flows from operating activities:
  Net income.........................    $  1,525,000
  Adjustments to reconcile net income
     to net cash provided by
     operating activities:
       Depreciation and
      amortization...................         238,000
       Increase in deferred tax
      liability......................          50,000
       Changes in assets and
      liabilities:
          Increase in net accounts
           receivable................      (2,544,000)
          Decrease in inventories....          25,000
          Decrease in prepaid and
           other current assets......         464,000
          Increase in other
           non-current assets........         (68,000)
          Increase in accrued
           physicians' fees..........         389,000
          Increase in accounts
           payable...................         269,000
          Decrease in accrued
           liabilities...............         (58,000)
                                        --------------
          Total adjustments..........      (1,235,000)
                                        --------------
             Net cash provided by
             operating activities....         290,000
                                        --------------
Cash flows from investing activities:
  Repayment of notes receivable......          66,000
  Purchase of HEMA assets............        (960,000)
  Purchase of Amedica assets.........        (200,000)
  Purchase of property and
  equipment..........................        (243,000)
                                        --------------
             Net cash used in
             investing activities....      (1,337,000)
                                        --------------
Cash flows from financing activities:
  Distributions to stockholders......      (1,415,000)
  Net borrowings under line of credit
  agreement..........................       1,250,000
  Issuance of long-term debt.........         285,000
  Repayment of long-term debt........        (203,000)
  Repayments of capital lease
  obligations........................         (84,000)
                                        --------------
             Net cash provided by
             financing activities....        (167,000)
                                        --------------
Net decrease in cash and cash
equivalents..........................      (1,214,000)
Cash and cash equivalents at
beginning of period..................       2,538,000
                                        --------------
Cash and cash equivalents at end of
period...............................    $  1,324,000
                                        ==============

     See accompanying notes to unaudited consolidated financial statements.

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1996
                         ------------------------------

(1)  FINANCIAL STATEMENT PRESENTATION

The accompanying consolidated financial statements of STAT Healthcare, Inc. and subsidiaries (the Company) present financial information as of June 30, 1996, and for the six month periods ended June 30, 1995 and 1996. Because these financial statements are unaudited and do not include all disclosures required by generally accepted accounting principles, they should be read in conjunction with the Company's audited consolidated financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial information for the periods reported have been made. Results of operations for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be achieved for the year ending December 31, 1996.

(2)  NET INCOME PER COMMON SHARE

Net income per common share is computed based on the number of common and common equivalent shares of the Company. Equivalent shares are attributable to outstanding warrants and options to purchase common shares.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
South Texas Acute Trauma
  Physicians, P.A.:

We have audited the accompanying balance sheets of South Texas Acute Trauma Physicians, P.A. (the Company) as of August 31, 1994 and December 31, 1993, and the related statements of income, changes in shareholders' equity and cash flows for the eight months ended August 31, 1994 and the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of South Texas Acute Trauma Physicians, P.A. as of August 31, 1994 and December 31, 1993, and the results of its operations and its cash flows for the eight months ended August 31, 1994 and the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Houston, Texas
March 10, 1995, except as to
  the last paragraph of note 6,
  which is as of April 11, 1995

                            SOUTH TEXAS ACUTE TRAUMA
                                PHYSICIANS, P.A.
                                 BALANCE SHEETS
                         ------------------------------

                                        DECEMBER 31,    AUGUST 31,
                                            1993           1994
                                        ------------   ------------
               ASSETS
Cash and cash equivalents............    $   10,000    $     63,000
Accounts receivable (notes 5 and 6):
     Patient accounts, net...........       840,000       1,312,000
     Hospital accounts...............       439,000         316,000
                                        ------------   ------------
          Net accounts receivable....     1,279,000       1,628,000
Prepaid assets.......................        55,000         186,000
                                        ------------   ------------
          Total current assets.......     1,344,000       1,877,000
Other assets.........................         8,000          15,000
                                        ------------   ------------
          Total assets...............    $1,352,000    $  1,892,000
                                        ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current installments of long-term
debt (note 6)........................    $  176,000    $    210,000
Notes payable to hospitals (note
7)...................................        70,000         203,000
Accrued physicians' fees.............       605,000         681,000
Accrued liabilities..................        37,000          71,000
Accounts payable.....................        62,000         126,000
Bank overdraft.......................        22,000              --
                                        ------------   ------------
          Total current
        liabilities..................       972,000       1,291,000
Long-term debt, excluding current
  liabilities (note 6)...............         3,000              --
                                        ------------   ------------
          Total liabilities..........       975,000       1,291,000
                                        ------------   ------------
Shareholders' equity:
     Common Stock, $1 par value.
      Authorized 100,000 shares;
       issued and outstanding 1,000
      shares.........................         1,000           1,000
     Retained earnings...............       376,000         600,000
                                        ------------   ------------
          Total shareholders'
        equity.......................       377,000         601,000
Commitments and contingencies (notes
  3, 8 and 9)
                                        ------------   ------------
          Total liabilities and
        shareholders' equity.........    $1,352,000    $  1,892,000
                                        ============   ============

                See accompanying notes to financial statements.

                            SOUTH TEXAS ACUTE TRAUMA
                                PHYSICIANS, P.A.
                              STATEMENTS OF INCOME
                         ------------------------------

                                                         EIGHT MONTHS
                                         YEAR ENDED         ENDED
                                        DECEMBER 31,      AUGUST 31,
                                            1993             1994
                                        ------------     ------------
Net service revenue (note 4).........    $8,873,000       $ 6,876,000
Direct expenses:
     Physicians' fees................     6,823,000         5,113,000
     Liability insurance.............       368,000           314,000
     Billing and collection..........       304,000           473,000
                                        ------------     ------------
          Total direct expenses......     7,495,000         5,900,000
                                        ------------     ------------
          Gross profit...............     1,378,000           976,000
                                        ------------     ------------
Operating expenses:
     Human resources.................       713,000           525,000
     Occupancy.......................        38,000            27,000
     Furniture and equipment.........        30,000            19,000
     Supplies........................        39,000            16,000
     Outside services and other......        62,000            68,000
                                        ------------     ------------
          Total operating expenses...       882,000           655,000
                                        ------------     ------------
          Operating income...........       496,000           321,000
Interest expense.....................        14,000            15,000
                                        ------------     ------------
          Net income.................       482,000           306,000
Proforma income taxes (note 3).......       164,000           104,000
                                        ------------     ------------
          Proforma net income........    $  318,000       $   202,000
                                        ============     ============

                See accompanying notes to financial statements.

                            SOUTH TEXAS ACUTE TRAUMA
                                PHYSICIANS, P.A.
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                         ------------------------------

                                                                     TOTAL
                                        COMMON     RETAINED      SHAREHOLDERS'
                                        STOCK      EARNINGS          EQUITY
                                        ------     ---------     --------------
Balances at December 31, 1992........   $1,000     $  58,000       $   59,000
Net income...........................      --        482,000          482,000
Shareholder distributions............      --       (164,000)        (164,000)
                                        ------     ---------     --------------
Balances at December 31, 1993........   1,000        376,000          377,000
Net income...........................      --        306,000          306,000
Shareholder distributions............      --        (82,000)         (82,000)
                                        ------     ---------     --------------
Balances at August 31, 1994..........   $1,000     $ 600,000       $  601,000
                                        ======     =========     ==============

                See accompanying notes to financial statements.

                            SOUTH TEXAS ACUTE TRAUMA
                                PHYSICIANS, P.A.
                            STATEMENTS OF CASH FLOWS
                         ------------------------------

                                                         EIGHT MONTHS
                                         YEAR ENDED         ENDED
                                        DECEMBER 31,      AUGUST 31,
                                            1993             1994
                                        ------------     ------------
Cash flows from operating activities:
  Net income.........................       482,000          306,000
  Adjustments to reconcile net income
     to net cash used in
     operating activities:
       Changes in assets and
        liabilities:
          Increase in net accounts
              receivable.............      (669,000)        (349,000)
          Increase in prepaids and
              other assets...........       (42,000)        (138,000)
          Increase in accrued
              physicians' fees.......        79,000           76,000
          Increase in accrued
              liabilities............        34,000           34,000
          Increase in accounts
              payable................        62,000           64,000
                                        ------------     ------------
             Total adjustments.......      (536,000)        (313,000)
                                        ------------     ------------
             Net cash used in
                operating
                activities...........       (54,000)          (7,000)
                                        ------------     ------------
Cash flows from financing activities:
  Proceeds from issuance of long-term
     debt............................       150,000           51,000
  Proceeds from issuance of hospital
     notes...........................        70,000          200,000
  Principal payments on long-term
     debt............................       (37,000)         (20,000)
  Principal payments on hospital
     notes...........................            --          (67,000)
  Shareholder distributions..........      (164,000)         (82,000)
  Increase (decrease) in bank
     overdraft.......................        22,000          (22,000)
                                        ------------     ------------
             Net cash provided by
                financing
                activities...........        41,000           60,000
                                        ------------     ------------
Net increase (decrease) in cash and
  cash equivalents...................       (13,000)          53,000
Cash and cash equivalents at
  beginning of period................        23,000           10,000
                                        ------------     ------------
Cash and cash equivalents at end of
  period.............................    $   10,000       $   63,000
                                        ============     ============
Supplemental disclosure of cash flow
  information -- cash payments
  during the period for interest.....    $    8,000       $    9,000
                                        ============     ============

                See accompanying notes to financial statements.

                   SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.
                         NOTES TO FINANCIAL STATEMENTS
                     DECEMBER 31, 1993 AND AUGUST 31, 1994
                         ------------------------------

(1)  THE COMPANY

South Texas Acute Trauma Physicians, P.A., dba STAT Physicians (the Company) was incorporated as a professional association in the state of Texas on November 22, 1985. The Company's principal business is the physician staffing of hospital emergency departments. At December 31, 1993 and August 31, 1994, the Company had contracts for physician services with eleven hospitals located in south Texas. Under these contracts the Company provides 24-hour physician coverage of the emergency departments, and one of the Company's physicians acts as the designated Director of Emergency Medicine for each hospital. At December 31, 1993, the Company also provided weekend physician coverage under another contract. The Company terminated this weekend contract effective June 30, 1994 for economic reasons.

Physicians providing services on behalf of the Company are independent contractors and are paid monthly on the basis of either a fixed hourly rate or on the basis of a minimum hourly rate which is adjustable upward based on monthly volume. As independent contractors, these physicians are responsible for their own income and Social Security taxes as well as workers compensation insurance.

Hospital contracts are generally written for an initial term of two years and automatically renew each year after the initial term. These contracts have cancellation clauses which provide for 90-day cancellation by either party without significant penalty. Certain terms and conditions are routinely modified. The Company's management believes that relations with all hospitals are good and does not anticipate the cancellation of any contracts.

Contractual agreements with hospitals are primarily (a) contracts where the Company bills and collects the professional component for the charges for medical services, and (b) contracts where the Company receives fees from the hospital based on a fixed fee, hourly rate or percentage of gross billings.

Effective September 1, 1994, the Company entered into a management agreement with STAT Healthcare, Inc. (STAT Healthcare). Under this agreement, the Company assigned all revenues and related accounts receivable from September 1, 1994 forward to STAT Healthcare. In consideration thereof, STAT Healthcare assumed responsibility for collection of receivables and agreed to pay for all direct and operating costs associated with the hospital contracts from September 1, 1994 forward.

Additionally, on September 1, 1994 STAT Healthcare employed all administrative personnel previously employed by the Company and assumed responsibility for all administrative matters relating to these contracts, pursuant to a management agreement.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

Cash invested in short-term investments purchased with original maturities of three months or less is deemed to be cash equivalents for financial statement purposes. At December 31, 1993 and August 31, 1994, cash equivalents of $3,000 and $3,000, respectively, consisted of money market funds.

SERVICE REVENUES AND ACCOUNTS RECEIVABLE

Service revenues under contracts where fees are received from hospitals are recorded at established billing rates, net of amounts to be retained by the hospital. Service revenues under contracts where the Company bills and collects for services provided are recorded at established billing rates, net of contractual adjustments and the provision for uncollectible accounts.

                   SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                     DECEMBER 31, 1993 AND AUGUST 31, 1994
                         ------------------------------

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

Patient accounts receivable are reduced to an estimated realizable value taking into consideration contractual adjustments mandated by payors (Medicare, Medicaid and private insurers) and expected write-offs of uncollectible accounts. These estimates are based upon historical experience at individual hospitals.

(3)  INCOME TAXES

For federal income tax purposes, the Company has elected to be treated as an "S corporation." Accordingly, the Company's income is allocated to the Company's shareholders, included in their personal income tax returns and taxed at their respective individual rates. No federal income taxes will be assessed the corporation. The proforma income taxes reflected in the accompanying statements of income are based on an effective corporate rate of 34%.

The federal income tax return of the Company for the tax year ended January 31, 1992, is currently under examination by the Internal Revenue Service. Management believes that the examination is routine in nature and does not anticipate any significant adjustments from the examination.

(4)  NET SERVICE REVENUES

Gross service revenues represent the billed value of physician services provided at hospital locations. Under the contracts between the Company and the hospitals, the Company has the ability, subject to hospital concurrence, to establish the rates to be billed to patients for services provided.

Billings discounts represent the difference between gross service revenues and the amount which the Company ultimately expects to receive. Net service revenues consist of contractual payments from hospitals and estimated collectible fees from patients and third-party payors where the Company is responsible for billing and collection functions. Net service revenues for the year ended December 31, 1993 and for the eight months ended August 31, 1994 are as follows:

                                              1993          1994
                                          ------------  ------------
Net service revenues:
     From hospitals.....................  $  6,250,000  $  2,695,000
     From patients......................     2,623,000     4,181,000
                                          ------------  ------------
                                          $  8,873,000  $  6,876,000
                                          ============  ============

Hospital account payments are usually received by the 15th day of the month following service. Some hospitals make partial payments during the service month. Patient accounts are collected over normal collection cycles from a variety of payors including Medicare, Medicaid, private insurers and patients.

Gross and net service revenues for the year ended December 31, 1993 and for the eight months ended August 31, 1994 are as follows:

                                               1993            1994
                                          --------------  --------------
Gross service revenues..................  $   14,900,000  $   14,369,000
Billings discounts......................      (6,027,000)     (7,493,000)
                                          --------------  --------------
Net service revenues....................  $    8,873,000  $    6,876,000
                                          ==============  ==============

For the eight months ended August 31, 1994, four hospitals accounted for between 10% and 14% each of net service revenues.

                   SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                     DECEMBER 31, 1993 AND AUGUST 31, 1994
                         ------------------------------

(5)  NET PATIENT ACCOUNTS RECEIVABLE

Net patient accounts receivable at December 31, 1993 and at August 31, 1994 are as follows:

                                            1993           1994
                                       --------------  ------------
Gross patient accounts receivable....  $    1,867,000  $  3,486,000
Allowance for contractual
  adjustments........................        (615,000)   (1,427,000)
                                       --------------  ------------
Estimated accounts receivable........       1,252,000     2,059,000
Allowance for doubtful accounts......        (412,000)     (747,000)
                                       --------------  ------------
Net patient accounts receivable......  $      840,000  $  1,312,000
                                       ==============  ============

(6)  LONG-TERM DEBT

Long-term debt at December 31, 1993 and at August 31, 1994 is as follows:

                                           1993          1994
                                       ------------  ------------
13% note payable, due in monthly
  installments of $1,878
  including interest through April 1994. Paid in full in April
  1994..                               $      8,000  $         --
10% note payable, due in monthly
  installments of $1,616 including
  interest through February 1995.
  Paid in full in February 1995......        21,000        10,000
Revolving credit note (up to
  $200,000), interest due quarterly
  at the bank's prime rate (7.75% at
  August 31, 1994) plus 2%, principal
  due August 1995....................       150,000       200,000
                                       ------------  ------------
Total debt...........................       179,000       210,000
Less current installments............      (176,000)     (210,000)
                                       ------------  ------------
          Long-term debt.............  $      3,000  $         --
                                       ============  ============

The notes payable are secured by the Company's accounts receivable. The revolving credit note is secured by the Company's accounts receivable and the corporate guarantee and accounts receivable of STAT Healthcare. Subsequent to August 31, 1994, the bank increased the revolving line of credit to $400,000. On April 11, 1995, the line of credit was repaid by STAT Healthcare and was canceled.

(7)  NOTES PAYABLE TO HOSPITALS

Notes payable to hospitals at December 31, 1993 and at August 31, 1994 are as follows:

                                          1993        1994
                                       ----------  ----------
8% unsecured note, due in 16 monthly
  installments of $4,690, including
  interest, commencing in January
  1995...............................  $   70,000  $   70,000
Noninterest-bearing unsecured note,
  due in monthly installments of
  $33,333 through December 1994. Paid
  in full in December 1994...........          --     133,000
                                       ----------  ----------
                                       $   70,000  $  203,000
                                       ==========  ==========

Notes payable to hospitals arose as unsecured advances designed to provide cash flow assistance during the inception of fee-for-service activities.

                   SOUTH TEXAS ACUTE TRAUMA PHYSICIANS, P.A.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED
                     DECEMBER 31, 1993 AND AUGUST 31, 1994
                         ------------------------------

(8)  LEASES

The Company leases its office space under a month-to-month lease. The Company also leases certain equipment and vehicles under operating leases. Future minimum lease payments under noncancelable operating leases at August 31, 1994 are as follows:

1994.................................  $   8,000
1995.................................      6,000
1996.................................      4,000
1997.................................      4,000
                                       ---------
                                       $  22,000
                                       =========

Rental expense for the year ended December 31, 1993 and for the eight months ended August 31, 1994 was $27,000 and $17,000 respectively.

(9)  CONTINGENCIES

The Company procures professional liability insurance which provides coverage on a claims-made basis during the policy period. The coverage is purchased on a "slot" basis and extends to the Company and to contract physicians who perform services. Individual policies are not provided to physicians; however, they must be prequalified for coverage as a routine credentialing process. If a claims-made policy is not renewed or replaced by a new policy which provides coverage retroactively, it becomes necessary to purchase an extended reporting period endorsement. Management intends to renew its existing claims-made policy and in the past has either renewed or successfully purchased retroactive coverage.

The Company has certain pending and threatened litigation and claims incurred in the ordinary course of business; however, management believes that the probable resolution of such contingencies will not materially affect the liquidity, the financial position, or the results of the Company's operations.

================================================================================
NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           -----
Prospectus Summary......................      2
Risk Factors............................      5
The Company.............................     12
Recent Developments.....................     12
Use of Proceeds.........................     14
Dividend Policy.........................     14
Market Prices...........................     14
Capitalization..........................     15
Selected Consolidated Financial Data....     16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................     17
Business................................     24
Management..............................     41
Certain Transactions....................     48
Principal Stockholders..................     49
Description of Capital Stock............     50
Shares Eligible for Future Sale.........     53
Plan of Distribution....................     54
Legal Matters...........................     54
Experts.................................     54
Additional Information..................     55
Index to Consolidated Financial
  Statements............................    F-1

                                 859,166 SHARES
                                OF COMMON STOCK

                            62,500 CLASS A WARRANTS

                             [STAT HEALTHCARE LOGO]

                                    PROSPECTUS

                                            , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of Common Stock in the offering. All amounts are estimates except the Commission registration fee and the NASD filing fee.

Commission registration fee..........  $  10,186
Printing expenses....................     10,000
Legal fees and expenses..............     10,000
Accounting fees and expenses.........     10,000
Blue sky fees and expenses...........      1,000
Transfer agent fees..................      1,000
Miscellaneous........................        814
                                       ---------
          Total......................  $  43,000
                                       =========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

Section 102(b)(7) of the General Corporation Law or the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article IX of the Company's Charter provides that "a director of the corporation shall, to the full extent not prohibited by the Delaware General Corporation Law, as the same exists or may hereafter be amended, not be liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director."

Article X of the Company's Charter further provides that "a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended."

Article XI of the Company's Bylaws provides that "the corporation shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law; PROVIDED, HOWEVER, that the corporation may limit the extent of such indemnification by individual contracts with its directors and executive officers; and, PROVIDED, FURTHER, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation or (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law."

The Company has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

The registrant maintains $1.0 million of officers' and directors' liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

On June 24, 1996, the registrant issued 672,622 shares of Common Stock to four former shareholders of AmHealth Corporation in connection with the Exchange. These issuances were deemed exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act. In addition, the recipients of securities in such transaction represented their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the share certificates issued in such transaction.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)  EXHIBITS

The following exhibits are filed as part of this Registration Statement unless otherwise indicated:

           2.1#      --   Amended and Restated Agreement and Plan of Reorganization, dated as of March 15, 1996 (the
                          "Reorganization Agreement"), among the registrant, STAT Healthcare, Inc., STAT
                          Acquisition Corp. and the AmHealth Corporations and AmHealth Partnerships named therein
                          (included as Appendix 1 to the registrants Joint Proxy Statement/Prospectus (the "Joint
                          Proxy Statement/Prospectus") dated May 22, 1996 and filed with the Commission pursuant to
                          Rule 424(b) on May 23, 1996)
           2.1.1#    --   First Amendment to the Reorganization Agreement, dated June 13, 1996 (filed as Exhibit
                          2.1.1 to the registrant's Registration Statement on Form S-1 (Reg. No. 333-11025) (the
                          "Form S-1"))
           2.1.2     --   Second Amendment to the Reorganization Agreement, dated June 24, 1996
           2.2       --   Agreement and Plan of Merger, dated as of October 7, 1996, by and among American Medical
                          Response, Inc., SHI Acquisition Corp. and the registrant
           3.1#      --   Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Form S-1)
           3.2*      --   Bylaws
           4.1*      --   Form of Common Stock Certificate
           4.2#      --   Warrant Agreement, dated June 24, 1996, among the registrant, American Stock Transfer &
                          Trust Company, as warrant agent, and Network 1 Financial Securities, Inc. (filed as
                          Exhibit 4.2 to the Form S-1)
           4.3#      --   Form of Class A Warrant Certificate (included as Exhibit A to the Warrant Agreement filed as Exhibit 4.2)
           4.4#      --   Form of Representatives' Warrant (filed as Exhibit 4.4 to the Form S-1)
           5.1*      --   Opinion of Brobeck, Phleger & Harrison LLP
          10.1#      --   Form of Form of Employment Agreement between the registrant and William H. Rice, M.D.
                          (filed as Exhibit 10.1 to the Form S-1)
          10.2#      --   Form of Employment Agreement between the registrant and Victor M. Miranda, M.D. (filed as
                          Exhibit 10.2 to the Form S-1)
          10.3#      --   Form of Employment Agreement between the registrant and Ned E. Chapman (filed as Exhibit
                          10.3 to the Form S-1)
          10.4#      --   Form of Employment Agreement between the registrant and Ruben A. Perez (filed as Exhibit
                          10.4 to the Form S-1)
          10.5#      --   Form of Employment Agreement between the registrant and Russell D. Schneider (filed as
                          Exhibit 10.5 to the Form S-1)
          10.6#      --   Management Agreement, dated as of September 1, 1994, by and between Old STAT, Inc., a wholly owned subsidiary of the registrant previously named STAT Healthcare, Inc. ("Old
                          STAT"), and South Texas Acute Trauma Physicians, P.A. (filed as Exhibit 10.4 to Old
                          STAT's Registration Statement on Form SB-2 (Reg. No. 33-87860) (the "Form SB-2"))
          10.6.1#    --   Amendment to Management Agreement (filed as Exhibit 10.4 to the Form SB-2)
          10.7#      --   1996 Stock Incentive Plan (filed as Exhibit 99.1 to the registrant's Registration
                          Statement on Form S-8 (Reg. No. 333-13297))
          10.8.1#    --   Office lease by and between Old STAT and HCH Gulf Coast Hospital, dated June 5, 1989
                          (filed as Exhibit 10.8.1 to the Form SB-2)
          10.8.2#    --   Sublease Agreement by and between Old STAT and CB Commercial Real Estate Group, Inc.
                          (filed as Exhibit 10.8.3 to the Form SB-2)
          10.9#      --   Hospital Contract by and between Old STAT and San Jacinto Methodist Hospital (filed as
                          Exhibit 10.9 to the Form SB-2)
          10.10#    --    Hospital Contract by and between Old STAT and Katy Medical Center (filed as Exhibit 10.10 to the Form SB-2)

                                      II-3

          10.11#    --    Hospital Contract by and between Old STAT and Fort Bend Hospital (filed as Exhibit 10.11 to the Form SB-2)
          10.12#    --    Hospital Contract by and between Old STAT and Parkway Hospital (filed as Exhibit 10.12 to the Form SB-2)
          10.13*    --    Form of Succession Agreement by and between Old STAT and the stockholders of STAT
                          Physicians, P.A.
          10.14*    --    Form of Lock-Up Agreement between the registrant and each of its officers and directors and certain former AmHealth partners and shareholders (included as Exhibit A to the
                          Reorganization Agreement included as Appendix 1 to the Joint Proxy Statement/Prospectus)
          10.15*    --    Facility Lease dated as of February 1, 1994 by and between Weslaco Medical Properties
                          Joint Venture and Weslaco Kidney Center, Ltd.
          10.16*    --    Facility Lease dated as of September 10, 1995 by and between Mission Medical Properties
                          Joint Venture and Brownsville Kidney Center, Ltd.
          10.17*    --    Facility Lease dated as of April 22, 1993 by and between Enterprise Real Estate and Starr
                          Dialysis Center, Ltd.
          10.18*    --    Facility Lease dated as of January 9, 1995 by and between Mission Medical Properties Joint
                          Venture and Mission Kidney Center, Ltd.
          10.19#    --    Asset Purchase Agreement made as of January 31, 1996, by and among Old STAT, Houston
                          Emergency Medicine Associates, William Blackstone, M.D., Diana Fite, M.D., and Tue Nguyen,
                          M.D. (filed as Exhibit 2.1 to Old STAT's Current Report on Form 8-K dated January 31,
                          1996)
          10.20*    --    Professional Services Agreement by and between the Greater Houston Division of Columbia
                          HCA Healthcare Corporation and STAT Physicians, P.A., dated February 1, 1996
          10.21*    --    Form of Affiliate and Shareholder Agreement between the registrant and the former affiliates of AmHealth (included as Exhibit B to the Reorganization Agreement included as
                          Appendix 1 to the Joint Proxy Statement/Prospectus)
          10.22*    --    Credit Agreement dated as of August 29, 1996 among the registrant and Southwest Bank of
                          Texas, N.A. ("SWBT"), and The Boatmen's National Bank of St. Louis
          10.23*    --    Pledge and Security Agreement between the registrant and SWBT made as of August 29, 1996
          10.24*    --    Subrogation and Contribution Agreement, among the registrant, its subsidiaries, STAT
                          Physicians, P.A. and South Texas Acute Trama Physicians, P.A.
          10.25*    --    Amended and Restated Management Services Agreement, dated as of February 1, 1996, between
                          Old STAT and STAT Physicians, P.A.
          10.26#    --    Form of Indemnification Agreement between the registrant and each of its directors and executive officers (filed as Exhibit 10.25 to the Form S-1)
          21.1#      --   List of Subsidiaries (filed as Exhibit 21.1 to the Form S-1)
          23.1*      --   Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1)
          23.2       --   Consent of KPMG Peat Marwick LLP, independent auditors of the registrant (included on page
                          S-1 hereof)
          23.3       --   Consent of KPMG Peat Marwick LLP, independent auditors of South Texas Acute Trauma
                          Physicians, P.A.
          23.4       --   Consent of Long, Chilton, Payte & Hardin, LLP, independent auditors of the registrant
                          (included on page S-2 hereof)
          24.1*      --   Power-of-attorney pursuant to which amendments to this Registration Statement may be filed
          99.1       --   Press Release of American Medical Response, Inc. dated October 8, 1996.

------------------------------

* Previously filed.
# Incorporated herein by reference to the indicated filing.

(B)  FINANCIAL STATEMENT SCHEDULES

The following financial statement schedule is included in Part II of this Registration Statement:

                                        PAGE
SCHEDULE                                NO.
-------------------------------------   ----
Independent Auditors' Report.........   S-1
Independent Auditors' Report.........   S-2
Schedule II - "Valuation and
  Qualifying Accounts"..............   S-3

All other financial statement schedules have been omitted because the information required to be set forth therein is not required, is not applicable or is shown in the Company's Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

The undersigned registrant will:

        (1) File during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                          (iii) to include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering; and

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Charter or the Bylaws of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 17th day of October, 1996.

                                          STAT HEALTHCARE, INC.
                                          By:    /s/  RUSSELL D. SCHNEIDER
                                                    RUSSELL D. SCHNEIDER
                                               CHAIRMAN OF THE BOARD AND CHIEF
                                                    EXECUTIVE OFFICER

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                       NAME                                          TITLE                          DATE
---------------------------------------------------  -------------------------------------   ------------------
              /s/RUSSELL D. SCHNEIDER                Chairman of the Board and Chief          October 17, 1996
               RUSSELL D. SCHNEIDER                    Executive Officer (Principal
                                                       executive officer)
              WILLIAM H. RICE, M.D.*                 Vice Chairman of the Board               October 17, 1996
               WILLIAM H. RICE, M.D.
             VICTOR M. MIRANDA, M.D.*                President -- Emergency Physicians and    October 17, 1996
              VICTOR M. MIRANDA, M.D.                  Director
                 /s/RUBEN A. PEREZ                   President -- Healthcare Management,      October 17, 1996
                  RUBEN A. PEREZ                       Treasurer and Director
                 /s/NED E. CHAPMAN                   Chief Financial Officer and Secretary    October 17, 1996
                  NED E. CHAPMAN                       (Principal financial and accounting
                                                       officer)
                                                     Director
                ANN N. JAMES, PH.D.
                                                     Director
                  DAVID C. COLBY
              *By: /s/NED E. CHAPMAN
                  NED E. CHAPMAN
                 ATTORNEY-IN-FACT

                                      II-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  STAT Healthcare, Inc.:

The audits referred to in our report dated August 9, 1996, included the related financial statement schedule as of December 31, 1995 and 1994, and for the years then ended, included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein on the consolidated financial statements of STAT Healthcare, Inc. and subsidiaries as of December 31, 1995 and 1994 and for the years then ended. We also consent to the references to our firm under the heading "Experts" in the Prospectus.

                                          KPMG PEAT MARWICK LLP

Houston, Texas
October 17, 1996

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  STAT Healthcare, Inc.:

The audit referred to in our report dated August 9, 1996, included the related financial statement schedule as of December 31, 1993, and for the year then ended, included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein on the consolidated financial statements of STAT Healthcare, Inc. and subsidiaries as of December 31, 1993 and for the year then ended. We also consent to the references to our firm under the heading "Experts" in the Prospectus.

                                          LONG, CHILTON, PAYTE & HARDIN, LLP
                                          Certified Public Accountants

McAllen, Texas
October 17, 1996

                     STAT HEALTHCARE, INC. AND SUBSIDIARIES
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                        ADDITIONS-
                                        BALANCE AT      CHARGED TO                      BALANCE
                                         BEGINNING      COSTS AND      DEDUCTIONS-       AT END
             DESCRIPTION                  OF YEAR        EXPENSES       WRITE OFFS      OF YEAR
-------------------------------------   -----------   --------------  --------------  ------------
1993:
Allowance for contractual adjustments
  and doubtful accounts..............   $        --   $      248,000  $      150,000  $     98,000
                                        ===========   ==============  ==============  ============
1994:
Allowance for contractual adjustments
  and doubtful accounts..............   $    98,000   $    4,535,000  $    2,151,000  $  2,482,000
                                        ===========   ==============  ==============  ============
1995:
Allowance for contractual adjustments
  and doubtful accounts..............   $ 2,482,000   $   17,002,000  $   14,664,000  $  4,820,000
                                        ===========   ==============  ==============  ============

                                      S-3